 Exhibit 99.1

LOAN AGREEMENT

between

MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC,

as Borrower

The Lenders Party Hereto

as Lenders

and

EUROHYPO AG, NEW YORK BRANCH,

as Administrative Agent,

and

WELLS FARGO BANK, N.A.,

as Syndication Agent

Date:     As of September 29, 2008

i

v

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	-	LEGAL DESCRIPTION OF PROJECT
EXHIBIT B	-	SOURCES AND USES BUDGET
EXHIBIT C	-	FORM OF NOTE
EXHIBIT D	-	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT E	-	NOTICES FOR CONVERSION AND CONTINUATIONS
EXHIBIT F	-	FORM OF NON-FORECLOSABLE PLEDGE
EXHIBIT G	-	FORM OF STANDSTILL AGREEMENT

SCHEDULE 1	-	COMMITMENTS
SCHEDULE 2.1	-	ADVANCE CONDITIONS
SCHEDULE 2.4(1)	-	WIRE INSTRUCTIONS
SCHEDULE 4.1(3)	-	FINANCING INSTALLMENT AMOUNTS
SCHEDULE 6.1(a)	-	RENT ROLL
SCHEDULE 6.1(b)	-	TENANT LETTERS OF CREDIT
SCHEDULE 6.2(a)	–	LEASING GUIDELINES
SCHEDULE 6.2(b)	–	SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT
SCHEDULE 7.3	-	PENDING LITIGATION
SCHEDULE 7.28	-	ORGANIZATIONAL CHART
SCHEDULE 7.30	-	INFORMATION CONCERNING AIR SPACE LEASE
SCHEDULE 8.1(1)	-	FORM OF SMITH TRAVEL RESEARCH REPORT
SCHEDULE 9.3(2)	-	LIQUOR LICENSES
SCHEDULE 9.7	-	LIST OF AFFILIATE TRANSACTIONS
SCHEDULE 9.16	-	REQUIRED REPAIRS
SCHEDULE 14.3		POST-FORECLOSURE MATTERS REQUIRING MAJORITY
LENDER CONSENT

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of September 29, 2008, among MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Borrower”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.24(2) (individually, a “Lender” and, collectively, the “Lenders”); EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”); and WELLS FARGO BANK, N.A., as Syndication Agent and as a Lender.

RECITALS

A.           (i) The Pasadena Community Development Commission (the “Commission”) is the fee owner of that certain tract of land located in the City of Pasadena, Los Angeles County, State of California and being more fully described in Exhibit A attached hereto (the “Land”), and (ii) Borrower is the owner of the leasehold estate in certain interests in the Land pursuant to, and the owner of the other rights provided in, that certain Air Space Lease (as hereinafter defined) by and between the Commission, as lessor, and Borrower, as lessee (the leasehold estate and other rights of Borrower thereunder being referred to herein as the “Leasehold Estate”).  Located on the Land, among other things, are a luxury hotel and an office building and retail buildings, all more commonly known as Plaza Las Fuentes.

B.           In connection with the financing of the Project (as hereinafter defined), Borrower has requested and applied to the Lenders for a loan in the amount of $100,000,000.  The Lenders have agreed to make such loan on and subject to the terms and conditions hereinafter set forth.

C.           The aggregate amount of all of the Lenders’ Commitments (as hereinafter defined) is $100,000,000.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1   Certain Definitions.  As used herein, the following terms have the meanings indicated:

(1)           “Accepted Servicing Practices” means the same degree of care which Administrative Agent as of the Closing Date normally exercises in connection with similar real estate loans that are either held by Administrative Agent for its own account in which no syndications or participations are involved or that are syndicated and/or participated by Administrative Agent and with a view towards the maximization of timely recovery of principal and interest for the best interests of the Lenders as a collective whole.

(2)           “Account Pledge” means that certain Account Pledge and Security Agreement to be executed, dated and delivered by Borrower, Operating Lessee and Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(3)           “Additional Cash Collateral Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(4)           “Additional Costs” has the meaning assigned to such term in Section 2.9(1)(a).

(5)           “Additional Interest” means any and all amounts which may become due and payable by Borrower in accordance with the terms and provisions of any Hedge Agreement provided by a Eurohypo Counterparty and/or Wells Fargo Counterparty which is secured by the Mortgage in accordance with Section 9.15, which amounts shall be evidenced by and payable pursuant to the Notes in favor of Eurohypo; provided, however, that Additional Interest shall not include any amounts which may become due and payable pursuant to any Hedge Agreement which is not secured by the Mortgage.

(6)           “Adjusted LIBOR Rate” means, for any Interest Period for any LIBOR-based Loan, a rate per annum (rounded upwards to the nearest 1/32 of 1%) determined by Administrative Agent to be equal to the LIBOR Rate for such Interest Period divided by one (1) minus the Reserve Requirement (if any) for such Interest Period.

(7)           “Administrative Fee” means the administrative fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.

(8)           “Advance Date” has the meaning assigned to such term in Section 2.8(6).

(9)           “Advanced Amount” has the meaning assigned to such term in Section 14.12(2).

(10)           “Affiliate” means with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having ten percent (10%) or more of the voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership, membership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.  Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer, trustee or employee of Borrower.

(11)           “Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal or any Affiliate of such Persons has, directly or indirectly, any legal, beneficial or economic interest.

(12)           “Agreement” has the meaning assigned to such term in the introductory paragraph, as amended from time to time.

(13)           “Air Space Lease” means that certain Air Space Lease, dated as of December 1, 1985 and recorded on December 20, 1985, as Instrument Number 85-1501208 in the Official Records (“Official Records”) of Los Angeles County, California, by and between the Commission, as lessor, and Borrower, as lessee, (successor-in-interest to Original Owner (as hereinafter defined)), as amended by that certain Memorandum Agreement Regarding the Air Space Lease, dated as of December 20, 1985 and recorded on December 18, 1986, as Instrument Number 86-1765932 in the Official Records, that certain Second Memorandum Agreement Regarding the Air Space Lease, dated as of December 22, 1986 and recorded on March 2, 1987, as Instrument No. 87-311222 in the Official Records, that certain Third Memorandum, Agreement Regarding the Air Space Lease, dated as of June 1, 1989 and recorded on February 25, 1991, as Instrument No. 91-266729 in the Official Records, that certain Fourth Memorandum Agreement Regarding the Air Space Lease dated as of February 25,1991 and recorded on March 14, 1991 as Instrument No. 91-367308 in the Official Records, that certain Estoppel Certificate (Air Space Lease), executed by Commission and Borrower in favor of Security Pacific National Bank, dated December 3, 1987, recorded as Instrument No. 87-1912799 in the Official Records, that certain Estoppel Certificate (Air Space Lease) executed by Commission and Borrower in favor of The Industrial Bank of Japan, dated December 17, 1990, recorded on December 21, 1990, as Instrument No. 90-2105845 in the Official Records.

(14)           “Air Space Lease Estoppel” means the Air Space Lease Estoppel, dated on or prior to the date hereof, executed and delivered by the Commission in favor of Administrative Agent (on behalf of the Lenders).

(15)           “Air Space Rents Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(16)           “Air Space Rents Reserve Account—Operating Lessee” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(17)           “Air Space Rents Threshold Amount” has the meaning assigned to such term in Section 4.2(1).

(18)           “Air Space Rents Reserve Fund” has the meaning assigned to such term in Section 4.2(1).

(19)           “All Saints REA” means that certain Reciprocal Easement Agreement dated as of November 30, 1987, between Commission, and the Rectors, Church Wardens and Vestry of All Saints Church of Pasadena, California, a California non-profit  religious corporation, recorded on December 3, 1987, as Instrument No., 87-1912792 in the Official Records.

(20)           “Annual Commercial Budget” shall mean the operating and capital budget for the Commercial Component setting forth Borrower’s good faith estimate of Gross Income from Commercial Operations, Operating Expenses (Commercial Component), and planned capital expenditures for the Commercial Component for the applicable calendar year.

(21)           “Annual Hotel Budget” shall mean the operating and capital budget for the Hotel Component prepared by Hotel Manager and submitted to Operating Lessee and/or Borrower for the applicable calendar year.

(22)           “Anti-Terrorism Order” shall mean Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

(23)           “Applicable Law” means any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).

(24)           “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

(25)           “Applicable Margin” means (a) for Base Rate Loans, two and one-quarter percent (2.25%) per annum; and (b) for LIBOR-based Loans, three and one-quarter percent (3.25%) per annum.

(26)           “Appraisal” means an appraisal of the Project prepared by an appraiser satisfactory to Administrative Agent, which appraisal must also (a) satisfy the requirements of Title XI of the Federal Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder (including the appraiser with respect thereto) and (b) be otherwise in form and substance satisfactory to Administrative Agent.

(27)           “Approved Annual Commercial Budget” has the meaning assigned to such term in Section 8.4(1).

    (28)           “Approved Annual Hotel Budget” has the meaning assigned to such term in Section 8.4(2).

(29)           “Approved FF&E Expenses” shall mean FF&E Expenses incurred by Borrower and/or Operating Lessee which are (i) included in the Approved Annual Hotel Budget, or (ii) otherwise have been approved by Administrative Agent.

(30)           “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(31)           “Approved Lease” means each lease entered into after the Closing Date in accordance with the terms and conditions contained in Section 6.2 of this Agreement.

(32)           “Approved Transferee” means a Person who (i) is not and has not, within the preceding two (2) years, been adverse to Administrative Agent or any Lender in any judicial, arbitral or similar proceeding, (ii) is not a Prohibited Person, (iii) is an Institutional Investor and (iv) is, in Administrative Agent’s and Syndication Agent’s good faith discretion after taking into account underwriting standards used by Administrative Agent and Syndication Agent in originating loans substantially similar to the Loans, a Person to whom Administrative Agent and Syndication Agent would make a loan substantially similar to the Loans.

(33)           “Arranger” means, collectively, Eurohypo AG, New York Branch and Wells Fargo Bank, N.A., as joint lead arrangers.

(34)           “Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit D hereto and consented to by Administrative Agent in accordance with Section 12.24(2).

(35)           “Assignment of Leases, Rents and Operating Rent” means the Assignment of Leases, Rents and Operating Rent, executed by Borrower and Operating Lessee for the benefit of Administrative Agent (on behalf of the Lenders), dated as of the date hereof, and pertaining to leases of space in the Project and the Operating Lease, as the same may be modified or amended from time to time.

(36)           “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Project.

(37)           “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

(38)           “Bankruptcy Party” has the meaning assigned to such term in Section 10.11.

(39)           “Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%) or (b) the Prime Rate for such day.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

(40)           “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

(41)           “Basle Accord” means the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(42)           “Borrower Cash Management Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(43)           “Borrower Cash Management Agreement” means that certain Cash Management Agreement (Borrower) to be executed, dated and delivered by Borrower, Property Manager, Administrative Agent (on behalf of the Lenders) and Depository Bank on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(44)           “Borrower Party” means any of Guarantor, the REIT, Operating Lessee and Maguire Properties Services.

(45)           “Borrower Principal” shall mean any of Maguire Properties, Inc., a Maryland corporation, or Maguire Properties L.P., a Maryland limited partnership.

(46)           “Borrower’s Operating Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(47)           “Broker” has the meaning assigned to such term in Section 12.25.

(48)           “Business Day” means (a) any day other than a Saturday, a Sunday, or other day on which commercial banks located in New York City are authorized or required by law to remain closed and (b) in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a LIBOR-based Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Conversion, the term “Business Day” shall also exclude a day on which banks are not open for dealings in Dollar deposits in the London interbank market.

(49)           “Calculated Debt Service” means, for any period, calculated on an annualized basis, an amount equal to the greatest of (a) an amount equal to the constant annual payment of principal plus interest required to fully amortize, over a term of thirty (30) years commencing as of the date of such calculation, a loan in an amount equal to the outstanding principal balance of the Notes at the beginning of such period, assuming such amount were to bear interest at a rate equal to a rate determined by Administrative Agent, which determination shall be conclusive absent manifest error, as of the date of such calculation equivalent to the yield, calculated by linear interpolation (rounded upwards to the next 1/32 of 1%), on United States Treasury obligations having maturities as close as possible to ten (10) years from the date of such calculation, plus (i) during the initial term of the Loans or, if the Maturity Date has been extended pursuant to Section 2.5(1), during the First Extension Period, two and three-quarters percent (2.75%), or (ii) if the Maturity Date has been extended pursuant to Section 2.5(2) or 2.5(3), during the Second Extension Period or Third Extension Period, as applicable, three and one-quarter percent (3.25%), (b) the actual interest and principal payments required to be made by Borrower during the calendar quarter most recently ended, annualized, and (c) an amount equal to the aggregate annual principal and interest payments that would be due under the Loan Documents assuming a debt service constant rate of seven and one-half percent (7.50%) based on the outstanding principal amount for such period, in each case, as determined by Administrative Agent, which determination shall be conclusive in the absence of manifest error.  The calculation in item (b) of this definition shall take into account the benefit of any Hedge Agreements in effect during the most recently ended period in question and shall result in an imputed amount, rather than the actual payments by Borrower of principal and interest on the outstanding principal amount during such period.

(50)           “Capital Expenditures Budget” has the meaning assigned to such term in Section 4.4(2).

(51)           “Capital Improvements” has the meaning assigned to such term in Section 4.4(1).

(52)           “Capital Improvements Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(53)           “Capital Improvements Reserve Fund” has the meaning assigned to such term in Section 4.4(1).

(54)           “Cash Management Agreement” means, collectively, the Borrower Cash Management Agreement and the Operating Lessee Cash Management Agreement.

(55)           “Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Project or any part thereof.

(56)           “Casualty Consultant” has the meaning assigned to such term in Section 3.2(2)(c).

(57)           “Casualty Retainage” has the meaning assigned to such term in Section 3.2(2)(d).

(58)           “Casualty/Taking Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(59)           “CC&Rs” means that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions for Parcels B, D, E, F and G in the Pasadena Downtown Redevelopment Project Area, dated November 30, 1987, by and among the Commission, the City of Pasadena, a public body, corporate and politic, and Original Owner, recorded on December 3, 1987, as Instrument No. 87-1912793 in the Official Records.

(60)           “Change of Control” means:

(a)                 in the case of Guarantor, the occurrence of any change such that the REIT no longer Controls Guarantor; and

(b)                 in the case of the REIT, the occurrence of a change in the composition of the governing body of the REIT such that a majority of the members of any such governing body (i) were not members of such governing body on the date of this Agreement and (ii) were not (A) nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the date of this Agreement or whose nomination or election was previously so approved or (B) nominated to such governing body with the affirmative vote of a nominating committee, the majority of the members of which were (x) members of such governing body on the date of this Agreement, (y) members whose nomination was previously so approved by such a nominating committee and/or (z) members whose nomination or election was previously approved in accordance with the immediately preceding clause (A).

(61)           “Closing Date” shall mean the date of this Agreement.

(62)           “Collateral Letter of Credit” means a clean, irrevocable and unconditional standby letter of credit that is (1) (a) issued in favor of Administrative Agent (on behalf of the Lenders) in the amount of any cash required pursuant to the terms of this Agreement or any other Loan Document it is being substituted for, (b) issued by an issuer having a paying office in the City of New York and having a rating with respect thereto of “A” or better by S&P (or any equivalent rating from Moody’s) or such other issuer as shall be approved by Administrative Agent in its sole and absolute discretion, (c) drawable, in whole or in part from time to time, by Administrative Agent upon the presentment to the issuer of a clean sight-draft demanding such payment, (d) an “evergreen” letter of credit that initially has an expiration date of at least one (1) year from the date of deposit and is automatically renewed from year to year or one which does not expire until at least thirty (30) Business Days after the Maturity Date, as such Maturity Date may be extended pursuant hereto, (e) freely assignable by Administrative Agent at no cost and expense and (f) otherwise reasonably satisfactory to Administrative Agent or (2) subject to clause (b) above, otherwise in form and substance satisfactory to Administrative Agent.

(63)           “Commercial Component” means, collectively, (a) a class “A” office building with approximately 181,000 square feet of rentable space, and (b) two retail buildings with 15,000 square feet of rentable space, all located at the Project.

(64)           “Commission” has the meaning assigned to such term in the Recitals.

(65)           “Commitment” means, as to each Lender, the obligation of such Lender to make a Loan in a principal amount up of the amount set opposite the name of such Lender on Schedule 1 under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.24(2), as specified in the respective instrument of assignment pursuant to which such assignment is effected.  The original aggregate principal amount of the Commitments is $100,000,000.

(66)           “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Project, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Project or any part thereof.

(67)           “Consumer Price Index” means the consumer price index for the Los Angeles-Riverside-Orange County area for all Urban Consumers-All Items, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

(68)           “Continue” “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of (a) a LIBOR-based Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.

(69)           “Control” shall mean the power or ability to direct or cause the direction of management or policies of a Person, directly or indirectly, subject to approvals for customary major decisions, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(70)           “Convert” “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole and absolute discretion) of a Loan from one Applicable Lending Office to another.

(71)           “Debt” means, for any Person, without duplication:  (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

(72)           “Debt Service Coverage Ratio” means, (a) for the Hotel Component, for the previous twelve month period through the most recent quarter ended prior to the date on which the calculation is being made, and (b) for the Commercial Component, for the previous three month period through the most recent quarter ended prior to the date on which the calculation is being made, annualized, the ratio of Historical Net Operating Income to Calculated Debt Service.  The Debt Service Coverage Ratio shall be as determined by Administrative Agent based upon the most recent reports required to have been submitted by Borrower under Section 8.1 (or, if no such reports have been so submitted, such other information as Administrative Agent shall determine in its sole and absolute discretion), which determination shall be conclusive in the absence of manifest error.

(73)           “Debt Service Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(74)           “Debt Service Reserve Fund” has the meaning assigned to such term in Section 4.3(1).

(75)           “Default Rate” means a rate per annum equal to five percent (5.00%) plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans; provided, however, that in no event shall the Default Rate exceed the maximum rate allowed by Applicable Law.

(76)           “Defaulting Lender” has the meaning assigned to such term in Section 14.12(1).

(77)           “Defaulting Tenant” has the meaning assigned to such term in the definition of “Monetary Lease Default”.

(78)           “Defaulting Tenant Interest Reserve Amount” means, (a) if Fannie Mae is the Defaulting Tenant, an amount equal to the sum of one year’s base rent and expense reimbursement then payable by Fannie Mae pursuant to the terms of the Fannie Mae Lease, and (b) if East West is the Defaulting Tenant, an amount equal to the sum of one year’s base rent and expense reimbursement then payable by East West pursuant to the terms of the East West Lease; provided, however, that if either the budgeted or actual expense reimbursements payable by Fannie Mae or East West increases or decreases at any time during the one year period following the date on which Fannie Mae or East West, respectively, becomes a Defaulting Tenant, the Defaulting Tenant Interest Reserve Amount shall increase or decrease, as applicable, by an amount equal to such budgeted or actual increase or decrease.

(79)           “Defaulting Tenant Lease Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(80)           “Defaulting Tenant Lease Reserve Amount” means, (a) if Fannie Mae is the Defaulting Tenant, an amount equal to $50.00 per square foot of space leased by Fannie Mae under the Fannie Mae Lease prior to the default which resulted in Fannie Mae becoming a Defaulting Tenant, and (b) if East West is the Defaulting Tenant, an amount equal to $50.00 per square foot of space leased by East West under the East West Lease prior to the default which resulted in East West becoming a Defaulting Tenant.

(81)           “Defaulting Tenant Lease Reserve Fund” has the meaning assigned to such term in Section 4.7(1).

(82)           “Depository Bank” means Wells Fargo Bank, N.A.

(83)           “Dollars” and “$” means lawful money of the United States of America.

(84)           “East West” means East West Bank, a California corporation, and any successor thereto.

(85)           “East West Lease” means that certain Office and Ground Floor Space Lease dated April 22, 2004, by and between Borrower, as Landlord, and East West, as tenant, as the same may be modified or amended from time to time.

(86)           “Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $1,000,000,000.00 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $500,000,000.00 and (ii) is regularly engaged in the business of obtaining commercial real estate loans (including mezzanine loans with respect to commercial real estate) of substantially the same amount and character of the Loan or operating commercial properties of substantially the same size and character of the Project.

(87)           “Eligible Assignee” means any of (i) a commercial bank organized under the Laws of the United States, or any state thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the Laws of any state of the United States, or organized under the Laws of any country and licensed as a life insurer by any state within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower Party or directly or indirectly an Affiliate of any Borrower Party) organized under the Laws of any state of the United States, and licensed or qualified to conduct such business under the Laws of any such state and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) a Related Entity of Eurohypo or Wells Fargo.

(88)           “Environmental Claim” has the meaning assigned to such term in Article 5.

(89)           “Environmental Indemnity” means that certain Environmental Indemnity Agreement by Borrower and Guarantor in favor of Administrative Agent and each of the Lenders, to be executed, dated and delivered to Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(90)           “Environmental Laws” has the meaning assigned to such term in Article 5.

(91)           “Environmental Liens” has the meaning assigned to such term in Article 5.

(92)           “Environmental Loss” has the meaning assigned to such term in Article 5.

(93)           “Estoppel Agreements and Consents” means, collectively, the Air Space Lease Estoppel, the Parking Agreement Consent and any other estoppel certificate, consent or agreement executed and delivered in favor of Administrative Agent (on behalf of the Lenders) by parties other than the Borrower Parties pursuant to the terms of this Agreement.

(94)           “Eurohypo” means Eurohypo AG, New York Branch.

(95)           “Eurohypo Counterparty” means Eurohypo and or any of its Related Entities.

(96)           “Event of Default” has the meaning assigned to such term in Article 10.

(97)           “Excess Cash” has the meaning assigned to such term in Section 4.5(1).

(98)           “Exit Fee” means the exit fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter in an amount equal to 25/100ths of one percent (0.25%) of the original Commitments.

(99)           “Fannie Mae” means Fannie Mae National Mortgage Association, a corporation organized under the laws of the United States of America, and any successor thereto.

(100)                      “Fannie Mae Lease” means that certain Office Lease dated July 24, 1989, by and between Borrower, as successor-in-interest to Original Owner, as landlord, and Fannie Mae, as tenant, as the same may be modified or amended from time to time.

(101)                      “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (rounded upwards, if necessary, to the nearest 1/32 of 1%).

(102)                      “Fee Letter” means the letter agreement, dated the date hereof, between Borrower, Syndication Agent and Administrative Agent with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time.

(103)                      “FF&E” means all machinery, furniture, furnishings, equipment (as such term is defined in Article 9 of the Uniform Commercial Code), fixtures (including, without limitation, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures), inventory and articles of personal property and accessions, renewals and replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, therefor blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, tools, keys or other entry systems, bars, bar fixtures, liquor and drink dispensers, ice makers, radios, clock radios, television sets, intercom and paging equipment, electric and electronic equipment, computers, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washer and dryers), other customary hotel equipment and other tangible property of every kind and nature whatsoever owned by Borrower and/or Operating Lessee, or in which Borrower and/or Operating Lessee has or shall have an interest, now or hereafter located within or related to the Hotel Component, or appurtenant thereto, and useable in connection with the present or future operation and occupancy of the Hotel Component and all building equipment, material and supplies of any nature whatsoever owned by Borrower and/or Operating Lessee, or in which Borrower and/or Operating Lessee has or shall have an interest, now or hereafter located at the Hotel Component, or appurtenant thereto, and useable in connection with the present or future operation, enjoyment and occupancy of the Hotel Component.

(104)                      “FF&E Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(105)                      “FF&E Reserve Fund” has the meaning assigned to such term in Section 4.6(1).

(106)                      “FF&E Reserve Monthly Deposit” has the meaning assigned to such term in Section 4.6(1).

(107)                      “FF&E Work” has the meaning assigned to such term in Section 4.6(1).

(108)                      “First Extension Notice” has the meaning assigned to such term in Section 2.5(1)(a).

(109)                      “First Extension Period” has the meaning assigned to such term in Section 2.5.

(110)                      “GAAP” means accounting principles generally accepted in the United States of America.

(111)                      “General Assignment” means the Assignment of Contracts, Governmental Approvals and Other Project Documents, to be executed by Borrower, Operating Lessee and Administrative Agent (on behalf of the Lenders), and dated as of the Closing Date, as the same may be modified or amended from time to time.

(112)                      “Governmental Authority” means any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state or local, or foreign having jurisdiction over the matter or matters in question.

(113)                      “Gross Income from Commercial Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Commercial Component from whatever source during such period, including, but not limited to, Rents from tenants in the Commercial Component, utility charges, escalations, service fees or charges, license fees, parking fees (including management fees relating to the management of the parking structure pursuant to the Parking Agreement), pass-through or expense reimbursements paid by tenants under the Leases of any nature, but excluding the following items, to the extent allocable to the Commercial Component: any disbursements to Borrower from the any Reserve Fund or any other escrow fund established by the Loan Documents and (but only for purposes of the calculation of Historical Net Operating Income and the permissible amount of any management fee with respect to the Commercial Component) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible amounts, proceeds from sales of furniture, fixtures and equipment and Net Proceeds (other than business interruption or other loss of income insurance, provided that for the calculation of Historical Net Operating Income and the permissible amount of any management fee with respect to the Commercial Component, any lump sum proceeds of business interruption or other loss of income insurance shall not be applied as a single payment but shall be spread over the period, including any future periods, for which such proceeds apply).  Any amounts drawn from the Interest Reserve Account in compliance herewith (or funded directly with equity from Borrower, the funding of which entitles Borrower, in compliance herewith, to a reduction in the applicable Collateral Letter of Credit delivered in lieu of a cash deposit to the Interest Reserve Account) in any calendar quarter shall be included in the determination of Gross Income from Commercial Operations for purposes of calculating Debt Service Coverage Ratio for such calendar quarter.

(114)                      “Gross Income from Hotel Operations” shall mean, for any period, (i) for so long as the Hotel Management Agreement (or a permitted replacement thereof) remains in effect “Gross Operating Revenues” as such term is defined and computed in accordance with the terms and provisions of the Hotel Management Agreement (or the comparable term used in the permitted replacement thereof); and (ii) at any time that the Hotel Management Agreement (or a permitted replacement thereof) is no longer in effect, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower and/or Operating Lessee and derived from the use, occupancy or enjoyment of the Hotel Component, or any part thereof, or received by Borrower and/or Operating Lessee for the sale of any goods, services or other items sold on or provided from the Hotel Component in the ordinary course of the Hotel Component’s operation, determined in accordance with GAAP (as modified by the Uniform System of Accounts), including without limitation (and without duplication): (a) all income and proceeds received from rental of rooms, Leases of commercial space, meeting, conference and/or banquet space within the Hotel Component including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Hotel Component even though rendered outside of the Hotel Component; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Hotel Component (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof and any taxes payable thereon, and provided that for the calculation of Historical Net Operating Income and the permissible amount of any management fee with respect to the Hotel Component, any lump sum proceeds of business interruption or other loss of income insurance shall not be applied as a single payment but shall be spread over the period, including any future periods, for which such proceeds apply); (d) all Awards for temporary use of the Hotel Component or any part thereof (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Hotel Component and any taxes thereon); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would otherwise be includable in this definition of “Gross Income from Hotel Operations” if received in the ordinary course of the Hotel Component’s operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof and any taxes payable thereon); (f) all income and revenues from the operation of any spas and conference centers at the Hotel Component; and (g) interest on accounts held for the benefit of the Hotel Component; but excluding from clause (ii) of this definition, the following items, to the extent allocable to the Hotel Component: (1) gross receipts received by lessees, licensees or concessionaires of the Hotel Component (except to the extent paid as Rents to Borrower and/or Operating Lessee); (2) consideration received at the Hotel Component for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Operating Lessee and/or Hotel Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Hotel Component’s operation; (4) federal, state and municipal excise, sales, use and other taxes collected directly from patrons or guests of the Hotel Component as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes or required to be accounted for by Borrower and/or Operating Lessee to any Governmental Authority; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Hotel Component’s employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Hotel Component, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Hotel Component in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) disbursements from Reserve Funds or any reserves maintained by Hotel Manager (it being understood that the foregoing exclusions shall not result in any monies that are actually received by Borrower and/or Operating Lessee and are not owed to third parties to not be deposited into the Borrower Cash Management Account or the Operating Lessee Cash Management, as applicable, in accordance with the terms of this Agreement or the other Loan Documents); and (12) uncollectible accounts or other bad debt.  In no event shall the Operating Rent be included within the Gross Income from Hotel Operations for purposes of the calculation of Historical Net Operating Income, the amount from which the required deposits to the FF&E Reserve Account shall be calculated or the permissible amount of any management fee with respect to the Hotel Component.

(115)                      “Gross Income from Operations” shall mean, for any period, collectively, Gross Income from Hotel Operations for such period and Gross Income from Commercial Operations for such period.

(116)                      “Guarantor” means Maguire Properties, L.P., a Maryland limited partnership.

(117)                      “Guaranty” means, collectively, (i) that certain Recourse Guaranty by Guarantor in favor of Administrative Agent and each of the Lenders, (ii) insofar as the Guarantor is obligated thereunder, the Environmental Indemnity in favor of Administrative Agent and each of the Lenders, and (iii) that certain Lease Reserve and Interest Carry Guaranty by Guarantor in favor of Administrative Agent and each of the Lenders, all to be executed, dated and delivered to Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(118)                      “Hazardous Materials” has the meaning assigned to such term in Article 5.

(119)                      “Hedge Agreement” means one or more interest rate hedge agreements (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Administrative Agent, between Borrower (and unless such hedge agreement is entered into with a Eurohypo Counterparty or a Wells Fargo Counterparty, only if such hedge agreement is a rate cap under which the sole obligation of Borrower is to make payment of an up-front premium) or Guarantor (if such hedge agreement is a swap agreement or other hedge agreement with a Third-Party Counterparty other than a rate cap under which the sole obligation of Borrower is to make payment of an up-front premium) and a counterparty in accordance with Section 9.15, as the same may be modified, amended and/or supplemented and in effect from time to time in accordance with Section 9.15; provided, however, that any such agreement with Borrower may only be secured by the Liens and Security Documents securing the Loans, if, and only if, the protection is provided by one or more Eurohypo Counterparties or Wells Fargo Counterparties and otherwise complies with Section 9.15.  “Hedge Agreement” shall include, without limitation, that certain interest rate cap transaction in the notional amount of $100,000,00 with a trade date as of September 26, 2008 and Royal Bank of Canada as cap seller.

(120)                      “Hedge Agreement Pledge” means that certain Assignment, Pledge and Security Agreement to be executed, dated and delivered by Borrower or Guarantor to Administrative Agent (on behalf of the Lenders) on the Closing Date and at any other time Borrower elects or is required to enter into an Hedge Agreement, covering Borrower’s or Guarantor’s right, title and interest in and to any such Hedge Agreement, as the same may be modified, amended and/or supplemented and in effect from time to time.

(121)                      “Historical Net Operating Income” means, for any period, calculated on an annualized basis, (a) Gross Income from Operations during the applicable period minus (b) the sum of all Operating Expenses during the applicable period, provided that Operating Expenses (Hotel Component) shall be calculated as of the most recently ended twelve (12) month period and the Operating Expenses (Commercial Component) shall be calculated as of the most recently ended three (3) month period, annualized.  For purposes of this calculation, any applicable percentage rental revenue  and Gross Income from Hotel Operations included within Gross Income from Operations shall be based upon the most recently ended 12-month period and any applicable percentage rental revenue and Gross Income from Commercial Operations included within Gross Income from Operations shall be based upon the most recently ended 3-month period, annualized, and in either case shall not take into account (i) straight-lining of rents, (ii) extraordinary revenues (including, but not limited to lease termination payments), (iii) rental from tenants in bankruptcy, (iv) rental from tenants in monetary default for thirty (30) days or more under their Leases, or (v) rental from tenants with Leases expiring within six (6) months of the applicable test date. In addition, the Operating Expenses taken into account shall include, without duplication, (i) annualized insurance premiums, (ii) annualized real estate taxes, (iii) the sum of (A) capital expenses at an imputed annual rate of $0.50 per rentable square foot of the Commercial Component allocable to the applicable period and (B) capital expenses at an imputed annual rate of four percent (4.00%) of Gross Income from Hotel Operations, (iv) property management fees (in the amount equal to the greater of (1) management fees actually paid during the applicable period (including actual management fees paid under the Hotel Management Agreement for the most recently ended twelve (12) month period) and (2) an imputed rate of three percent (3.00%) of annualized Gross Income from Commercial Operations plus three percent (3.00%) of annualized Gross Income from Hotel Operations (including any incentive fees payable thereunder)), (v) any franchise fees paid, if applicable, and (vi) a deemed vacancy on the Commercial Component equal to the greater of the actual vacancy or five percent (5.00%).  Historical Net Operating Income shall in no event include extraordinary non-recurring revenues or expenses or any debt service payable with respect to the Loans.

(122)                      “Hotel Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of June 27, 2003, by and among Borrower, as assignor, Maguire Properties Services, as assignee, and Hotel Manager, together with that certain Assignment and Assumption Agreement, dated as of September 26, 2008, by and among Maguire Properties Services, as assignor, Operating Lessee, as assignee, and Hotel Manager.

(123)                      “Hotel Component” means that certain 350-room Westin Hotel including 17,750 square feet of meeting space, the Ventanas Restaurant & Bar, the Living Room Lobby and the Café a la Carte located at the Project.

(124)                      “Hotel Management Agreement” means either (i) collectively, that certain Management Contract for The Westin Pasadena, dated November 1, 2002, by and between Westin Management Company West, a Delaware corporation and Borrower, as assigned to Operating Lessee pursuant to Hotel Assignment Agreement, as amended by that certain First Amendment to Management Contract, dated as of September 26, 2008, by and between Hotel Manager (as successor-in-interest to Westin Management Company West), and Operating Lessee, pursuant to which Hotel Manager has agreed to provide management and other services with respect to the Hotel Component located at the Project or (ii) a replacement hotel management agreement with a replacement hotel manager approved by the Administrative Agent and the Majority Lenders in their sole discretion.  .

(125)                      “Hotel Manager” means Westin Hotel Management, L.P., a Delaware limited partnership, or, if the context requires, any other hotel manager for the Hotel Component approved by the Administrative Agent and the Majority Lenders in their sole discretion.

(126)                      “Hotel-Related Agreements” means all material agreements, service, maintenance and other contracts, equipment leases, advance booking contracts, reservation agreements and any other written arrangement now or hereafter entered into by Borrower and/or Operating Lessee with respect to or relating to the Hotel Component, and any amendments, modifications or supplements thereto entered in accordance with the terms of this Agreement.

(127)                      “Improvements” has the meaning assigned to such term in the Mortgage.

(128)                      “Indebtedness” has the meaning assigned to such term in the Mortgage.

(129)                      “Independent Manager” means, in the case of a limited liability company or a limited partnership, a member, manager or partner that is a natural person who, for the five (5) year period prior to his or her appointment as an Independent Manager and at all times while serving as an Independent Manager was not and will not be, directly or indirectly, (i) an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of such limited liability company, limited partnership or any of its Affiliates (other than his or her service as an Independent Manager or special member or partner of the limited liability company or limited partnership), (ii) a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with such limited liability company, limited partnership or any of its members, managers or their Affiliates (other than his or her service as an Independent Manager if such Person has been provided by a nationally-recognized company that provides professional independent managers), (iii) a Person Controlling or under common Control with or Controlled by any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or (iv) any member of the immediate family (including grandchildren or siblings) of a person described in clauses (i), (ii) or (iii) immediately above.

(130)                      “Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter, dated the date hereof, rendered by Richards, Layton & Finger, P.A. in connection with the Loans.

(131)                      “Institutional Investor” means one or more of the following:

(a)           a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;

(b)           an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;

(c)           an institution substantially similar to any of the entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;

(d)           any entity Controlling or Controlled by or under common Control with any of the entities described in clauses (a), (b) or (c) above (for these purposes, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) shall mean the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto)); or

(e)           an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise an Institutional Investor described in clauses (a), (b), (c) or (d) above investing through a fund with committed capital of at least $250,000,000.00 acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: an Institutional Investor or an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended (provided each institutional “accredited investor” or “qualified institutional buyer” meets the Eligibility Requirements).

(132)                      “Insurance Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(133)                      “Insurance Account—Operating Lessee” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(134)                      “Insurance Premiums” has the meaning assigned to such term in Section 3.1(2).

(135)                      “Interest Period” means, with respect to any LIBOR-based Loan, each period commencing on the date such LIBOR-based Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select as provided in Section 2.8(5); provided that (i) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR-based Loan would otherwise be a shorter period, such Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans; (iv) in no event shall any Interest Period extend beyond the Maturity Date; and (v) there may be no more than six (6) separate Interest Periods in respect of LIBOR-based Loans outstanding from all Lenders at any one time.  The first Interest Period shall be the Stub Interest Period.

(136)                      “Interest Rate Hedge Period” has the meaning assigned to such term in Section 9.15.

(137)                      “Interest Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(138)                      “Interest Reserve Fund” has the meaning assigned to such term in Section 4.7(1).

(139)                      “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Project, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

(140)                      “Leasehold Estate” has the meaning assigned to such term in the Recitals.

(141)                      “Leasing Guidelines” shall mean the Leasing Guidelines described in Schedule 6.2(a) attached hereto.

(142)                      “Leasing Reserve Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(143)                      “Leasing Reserve Fund” has the meaning assigned to such term in Section 4.8.

(144)                      “LIBOR-based Loans” means Loans that bear interest at rates based on rates referred to in the definition of “LIBOR Rate”.

(145)                      “LIBOR Rate” means, for any Interest Period for any LIBOR-based Loan, the rate per annum appearing on Reuters Screen LIBOR01 (formerly operated as Page 3750 of the Dow Jones Market Service (Telerate)) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. New York time on the date two (2) Business Days prior to the first day of such Interest Period (the “Determination Date”) as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided that if such rate does not appear on such page, or if such page shall cease to be publicly available, Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by Administrative Agent to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period (or the applicable period of the LIBOR Loan) as of 11:00 a.m., New York time, on such Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time.  If at least two such offered quotations are so provided, LIBOR Rate will be the arithmetic mean of such quotations.  If fewer than two (2) such quotations are so provided, Administrative Agent will request any three (3) major banks in New York City selected by Administrative Agent to provide such bank's rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the applicable Determination Date for amounts in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time.  If at least two (2) such rates are so provided, LIBOR Rate will be the arithmetic mean of such rates.  LIBOR shall be determined conclusively (absent manifest error) by Administrative Agent.

(146)                      “Licenses” has the meaning assigned to such term in Section 7.20.

(147)                      “Lien” means any interest, or claim thereof, in the Project or any portion thereof securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project or any portion thereof.

(148)                      “Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) any letter of credit provided to Administrative Agent in connection with the Loan, (e) the Mortgage, (f) the Assignment of Leases, Rents and Operating Rent, (g) the General Assignment, (h) the Subordination, Nondisturbance and Attornment Agreement – Hotel Manager, (i) the Subordination of Property Management Agreement, (j) the Subordination of Operating Lease, (k) the Environmental Indemnity, (l) the Hedge Agreement Pledge, (m) the

Account Pledge, (n) the Cash Management Agreements, (o) the Lockbox Agreement, (p) Uniform Commercial Code financing statements, (q) the Fee Letter, (r) such assignments of management agreements, contracts and other rights as may be otherwise requested by Administrative Agent, (s) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and (t) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.  Without limiting the foregoing, a Hedge Agreement entered into with a Third-Party Counterparty shall not be a Loan Document.

(149)                      “Loan Transactions” has the meaning assigned to such term in Section 2.8(4).

(150)                      “Loan Year” means the period between the date hereof and September 29, 2009 for the first Loan Year and the period between each succeeding October and September until the Maturity Date.

(151)                      “Loans” means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.

(152)                      “Lockbox” has the meaning assigned to such term in the Lockbox Agreement.

(153)                      “Lockbox Agreement” means that certain Four Party Wholesale Lockbox Agreement, to be executed, dated and delivered by Borrower, Wells Fargo as lockbox processor and depository bank, Administrative Agent (on behalf of the Lenders) and Depository Bank on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.  Without limiting the rights of Wells Fargo as lockbox processor and depository bank under the Lockbox Agreement, the obligations of Borrower under the Lockbox Agreement are not secured by any Lien or other security agreement arising under the Mortgage or any other Security Document.

(154)                      “Low DSCR Release Event” means, (i) at any time after the occurrence of a Low DSCR Trigger Event occurring prior to the initial Maturity Date or, if the initial Maturity Date has been extended pursuant to Section 2.5(1), the expiration of the First Extension Period, if applicable, that the Debt Service Coverage Ratio shall be at or above 1.50:1.00 for a period of at least two (2) consecutive calendar quarters, provided no Potential Default or Event of Default then exists, or (ii) if the Maturity Date has been extended pursuant to Section 2.5(2) or 2.5(3), at any time after the occurrence of a Low DSCR Trigger Event occurring prior to the expiration of the Second Extension Period or Third Extension Period, as applicable, that the Debt Service Coverage Ratio shall be at or above 1.675:1.00 for a period of at least two (2) consecutive calendar quarters, provided no Potential Default or Event of Default then exists.

(155)                      “Low DSCR Reserve Fund” has the meaning assigned to such term in Section 4.5(1).

(156)                      “Low DSCR Trigger Event” means, (i) at any time prior to the initial Maturity Date, or if the initial Maturity Date has been extended pursuant to Section 2.5(1), prior the expiration of the First Extension Period, that the Debt Service Coverage Ratio measured as of the end of any calendar quarter is less than 1.45:1.00, or (ii) if the Maturity Date has been extended pursuant to Section 2.5(2) or 2.5(3), at any time prior the expiration of the Second Extension Period or Third Extension Period, as applicable, that the Debt Service Coverage Ratio measured as of the end of any calendar quarter is less than 1.575:1.00.

(157)                      “Low DSCR Trigger Period” means the period of time after a Low DSCR Trigger Event until the occurrence of a Low DSCR Release Event.

(158)                      “Maguire Properties Services” means Maguire Properties Services, Inc., a Maryland corporation.

(159)                      “Major Lease” shall mean any Lease (i) covering the lesser of (A) a full floor or building and (B) 15,000 square feet or more at the Commercial Component, (ii) made with a tenant that is a tenant under another Lease at the Commercial Component or that is an Affiliate of any other tenant under a Lease at the Commercial Component, if the Leases together cover the lesser of (A) a full floor or building and (B) 15,000 square feet or more at the Commercial Component, or (iii) with a tenant that is paying base rent in an amount equal to or exceeding five percent (5%) of the gross rental revenue of the Commercial Component.

(160)                      “Majority Lenders” means Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66 2/3% of the Commitments, and in any event shall include, at all times when there is more than one Lender hereunder, at least two (2) Lenders.

(161)                      “Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, Operating Lessee, Guarantor or the Project, (ii) the ability of Borrower, Operating Lessee or Guarantor to perform all monetary obligations and perform, in all material respects, its material non-monetary obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of the Administrative Agent or the Lenders under any Loan Document or (iv) the value of, or cash flow from the Project or the operations thereof.

(162)                      “Material Agreements” means each Hotel-Related Agreement, the Parking Agreement, the OPA, each REA, the CC&Rs and the Hotel Assignment Agreement.

(163)                      “Maturity Date” means the earlier of (a) September 29, 2010, as such date may extended by the First Extension Period, Second Extension Period, or Third Extension Period, or (b) any earlier date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

(164)                      “McCormicks” means McCormicks & Schmick’s SCP V, Inc., an Oregon corporation, and any successor thereto.

(165)                      “McCormicks Lease” means that certain Plaza Las Fuentes Retail Lease by and between Borrower, as successor-in-interest to Original Owner, as Landlord and McCormicks, as tenant, as the same may be modified or amended from time to time.

(166)                      “Minimum McCormicks Rent Credit Threshold Amount” means $36,305.

(167)                      “Monthly McCormicks Rent Credit Obligation” shall mean, (a) except as set forth in clause (b), with respect to each calendar month $0, and (b) with respect to the calendar month immediately following the month that a disbursement of funds from the Leasing Reserve Account has been permitted pursuant to Section 4.8 for the reimbursement of a rent credit under the McCormick Lease, the amount necessary to be deposited in the Leasing Reserve Account so that, after giving effect to such deposit, the portion of the balance of the Leasing Reserve Account that is allocated (in accordance with Section 4.8) to the Outstanding McCormicks Rent Credit Obligation equals the Minimum McCormicks Rent Credit Threshold Amount.

(168)                      “Monetary Lease Default” means any failure by either Fannie Mae or East West to make its respective scheduled lease payment to Borrower under the Fannie Mae Lease or the East West Lease, as applicable, which failure continues for forty-five (45) days after the due date therefor (upon such event, Fannie Mae or East West, as the case may be, shall be referred to herein as, a “Defaulting Tenant”).

(169)                      “Monthly Air Space Lease Amount” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(170)                      “Monthly Air Space Lease Amount--Operating Lessee” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(171)                      “Monthly Insurance Amount” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(172)                      “Monthly Insurance Amount--Operating Lessee” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(173)                      “Monthly Tax Amount” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(174)                      “Monthly Tax Amount--Operating Lessee” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(175)                      “Mortgage” means the Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Borrower and Operating Lessee in favor of Administrative Agent (on behalf of the Lenders), covering the Project and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof.

(176)                      “Net Cash Flow” shall mean, for any period, the amount by which (a) the sum of Net Cash Flow (Hotel Component)  plus Net Cash Flow (Commercial Component) for such period exceeds (b) the sum of all payments of principal and interest due with respect to the Loans during such period plus the actual payment into impounds, escrow or reserves required by Administrative Agent, except to the extent already included in the Operating Expenses (Hotel Component) and Operating Expenses (Commercial Component) that were taken into account in determining the Net Cash Flow (Hotel Component)  plus Net Cash Flow (Commercial Component) for such period.

(177)                      “Net Cash Flow (Commercial Component)” shall mean, for any period, the amount obtained by subtracting Operating Expenses (Commercial Component) for such period from Gross Income from Commercial Operations for such period.

(178)                      “Net Cash Flow (Hotel Component)” shall mean (i) for any period while the Hotel Management Agreement (or a permitted replacement thereof) remains in effect, the amount payable to Operating Lessee under the Hotel Management Agreement (or a permitted replacement thereof) for such period; and (ii) for any period when the Hotel Management Agreement (or a permitted replacement thereof) is not in effect, the amount obtained by subtracting Operating Expenses (Hotel Component) for such period from Gross Income from Hotel Operations for such period.

(179)                      “Net Proceeds” has the meaning assigned to such term in Section 3.2(2).

(180)                      “Net Proceeds Deficiency” has the meaning assigned to such term in Section 3.2(2)(f).

(181)                      “Notes” means the promissory notes of even date herewith as provided for in Section 2.1(4) and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.

(182)                      “OPA” means that certain Second Amended and Restated Owner Participation Agreement (“Second Amended OPA”), dated as of December 1, 1985, by and between the Commission and Original Owner, as amended that certain First Implementation Agreement to the Second Amended OPA, dated as of January 30, 1987 (the “First Implementation Agreement”), and that certain Second Implementation Agreement to the Second Amended OPA, dated as of November 30, 1987 (the “Second Implementation Agreement”), and as further amended by that certain Third Implementation Agreement to the Second Amended OPA, dated as of February 25, 1991.

(183)                      “Operating Expenses” means the sum of Operating Expenses (Commercial Component) and Operating Expenses (Hotel Component).  Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project.

(184)                      “Operating Expenses (Commercial Component)” shall mean, for any period, the total of all expenditures incurred by or on behalf of Borrower, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Commercial Component that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments (which do not otherwise constitute capital expenditures) as approved by Administrative Agent, and other similar costs, but excluding depreciation, debt service payable with respect to the Loans, capital expenditures, and contributions to the Reserve Funds and any other reserves required under the Loan Documents.  Operating Expenses (Commercial Component) shall include a portion of the rent paid by Borrower to the Commission pursuant to the Air Space Lease allocable to the Commercial Component.

(185)                      “Operating Expenses (Hotel Component)” shall mean, for any period, the total of all expenditures incurred by or on behalf of Borrower and/or Operating Lessee, computed in accordance with GAAP (as modified by the Uniform System of Accounts), of whatever kind during such period relating to the operation, maintenance and management of the Hotel Component that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees (including, but not limited to, incentive management fees), payroll and related taxes, computer processing charges, ongoing FF&E, tenant improvements and leasing commissions, operational equipment or other lease payments (which do not otherwise constitute capital expenditures) as approved by Administrative Agent, and such other similar costs, but excluding depreciation, debt service payable with respect to the Loans, capital expenditures, and contributions to the Reserve Funds and any other reserves required under the Loan Documents.  Operating Expenses (Hotel Component) shall include a portion of the rent paid by Borrower to the Commission pursuant to the Air Space Lease allocable to the Hotel Component.

(186)                      “Operating Lease” means, collectively, that certain Amended and Restated Hotel Lease Agreement, dated as of July 30, 2008, by and between Borrower and Maguire Properties Services, as assigned to Operating Lessee, as assignee, pursuant to that certain Assignment and Assumption of Hotel Lease Agreement, dated as of September 26, 2008, by and between Maguire Properties Services, as assignor, and Operating Lessee, as assignee.

(187)                      “Operating Lessee” means Maguire Properties-Plaza Las Fuentes Services, LLC, a Delaware limited liability company.

(188)                      “Operating Lessee Cash Management Account” has the meaning assigned to such term in the Operating Lessee Cash Management Agreement.

(189)                      “Operating Lessee Cash Management Agreement” means that certain Cash Management Agreement (Operating Lessee) to be executed, dated and delivered by Operating Lessee, Administrative Agent (on behalf of the Lenders) and Depository Bank on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(190)                      “Operating Lessee Sub-Accounts” means each of the subaccounts of the Operating Lessee Cash Management Account established pursuant to the Operating Lessee Cash Management Agreement.

(191)                      “Operating Rent” means all amounts due as Rent (as such term is defined in the Operating Lease) to be paid by Operating Lessee to Borrower in accordance with the Operating Lease.

(192)                      “Original Owner” means Maguire/Thomas Partners/Pasadena Center, Ltd., a California limited partnership.

(193)                      “Outstanding East West Bank TI Obligation” has the meaning assigned to such term in Section 4.8(1).

(194)                      “Outstanding McCormicks Rent Credit Obligation” shall mean, at any time, an amount which is equal to Borrower’s then-outstanding obligation under the McCormicks Lease to pay to McCormick a rent credit, less the portion of the balance then held in the Leasing Reserve Account that is allocated (in accordance with Section 4.8) to the Minimum McCormicks Rent Credit Threshold Amount.

(195)                      “Parking Agreement” means that certain Amended and Restated Agreement for Management, Rental, Operation and Maintenance of Parking Facility No. 13,054, dated as of November 30, 1987, by and between City of Pasadena, a public body politic, and Original Owner, as amended by that certain First Amendment to Amended and Restated Agreement for Management, Rental, Operation and Maintenance of Parking Facility No. 13,054-1, dated as of March 29, 1999, as further amended by that certain Consent to Transfer of Parking Facility Management Agreement No. 13,054, dated as of April 21, 2003 by the City of Pasadena for the benefit of Borrower, Guarantor and the REIT, as assigned to Operating Lessee by that certain Assignment and Assumption Agreement (Plaza Las Fuentes Parking Facility Management Agreement) dated on or as of the date hereof, and as further amended by the Parking Agreement Consent.

(196)                      “Parking Agreement Consent” means the Consent to Transfer of Parking Facility Management Agreement No. 13,054, dated as of September 26, 2008 by the City of Pasadena for the benefit of Borrower and Operating Lessee.

(197)                      “Parking Arrangements” means collectively, those certain agreements regarding parking for the Project set forth in the Parking Agreement, the CC&Rs, and any REAs pertaining to the Project in effect on or prior to the Closing Date.

(198)                      “Parking Facility” shall mean the subterranean parking garage located under the Project.

(199)                      “Participant” has the meaning assigned to such term in Section 12.24(3).

(200)                      “Payment Date” means the ninth (9th) day of each calendar month during the term of the Loan, or if such day is not a Business Day, the immediately preceding Business Day.

(201)                      “Payor” has the meaning assigned to such term in Section 2.8(6).

(202)                      “Permitted Encumbrances” has the meaning set forth in the Mortgage.

(203)                      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

(204)                      “Policy” shall have the meaning assigned to such term in Section 3.1(2).

(205)                      “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

(206)                      “Prime Rate” means the rate of interest from time to time announced by Eurohypo at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Eurohypo to any customer.

(207)                      “Prohibited Person” shall mean any Person:

(a)           listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)           with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)           who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(e)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)           who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.

(208)                      “Project” means that certain project known as Plaza Las Fuentes, located within the interest in the Land arising under the Leasehold Estate, consisting of the Commercial Component and the Hotel Component, together with all related improvements, facilities, amenities, fixtures, and personal property now or hereafter leased or owned by Borrower and/or leased or owned by Operating Lessee.

(209)                      “Property Condition Report” means that certain Property Condition Report prepared for the Project by Land America, dated as of July 21, 2008, for the benefit of Administrative Agent (on behalf of the Lenders).

(210)                      “Property Insurance Sharing Agreement” shall mean that certain Amended and Restated Property Insurance Sharing Agreement, dated as of June 27, 2003, between Borrower’s predecessor in interest, REIT and certain of their respective Affiliates, as amended by that certain First Amendment to the Amended and Restated Property Insurance Sharing Agreement dated as of December 15, 2003, and as further amended by that certain Second Amendment to the Amended and Restated Property Insurance Sharing Agreement dated as of February, 2008.

(211)                      “Property Management Agreement” means that certain Property Management and Leasing Agreement dated as of June 27, 2003 between Property Manager and Borrower with respect to the management of the Commercial Component by the Property Manager, together with any property management agreements entered into with future Property Managers in accordance with the terms of this Agreement.

(212)                      “Property Manager” means Maguire Properties, L.P., a Maryland limited partnership, which is initially the manager of the Commercial Component at the Project under the Property Management Agreement, together with any successor property managers appointed for the Project in accordance with the terms of this Agreement.

(213)                      “Proposed Lender” has the meaning assigned to such term in Section 2.9(7).

(214)                      “REA” means, collectively, (i) the All Saints REA, (ii) that certain Amended and Restated Grant of Reciprocal Easements and Licenses, dated as of November 30, 1987, by and the Commission and Original Owner, recorded on December 3, 1987 as Instrument No. 87-1912794 in the Official Records, and (iii) any other reciprocal easement agreements affecting or related to the Project.

(215)                      “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

(216)                      “Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

(217)                      “REIT” shall mean Maguire Properties, Inc., a Maryland real estate investment trust.

(218)                      “Related Entity” means, as to any Person, (a) any Affiliate of such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized,  or which is otherwise a  successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any Affiliate of the Persons described in clauses (b) and (c) of this definition.

(219)                      “Rents” shall mean all rents (including, without limitation, percentage rents and additional rents payable by tenants representing pass-throughs of common area maintenance expenses, insurance premiums, utility charges, taxes and assessments), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, any draws on any deposits per the terms of any Lease (including, without limitation, any draw on any Tenant Letter of Credit, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower and/or Operating Lessee or their respective agents or employees from any and all sources arising from or attributable to the Project, and proceeds, if any, from business interruption or other loss of income insurance (provided that for the calculation of Historical Net Operating Income and the permissible amount of any management fee with respect to the Commercial Component, any lump sum proceeds of business interruption or other loss of income insurance shall not be applied as a single payment but shall be spread over the period, including any future periods, for which such proceeds apply).

(220)                      “Requesting Lender” has the meaning assigned to such term in Section 2.9(7).

(221)                      “Required Payment” has the meaning assigned to such term in Section 2.8(6).

(222)                      “Reserve Account Collateral” has the meaning assigned to such term in Section 4.9(1).

(223)                      “Reserve Funds” means, collectively, the Tax and Insurance Reserve Fund, the Capital Improvements Reserve Fund, the Low DSCR Reserve Fund, the FF&E Reserve Fund, the Air Space Rents Reserve Fund, the Debt Service Reserve Fund, Defaulting Tenant Lease Reserve Fund, the Interest Reserve Fund and the Leasing Reserve Fund.

(224)                      “Reserve Requirement” means, for any Interest Period for any LIBOR-based Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate for any Interest Period for any LIBOR-based Loans is to be determined as provided in the definition of “LIBOR Rate” or (ii) any category of extensions of credit or other assets that includes LIBOR-based Loans.

(225)                      “Restoration” shall have the meaning set forth in Section 3.3.

(226)                      “Restricted Party” shall mean Borrower, Operating Lessee, Maguire Properties Services, Borrower Principal, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Operating Lessee, Maguire Properties Services, Borrower Principal, any Affiliated Manager or any non-member manager.

(227)                      “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

(228)                      “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a direct or indirect legal or beneficial interest in the Project or in any direct or indirect management or membership interest in Borrower and/or Operating Lessee.  Sale or Pledge shall include, without limitation, any secured or unsecured, mezzanine, preferred equity or any other form of financing entered into by or secured, directly or indirectly, by interests in Borrower or Operating Lessee, except for financing permitted under subsection (I)(p) or subsection (II)(p) of the definition of “Single Purpose Entity”.

(229)                      “Second Extension Notice” has the meaning assigned to such term in Section 2.5(2).

(230)                      “Second Extension Period” has the meaning assigned to such term in Section 2.5(2).

(231)                      “Security Accounts” means, collectively, the Tax Account, the Insurance Account, the Capital Improvements Reserve Account, the Casualty/Taking Account, the FF&E Reserve Account, the Air Space Rents Reserve Account, the Debt Service Reserve Account, the Additional Cash Collateral Account, the Borrower Cash Management Account, the Operating Lessee Cash Management Account, the Operating Lessee Sub-Accounts, the Sweep Account, the Leasing Reserve Account, the Defaulting Tenant Lease Reserve Account, the Interest Reserve Account and the Reserve Funds, but not the Borrower’s Operating Account.

(232)                      “Security Documents” means collectively, the Mortgage, the Hedge Agreement Pledge, the Cash Management Agreements, the Lockbox Agreement, the Account Pledge and all Uniform Commercial Code financing statements required by this Agreement, the Mortgage, the Hedge Agreement Pledge, the Cash Management Agreements, the Lockbox Agreement or the Account Pledge to be filed with respect to the applicable security interests.

(233)                      “Seismic Analysis” shall mean that certain Probable Maximum Loss Report prepared by Land America, dated July 21, 2008.

(234)                      “Single Purpose Entity”

(I)           With respect to Borrower, shall mean a limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by Administrative Agent:

(a)           is organized solely for the purpose of the following:  acquiring, developing, owning, holding, selling, leasing, transferring, financing, refinancing, exchanging, managing, maintaining and operating the Project and the Working Capital Note, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)           is not engaged and will not engage in any business unrelated to acquiring, developing, owning, holding, selling, leasing transferring, financing, refinancing, exchanging, managing, maintaining and operating the Project or the Working Capital

Note, and any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(c)           does not have and will have not have any assets other than those related to Project or the Working Capital Note , including, without limitation, assets related to the acquisition, ownership, development, leasing, use, management, maintenance or operation thereof;

(d)           has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of membership interests, or any amendment of its certificate of formation or limited liability company agreement with respect to the matters set forth in this definition;

(e)           has at least two (2) Independent Managers and will have, as its sole member, Sole Member, which shall be a limited partnership which has as its sole general partner the REIT;

(f)           has an operating agreement that provides that such entity shall not, without the unanimous written consent of all of its members (and its Independent Managers):  (A) to the fullest extent permitted by law, dissolve, merge, liquidate or consolidate itself or any Person in which it has a direct or indirect legal or beneficial ownership interest; (B) sell all or substantially all of its assets or the assets of any other Person in which it has a direct or indirect legal or beneficial ownership interest; (C) engage in any other business activity or permit any Person in which it has a direct or indirect legal or beneficial ownership interest to engage in any other business activity, in each case except as permitted pursuant to the Loan Documents, (D) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial ownership interest, or (E) amend its organizational documents with respect to the matters set forth in this definition without the consent of Administrative Agent;

(g)           fail to have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such entity, shall immediately become the sole member of such entity, and the other of which shall become the sole member of such entity if the first such springing member no longer is available to serve as such sole member;

(h)           is and will remain solvent and pay its debts and liability (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, to the extent it has adequate funds to do so, and uses commercially reasonable efforts to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require the member of such entity to make any additional capital contributions to such entity;

(i)           has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(j)           has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns (to the extent such entity is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person, except to the extent that it is permitted to file consolidated tax returns by law;

(k)           except as contemplated by the Loan Documents, has not commingled and will not commingle its funds or assets with those of any other Person (it being understood that the maintenance and use of operating or other accounts by the Property Manager or Hotel Manager, as agent for Borrower, pursuant to the Property Management Agreement or the Hotel Management Agreement is not prohibited hereunder);

(l)           has held and will hold its assets in its own name;

(m)         has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity; provided, however that Borrower’s and/or Operating Lessee’s respective financial position, assets, results of operations and cash flows may be included in consolidated financial statements with Affiliates of such entity provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such entity and such Affiliates and to indicate that such entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such entity’s own separate balance sheet;

(n)          has paid and will pay its own liabilities and expenses, including, but not limited to, the salaries of its own employees (if any) to the extent it has adequate funds to do so, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any in light of its contemplated business operations); provided, however, the foregoing shall not require the member of such entity to make any additional capital contributions to such entity;

(o)          has observed and will observe all limited liability company formalities, as applicable;

(p)          has not incurred any Debt (other than Debt that has been paid in full and under which there are no outstanding claims that have been asserted by the lender or beneficiary thereunder) and will not incur any Debt other than (a) the Loan; and (b) trade and operational debt which is (i) incurred in the ordinary course of business, (ii) not more than sixty (60) days past due, (iii) with trade creditors, (iv) (A) in the case of Debt other than capital leases, in an amount at any one time outstanding that does not exceed

$500,000, and, (B) in the case of Debt under capital leases, when aggregated with the amounts of Debt of the Operating Lessee permitted under Section (II)(p)(iv)(B) below, in an amount less than $2,500,000 per annum, (v) not evidenced by a note, and (vi) paid when due.  No Debt other than the Loan may be secured (subordinate or pari passu) by the Project;

(q)          has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(r)           has not and will not acquire obligations or securities of its members or shareholders or any other Affiliate;

(s)          has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(t)           maintains and uses and will maintain and use  separate invoices and checks bearing its name.  The invoices, and checks utilized by the Single Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Single Purpose Entity’s agent;

(u)          except in connection with the Loan, has not pledged (except for pledges that have been released and under which there are no outstanding claims thereunder) and will not pledge its assets for the benefit of any other Person;

(v)          has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(w)          has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an Affiliate of Borrower and not as a division or part of any other Person (it being understood that actions taken by the Property Manager, as agent for Borrower, pursuant to the Property Management Agreement are not prohibited hereunder);

(x)          has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(y)          has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that, after payment of the Indebtedness, cash flow is insufficient to pay such obligation; and

(z)          does not and will not have any of its obligations guaranteed by any Affiliate, except those certain obligations pursuant to the Operating Lease guaranteed by Sole Member, or the obligations under the Guaranty.

Nothing in this subsection (I) of this definition of Single Purpose Entity is intended to prohibit Borrower from its obligations under the following documents:  (i) the Operating Lease, (ii) any Hedge Agreement, (iii) the Working Capital Note, (iv) the Property Management Agreement, or (v) the Tri-Party Agreement.

(II)         With respect to Operating Lessee, shall mean a limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by Administrative Agent:

(a)          is organized solely for the purpose of the following:  owning and holding its interest in the Hotel Component and the Operating Lease, leasing and operating the Hotel Component, managing, maintaining and operating the Parking Facility, engaging in the other activities contemplated by the Operating Lease, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)          is not engaged and will not engage in any business unrelated to owning and holding its interest in the Hotel Component, leasing and operating the Hotel Component, managing, maintaining and operating the Parking Facility and engaging in the other activities contemplated by the Operating Lease, and any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(c)          does not have and will have not have any assets other than those related to the Hotel Component, the Parking Facility and the Operating Lease, including, without limitation, assets related to the acquisition, ownership, development, leasing, use, management, maintenance or operation thereof;

(d)          has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of membership interests, or any amendment of its certificate of formation or limited liability company agreement with respect to the matters set forth in this definition;

(e)          has at least two (2) Independent Managers and will have, as its sole member, Maguire Properties Services, which has as its sole shareholder, Sole Member, which shall be a limited partnership which has as its sole general partner the REIT;

(f)           has an operating agreement that provides that such entity shall not, without the unanimous written consent of all of its members (and its Independent Managers):  (A) to the fullest extent permitted by law, dissolve, merge, liquidate or consolidate itself or any Person in which it has a direct or indirect legal or beneficial ownership interest; (B) sell all or substantially all of its assets or the assets of any other Person in which it has a direct or indirect legal or beneficial ownership interest; (C) engage in any other business activity or permit any Person in which it has a direct or indirect legal or beneficial ownership interest to engage in any other business activity, in each case except as permitted pursuant to the Loan Documents, (D) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial ownership interest, or (E) amend its organizational documents with respect to the matters set forth in this definition without the consent of Administrative Agent;

(g)          fail to have at least two (2) springing members, one of which, upon the dissolution of Maguire Properties Services or the withdrawal or the disassociation of Maguire Properties Services from such entity, shall immediately become the sole member of such entity, and the other of which shall become the sole member of such entity if the first such springing member no longer is available to serve as such sole member;

(h)          is and will remain solvent and pay its debts and liability (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, to the extent it has adequate funds to do so, and uses commercially reasonable efforts to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require the member of such entity to make any additional capital contributions to such entity;

(i)           has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(j)           has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns (to the extent such entity is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person, except to the extent that it is permitted to file consolidated tax returns by law;

(k)          except as contemplated by the Loan Documents, has not commingled and will not commingle its funds or assets with those of any other Person (it being understood that the maintenance and use of operating or other accounts by the Hotel Manager, as agent for Operating Lessee, pursuant to the Hotel Management Agreement is not prohibited hereunder);

(l)           has held and will hold its assets in its own name;

(m)          has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity; provided, however that Borrower’s and/or Operating Lessee’s respective financial position, assets, results of operations and cash flows may be included in consolidated financial statements with Affiliates of such entity provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such entity and such Affiliates and to indicate that such entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such entity’s own separate balance sheet;

(n)          has paid and will pay its own liabilities and expenses, including, but not limited to, the salaries of its own employees (if any) to the extent it has adequate funds to do so, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any in light of its contemplated business operations; provided, however, the foregoing shall not require the member of such entity to make any additional capital contributions to such entity;

(o)          has observed and will observe all limited liability company formalities, as applicable;

(p)          has not incurred any Debt (other than Debt that has been paid in full and under which there are no outstanding claims that have been asserted by the lender or beneficiary thereunder) and will not incur any Debt other than (a) its obligations under the Loan Documents; (b) trade and operational debt which is (i) incurred in the ordinary course of business, (ii) not more than sixty (60) days past due, (iii) with trade creditors, (iv) (A) in the case of Debt other than capital leases, in an amount at any one time outstanding that does not exceed $500,000, and, (B) in the case of Debt under capital leases, when aggregated with the amounts of Debt of Borrower permitted under Section (I)(p)(iv)(B) above, in an amount less than $2,500,000 per annum, (v) not evidenced by a note, and (vi) paid when due; and (c) the Working Capital Note.  Except for the lien and security interest contemplated by Section 7.2 of the Operating Lease, no Debt other than the Loan may be secured (subordinate or pari passu) by the Project;

(q)          has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(r)           has not and will not acquire obligations or securities of its members or shareholders or any other Affiliate;

(s)          has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(t)           maintains and uses and will maintain and use  separate invoices and checks bearing its name.  Except for invoices, and checks utilized by the Hotel Manager (or any permitted successor or assign thereto) in accordance with its customary practices as manager of the Hotel Component, the invoices and checks utilized by the Single Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Single Purpose Entity’s agent;

(u)          except in connection with the Loan, and except for the lien and security interest contemplated by Section 7.2 of the Operating Lease, has not pledged (except for pledges that have been released and under which there are no outstanding claims thereunder) and will not pledge its assets for the benefit of any other Person;

(v)          has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(w)          has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an Affiliate of Borrower and not as a division or part of any other Person (it being understood that actions taken by the Hotel Manager, as agent for the Operating Lessee, pursuant to the Hotel Management Agreement are not prohibited hereunder);

(x)           has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person (it being understood that actions taken by the Hotel Manager, as agent for the Operating Lessee, pursuant to the Hotel Management Agreement are not prohibited hereunder);

(y)          has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that, after payment of the Indebtedness, cash flow is insufficient to pay such obligation; and

(z)          does not and will not have any of its obligations guaranteed by any Affiliate, except those certain obligations under the Tri-Party Agreement guaranteed by an Affiliate, or the obligations under the Guaranty.

Nothing in this subsection (II) of this definition of Single Purpose Entity is intended to prohibit Operating Lessee from its obligations under the following documents:  (i) the Operating Lease, (ii) the Working Capital Note, (iii) the Hotel Management Agreement, or (iv) the Tri-Party Agreement.

(235)                      “Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by Administrative Agent at Borrower’s expense, and in a manner satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.

(236)                      “Sole Member” means Maguire Properties, L.P., a Maryland limited partnership (i) in its capacity as sole member under the organizational documents of Borrower and its successors thereunder as sole member of Borrower as permitted under the Loan Documents, or, (ii) as the case may be, in its capacity as sole member under the organizational documents of Maguire Properties Services and its successors thereunder as sole member of Maguire Properties Services as permitted under the Loan Documents.

(237)                      “Sources and Uses Budget” means the budget attached as Exhibit B showing total costs relating to the subject transaction and use of the advance of the Loans pursuant to Section 2.1.

(238)                      “Special Advance Lender” has the meaning assigned to such term in Section 14.12(1).

(239)                      “Stub Interest Period” has the meaning assigned to such term in Section 2.4(1).

(240)                      “Subordination, Nondisturbance and Attornment Agreement – Hotel Manager” means that certain Assignment, Consent, Subordination and Nondisturbance of Hotel Management Agreement, dated on or as of the date hereof, by the Hotel Manager, Operating Lessee, Borrower and Administrative Agent (on behalf of the Lenders), as the same may be modified, amended and/or supplemented and in effect from time to time, together with any subordination non-disturbance and attornment agreement relating to any hotel management agreement entered into with a Hotel Manager in accordance with the terms of this Agreement.

(241)                      “Subordination of Operating Lease” means the Subordination of Operating Lease, executed by Borrower, Operating Lessee and Administrative Agent (on behalf of the Lenders), dated as of the date hereof, as the same may be modified or amended from time to time.

(242)                      “Subordination of Property Management Agreement” means the Subordination of Property Management Agreement, executed by Borrower and Property Manager for the benefit of Administrative Agent (on behalf of the Lenders), dated as of the date hereof, as the same may be modified or amended from time to time, together with any subordination of property management agreement relating to any property management agreement entered into with a Property Manager in accordance with the terms of this Agreement.

(243)                      “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

(244)                      “Survey” shall mean that survey of the Project delivered pursuant to paragraph 13 of Schedule 2.1.

(245)                      “Sweep Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(246)                      “Syndication” has the meaning assigned to such term in Section 12.28.

(247)                      “Syndication Agent” means Wells Fargo Bank, N.A.

(248)                      “Tax Account” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(249)                      “Tax Account—Operating Lessee” has the meaning assigned to such term in the Borrower Cash Management Agreement.

(250)                       “Tax and Insurance Reserve Fund” has the meaning assigned to such term in Section 4.1(1).

(251)                      “Taxes” has the meaning assigned to such term in Section 9.2.

(252)                      “Tenant Letter of Credit” shall mean each letter of credit delivered by a tenant to Borrower or its predecessor in interest as security for such tenant’s obligations under its Lease.

(253)                      “Third Extension Notice” has the meaning assigned to such term in Section 2.5(3).

(254)                      “Third Extension Period” has the meaning assigned to such term in Section 2.5(3).

(255)                      “Third-Party Counterparty” has the meaning assigned to such term in Section 9.15(1).

(256)                      “Third-Party Hedge Agreement” has the meaning assigned to such term in Section 9.15(1).

(257)                      “Threshold Amount” means Three Million Dollars ($3,000,000).

(258)                      “Tri-Party Agreement” means that certain Tri-Party Agreement and Guaranty dated as of September 26, 2008, by and among Borrower, Operating Lessee and Hotel Manager.

(259)                      “Type” has the meaning assigned to such term in Section 1.2.

(260)                      “Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

(261)                      “Unpaid Amount” has the meaning assigned to such term in Section 14.12(2).

(262)                      “Wells Fargo” means Wells Fargo Bank, N.A.

(263)                      “Wells Fargo Counterparty” means Wells Fargo and or any of its Related Entities.

(264)                      “Working Capital Note” has the meaning assigned to such term in the Operating Lease.

Section 1.2   Types of Loans.  Loans hereunder are distinguished by “Type”.  The “Type” of a Loan refers to whether such Loan is an Base Rate Loan or a LIBOR-based Loan, each of which constitutes a Type.

ARTICLE 2

LOAN TERMS

Section 2.1   The Commitments, Loans and Notes.

(1)           Loans.  Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan to Borrower in Dollars in a principal amount up to but not exceeding the amount of the Commitment of such Lender.  The Loans shall be funded in a single advance and repaid in accordance with this Agreement.  The initial advance of the Loans, in the aggregate amount of up to $100,000,000, shall be made in accordance with the Sources and Uses Budget and funded into escrow to be disbursed to the Borrower’s Operating Account to be used by Borrower upon Borrower’s satisfaction of the conditions described in Schedule 2.1.

(2)           Lending Offices.  The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

(3)           Several Obligations.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(4)           Notes.

(a)           Loan Notes.  The Loans made by each Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)           Endorsements on Notes.  The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of such Loans.

(c)           Substitution, Exchange and Subdivision of Notes.  No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Note pursuant to Sections 12.10 and 12.24 (and, if requested by any Lender, Borrower agrees to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith).

(d)           Loss, Theft, Destruction or Mutilation of Notes.  In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.

(e)           Funding of Loans.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Administrative Agent will promptly make such Loans available to Borrower by wire transfer of immediately available funds to an account in the United States designated by Borrower in the applicable Borrowing Request.

Section 2.2   Conversions or Continuations of Loans.

(1)           Subject to Sections 2.8(4), 2.9(2) and 2.9(3), Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided that:  (a) Borrower shall give Administrative Agent notice of each such Conversion or Continuation as provided in Section 2.8(5); (b) LIBOR-based Loans may be Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 2.9(5) and (c) subject to Sections 2.9(1) and 2.9(3), any Conversion or Continuation of Loans shall be pro rata among the Lenders.  Notwithstanding the foregoing, and without limiting the rights and remedies of Administrative Agent and the Lenders under Article 11, for so long as any Event of Default exists, the right of Borrower to Convert any Loan into a LIBOR-based Loan, or to Continue any Loan as a LIBOR-based Loan, shall be suspended, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.  In connection with any such Conversion, a Lender may (at its sole and absolute discretion) transfer a Loan from one Applicable Lending Office to another.

(2)           Notwithstanding anything to the contrary contained in this Agreement, at any time that a Hedge Agreement is in effect, Borrower shall have the right to choose only an Interest Period which is the same as the Interest Rate Hedge Period.

Section 2.3   Interest Rate; Late Charge.

(1)           Borrower hereby promises to pay to Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan (which may be Base Rate Loans and/or LIBOR-based Loans) made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a)           during such periods as such Loan is an Base Rate Loan, the Base Rate plus the Applicable Margin; and

(b)           during such periods as such Loan is a LIBOR-based Loan, for each Interest Period relating thereto, the Adjusted LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin.

(2)           Accrued interest on each Loan shall be payable (i) monthly in arrears on each Payment Date and (ii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Default Rate shall be payable from time to time on demand.

(3)           Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, Borrower shall pay to Administrative Agent for the account of each Lender interest at the applicable Default Rate on the outstanding principal amount of any Loan made by such Lender, any interest payments (except a late payment of any Additional Interest which shall be governed by the terms of the Hedge Agreement) thereon not paid when due and on any other amount payable by Borrower hereunder, under the Notes and any other Loan Documents.

(4)           Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower, but the failure of Administrative Agent to provide such notice shall not affect Borrower’s obligation for the payment of interest on the Loans.

(5)             In addition to any sums due under this Section 2.3, Borrower shall pay to Administrative Agent for the account of the Lenders a late payment premium in the amount of five percent (5.00%) of any payments of principal, interest or other sums under the Loans (other than the payment of principal due on the Maturity Date) that is not paid by Borrower on the date on which it is due, which late payment premium shall be due with any such late payment or upon demand by Administrative Agent.  Such late payment charge represents the reasonable estimate of Borrower and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of Borrower to make timely payments.  Such late charge shall be paid without prejudice to the right of Administrative Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents.

(6)           Borrower shall pay Additional Interest under the Notes in accordance with the terms of the Hedge Agreement.

Section 2.4   Terms of Payment.  The Loans shall be payable as follows:

(1)           Interest.  On the date hereof, Borrower shall make a payment of interest only covering the period from the date hereof through and including October 8, 2008 (the “Stub Interest Period”), and beginning with the first Payment Date thereafter to the Maturity Date for the Interest Period immediately prior to the date on which such Payment Date or Maturity Date occurs, Borrower shall pay interest in arrears on each Payment Date in accordance with the wire transfer instructions set forth in Schedule 2.4(1) hereto (or such other instructions as Administrative Agent may from time to time provide) until all amounts due under the Loan Documents are paid in full.

(2)           Principal Amortization.

(a)           Commencing on the first Payment Date after the Stub Period and continuing on each Payment Date thereafter until the Maturity Date, Borrower shall pay to Administrative Agent (on behalf of the Lenders) One Hundred Thousand Dollars ($100,000), such amount to be applied as a permanent reduction of the unpaid principal balance of the Loans.

(b)           If (i) at any time during the initial term of the Loan or, if the Maturity Date has been extended in accordance with Section 2.5(1), during the First Extension Period, the Debt

Service Coverage Ratio at the end of any calendar quarter is less than 1.40:1, or (ii) if the Maturity Date has been extended in accordance with Section 2.5(2) or 2.5(3), during the Second Extension Period or Third Extension Period, as applicable, the Debt Service Coverage Ratio at the end of any calendar quarter is less than 1.50:1, then in any case, within ten (10) days following the end of such calendar quarter, Borrower shall pay down the outstanding principal balance of the Loans (in accordance with Section 2.4(4), inclusive of any prepayment premium required thereunder) in an amount such that the Debt Service Coverage Ratio is 1.50:1.00 or, if the Maturity Date has been extended pursuant to Section 2.5(2) or 2.5(3), 1.675:1.00, after giving effect to such principal repayment.

(3)           Maturity.  On the Maturity Date, Borrower shall pay to Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period immediately prior to the date on which the Maturity Date occurs), any other amounts due under the Loan Documents, and shall pay to Administrative Agent for the benefit of the Lenders in accordance with their proportional shares the Exit Fee in accordance with the Fee Letter.

(4)           Certain Terms Relating to Prepayments.  Subject to the provisions of Sections 2.4(6) and 2.9(5) and this Section 2.4(4), Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty (except as set forth herein); provided that:  (a) Borrower shall give Administrative Agent notice of each such prepayment as provided in Section 2.8(5), which notice shall specify as the date of prepayment a Payment Date (and, upon the Payment Date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (b) partial prepayments shall be in the minimum aggregate principal amounts specified in Section 2.8(4).  With respect to (A) any optional prepayment made by Borrower hereunder (regardless of the amount so prepaid) and (B) any prepayment required under Section 2.2(2)(b) above or resulting from Administrative Agent’s application of funds in the Low DSCR Reserve Fund to prepay the Loans pursuant to Section 4.5 (but only, in the case of prepayments described in this clause (B), if such prepayment, when aggregated with all other prior prepayments required under Section 2.2(2)(b) above or resulting from Administrative Agent’s application of funds in the Low DSCR Reserve Fund to prepay the Loans pursuant to Section 4.5, equals or exceeds $10,000,000), Borrower shall pay, together with the principal amount so prepaid and any other sums then due hereunder, a prepayment premium equal to the following percentage of the principal amount so prepaid:

If the prepayment occurs during the following period:	The percentage is as follows:
During the period from the Closing Date to and including the date which occurs six (6) months after the Closing Date	1.50%
During the period from the day immediately following the date which occurs six (6)	1.00%

months after the Closing Date to and including the date which occurs twelve (12) months after the Closing Date
During the period from the day immediately following the date which occurs twelve (12) months after the Closing Date to and including the date which occurs fifteen (15) months after the Closing Date	.50%
During the period from the day immediately following the date which occurs fifteen (15) months after the Closing Date to and including the date which occurs eighteen (18) months after the Closing Date	.25%
Thereafter	0.00%

Loans that are prepaid cannot be reborrowed.

(5)           Mandatory Prepayments.  If a Casualty or Condemnation shall occur with respect to the Project, Borrower, upon Borrower’s or Administrative Agent’s receipt of the applicable insurance proceeds or condemnation award, shall prepay the Loan, if required by the provisions of Article 3, without any applicable prepayment premium (but subject to the provisions of Sections 2.4(6) and 2.9(5)).  Nothing in this Section 2.4(5) shall be deemed to limit any obligation of Borrower under the Mortgage or any other Security Document, including any obligation to remit to a collateral or similar account maintained by Administrative Agent pursuant to the Mortgage or any of the other Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty or Condemnation.

(6)           Interest and Other Charges on Prepayment.  If the Loans are prepaid, in whole or in part, pursuant to Section 2.4(4) or 2.4(5), each such prepayment shall be made on the prepayment date specified in the notice to Administrative Agent pursuant to Section 2.8(5), and (in every case) together with (a) the accrued and unpaid interest (including accrued and unpaid Additional Interest, if applicable) on the principal amount prepaid, (b) the Exit Fee, (c) any amounts payable to a Lender pursuant to Section 2.9(5) as a result of such prepayment while an Adjusted LIBOR Rate is in effect and (d) any early termination amounts due under a Hedge Agreement with a Eurohypo Counterparty (as determined by such Eurohypo Counterparty); provided, however, that any such prepayment shall be applied first, to the prepayment of any portions of the outstanding principal amount that are Base Rate Loans and, second, to the prepayment of any portions of the outstanding principal amount that are LIBOR-based Loans applying such sums first to LIBOR-based Loans of the shortest maturity so as to minimize breakage costs; provided further, however, that if an Event of Default exists, Administrative

Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 2.8(2), may determine to be appropriate.

(7)           Application of Payments.  All payments received by Administrative Agent under the Loan Documents shall be applied: first, to any fees and expenses due to Administrative Agent and the Lenders under the Loan Documents; second, to any Default Rate interest or late charges; third, to accrued and unpaid interest; and fourth, to the principal sum and other amounts due under the Loan Documents; provided, however, that, if an Event of Default exists Administrative Agent shall apply such payments in any order or manner as Administrative Agent shall determine.

(8)           “Return Item Amounts” under the Lockbox Agreement.  If any amounts distributed to the Administrative Agent for the benefit of the Lenders are required to be returned to Wells Fargo as “Return Item Amounts” (as defined in the Lockbox Agreement) pursuant to the provisions of Section 11 of the Lockbox Agreement, (i) Borrower shall, immediately upon demand, pay to the Administrative Agent for the benefit of the Lenders the amount so required to be returned (and any previous credit given to Borrower hereunder on account of such distribution shall be null and void, and the sums on account of which such credit was given shall be immediately due and payable by Borrower) and (ii) if Borrower fails to pay any such amount, each Lender shall be required to advance to the Administrative Agent its proportionate share of the amount so required to be returned.  None of the provisions of this Agreement or any Loan Document pursuant to which Borrower’s obligations on account of any payment or deposit required to be made hereunder are deemed satisfied as a result of the availability of sums for application to such payment or deposit in the Cash Management Account or any sub-account thereof shall apply with respect to any such amounts deposited in the Cash Management Account or allocated to any sub-account thereof which are or become Return Item Amounts or with respect to which Wells Fargo exercises its rights provided for in Section 29 of the Lockbox Agreement.

Section 2.5   Extension of Maturity Date.

(1)           First Extension of Maturity Date.  Borrower may, at its option, extend the term of the then outstanding principal amount for a period commencing on the original Maturity Date and ending on September 29, 2011; provided, however, if such day is not a Business Day, such period shall be deemed to end the immediately preceding Business Day (the applicable period being, the “First Extension Period”), subject to the satisfaction of the following conditions:

(a)           Borrower shall notify (the “First Extension Notice”) Administrative Agent of Borrower’s exercise of such option between sixty (60) and one hundred twenty (120) days prior to the original Maturity Date;

(b)           No Potential Default or Event of Default exists as of the date of the Extension Notice or as of the original Maturity Date or would result from the extension of the maturity of the Loans for the First Extension Period;

(c)           The Debt Service Coverage Ratio based on the outstanding balance of the Loans for the most recently ended calendar quarter prior to the Maturity Date, shall be equal to or greater than 1.50:1.00; provided, however, in the event that the required Debt Service Coverage Ratio is not met, then Borrower may, in order to satisfy the condition in this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required Debt Service Coverage Ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required Debt Service Coverage Ratio is achieved; provided, further, that, so long as no Event of Default or Potential Default then exists, any such cash collateral deposited in the Additional Cash Collateral Account or any such Collateral Letter of Credit delivered pursuant to the foregoing (or, to the extent the Administrative Agent shall have thereafter drawn thereon in compliance herewith, the remaining portion thereof), shall be released to Borrower at such time as Borrower shall have satisfied the foregoing Debt Service Coverage Ratio condition for two consecutive calendar quarters;

(d)           The ratio of (i) the total outstanding principal balance of the Loans to (ii) the value of the Project does not exceed fifty-three percent (53%) based on the “as is” value established by a new Appraisal obtained by Administrative Agent not more than sixty (60) days prior to the Maturity Date, such Appraisal to be at Borrower’s expense and satisfactory to Administrative Agent in all respects; provided, however, in the event that the required loan-to-value ratio is not met, then Borrower may, in order to satisfy the condition in this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required loan-to-value ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required loan-to-value ratio is achieved; provided, further, that, so long as no Event of Default or Potential Default exists, any such cash collateral deposited in the Additional Cash Collateral Account or any Collateral Letter of Credit delivered pursuant to the foregoing (or, to the extent the Administrative Agent shall have thereafter drawn thereon in compliance herewith, the remaining portion thereof), shall be released to Borrower at such time as Borrower shall have satisfied the foregoing loan-to-value ratio based on a new Appraisal obtained by Administrative Agent at Borrower’s request and expense, which Appraisal shall be satisfactory to Administrative Agent in all respects;

(e)           If the Hedge Agreement in effect at the time of Borrower’s giving of the First Extension Notice is scheduled to mature or expire prior to the end of the First Extension Period, Borrower shall have obtained and delivered to Administrative Agent not later than ten (10) Business Days prior to the first day of the First Extension Period one or more replacement Hedge Agreements which meet the requirements of Section 9.15 which shall be effective on or before the date the then effective Hedge Agreement is scheduled to mature or expire and shall have a maturity date not earlier than the end of the First Extension Period;

(f)           The expiration date of any Collateral Letters of Credit, if still outstanding pursuant to the terms of this Agreement or any other Loan Document, shall be extended to (or replaced with another Collateral Letter of Credit that expires on) a date which is thirty (30) days beyond the end of the First Extension Period;

(g)           Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including reasonable legal fees; all such costs and expenses shall be due and payable within ten (10) days of demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;

(h)           Not later than the original Maturity Date, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by the Guarantor of reaffirmations of its obligations under the Guaranty and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, together with any title endorsements required by Administrative Agent;

(i)            Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their proportionate shares) on the Maturity Date, a non-refundable extension fee equal to 0.25% of an amount equal to the outstanding principal amount (after giving effect to any prepayment of principal (but not giving effect to any Letter of Credit given in lieu of such prepayment) made in accordance with Sections 2.5(1)(c) or (d) above) at such time; and

(j)            As of the date of the Extension Notice and as of the original Maturity Date there shall be no Change in Control, and Nelson Rising shall continue to be chief executive officer of the REIT.

Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.

(2)           Second Extension of Maturity Date.  In the event Borrower has previously extended the Maturity Date in accordance with Section 2.5(1), Borrower may, at its option, extend the term of the then outstanding principal amount of the Loans for a period commencing on the expiration date of the First Extension Period and ending on September 28, 2012; provided, however, if such day is not a Business Day, such period shall be deemed to end the immediately preceding Business Day (the applicable period being, the “Second Extension Period”), subject to the satisfaction of the following conditions:

(a)           Borrower shall notify (the “Second Extension Notice”) Administrative Agent of Borrower’s exercise of such option between sixty (60) and one hundred twenty (120) days prior to the original Maturity Date, as extended by the First Extension Period;

(b)           No Potential Default or Event of Default exists as of the date of the Second Extension Notice, as of the Maturity Date, as extended by the First Extension Period, or would result from the extension of the maturity of the Loans for the Second Extension Period;

(c)           The Debt Service Coverage Ratio based on the outstanding balance of the Loans for the most recently ended calendar quarter prior to the Maturity Date, as extended by the First Extension Period, shall be equal to or greater than 1.575:1.00; provided, however, in the event that the required Debt Service Coverage Ratio is not met, then Borrower may, in order to satisfy the condition in this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required Debt Service Coverage Ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required Debt Service Coverage Ratio is achieved; provided, further, that, so long as no Event of Default or Potential Default then exists, any such cash collateral deposited in the Additional Cash Collateral Account or any such Collateral Letter of Credit delivered pursuant to the foregoing (or, to the extent the Administrative Agent shall have thereafter drawn thereon in compliance herewith, the remaining portion thereof), shall be released to Borrower at such time as Borrower shall have satisfied the foregoing Debt Service Coverage Ratio condition for two consecutive calendar quarters;

(d)           The ratio of (i) the total outstanding principal balance of the Loans to (ii) the value of the Project does not exceed fifty-three percent (53%) based on the “as is” value established by a new Appraisal obtained by Administrative Agent not more than sixty (60) days prior to the Maturity Date, as extended by the First Extension Period, such Appraisal to be at Borrower’s expense and satisfactory to Administrative Agent in all respects; provided, however, in the event that the required loan-to-value ratio is not met, then Borrower may, in order to satisfy the condition in this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required loan-to-value ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required loan-to-value ratio is achieved; provided, further, that, so long as no Event of Default or Potential Default exists, any such cash collateral deposited in the Additional Cash Collateral Account or any Collateral Letter of Credit delivered pursuant to the foregoing (or, to the extent the Administrative Agent shall have thereafter drawn thereon in compliance herewith, the remaining portion thereof), shall be released to Borrower at such time as Borrower shall have satisfied the foregoing loan-to-value ratio based on a new Appraisal obtained by Administrative Agent at Borrower’s request and expense, which Appraisal shall be satisfactory to Administrative Agent in all respects;

(e)           If the Hedge Agreement in effect at the time of Borrower’s giving of the Second Extension Notice is scheduled to mature or expire prior to the end of the Second Extension Period, Borrower shall have obtained and delivered to Administrative Agent not later than ten (10) Business Days prior to the first day of the Second Extension Period one or more replacement Hedge Agreements which meet the requirements of Section 9.15 which shall be effective on or before the date the then effective Hedge Agreement is scheduled to mature or expire and shall have a maturity date not earlier than the end of the Second Extension Period;

(f)           The expiration date of any Collateral Letters of Credit, if still outstanding pursuant to the terms of this Agreement or any other Loan Document, shall be extended to (or replaced with another Collateral Letter of Credit that expires on) a date which is thirty (30) days beyond the end of the Second Extension Period;

(g)           Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable within ten (10) days of demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;

(h)           Not later than the Maturity Date, as extended by the First Extension Period, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by the Guarantor of reaffirmations of its obligations under the Guaranty and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, together with any title endorsements required by Administrative Agent;

(i)            Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their Proportionate Shares) on the Maturity Date, as extended by the First Extension, a non-refundable extension fee equal to 0.25% of an amount equal to the outstanding principal amount (after giving effect to any prepayment of principal (but not giving effect to any Letter of Credit given in lieu of such prepayment) made in accordance with Sections 2.5(2)(c) or (d) above) at such time; and

(j)            As of the date of the Second Extension Notice, and as of the Maturity Date, as extended by the First Extension Period, there shall be no Change in Control, and Nelson Rising shall continue to be chief executive officer of the REIT.

Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.

(3)           Third Extension of Maturity Date.  In the event Borrower has previously extended the Maturity Date in accordance with Sections 2.5(1) and 2.5(2), Borrower may, at its option, extend the term of the then outstanding principal amount of the Loans for a period commencing on the expiration date of the Second Extension Period and ending on September 27, 2013; provided, however, if such day is not a Business Day, such period shall be deemed to end the immediately preceding Business Day (the applicable period being, the “Third Extension Period”), subject to the satisfaction of the following conditions:

(a)           Borrower shall notify (the “Third Extension Notice”) Administrative Agent of Borrower’s exercise of such option between sixty (60) and one hundred twenty (120) days prior to the Maturity Date, as extended by the First Extension Period and the Second Extension Period;

(b)           No Potential Default or Event of Default exists as of the date of the Third Extension Notice, as of the Maturity Date (as extended by the First Extension Period and the Second Extension Period) or would result from the extension of the maturity of the Loans for the Third Extension Period;

(c)           The Debt Service Coverage Ratio based on the outstanding balance of the Loans for the most recently ended calendar quarter prior to the Maturity Date, as extended by the First Extension Period and the Second Extension Period, shall be equal to or greater than 1.65:1.00; provided, however, in the event that the required Debt Service Coverage Ratio is not met, then Borrower may, in order to satisfy the condition in this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required Debt Service Coverage Ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required Debt Service Coverage Ratio is achieved; provided, further, that, so long as no Event of Default or Potential Default then exists, any such cash collateral deposited in the Additional Cash Collateral Account or any such Collateral Letter of Credit delivered pursuant to the foregoing (or, to the extent the Administrative Agent shall have thereafter drawn thereon in compliance herewith, the remaining portion thereof), shall be released to Borrower at such time as Borrower shall have satisfied the foregoing Debt Service Coverage Ratio condition for two consecutive calendar quarters;

(d)           The ratio of (i) the total outstanding principal balance of the Loans to (ii) the value of the Project does not exceed fifty-three percent (53%) based on the “as is” value established by a new Appraisal obtained by Administrative Agent not more than sixty (60) days prior to the Maturity Date, as extended by the First Extension Period and the Second Extension Period, such Appraisal to be at Borrower’s expense and satisfactory to Administrative Agent in all respects; provided, however, in the event that the required loan-to-value ratio is not met, then Borrower may, in order to satisfy the condition is this clause, at its election, either (i) pay down the outstanding principal balance of the Loans in an amount such that the required loan-to-value ratio is achieved (in accordance with Section 2.4(4)) or (ii) deliver to Administrative Agent cash collateral for deposit into the Additional Cash Collateral Account or a Collateral Letter of Credit, in either case, in an amount equal to the portion of the Loans that Borrower would otherwise be required to prepay such that the required loan-to value ratio is achieved; provided, further, that, so long as no Event of Default exists, any such cash collateral deposited in the Additional Cash Collateral Account or any Collateral Letter of Credit delivered pursuant to the foregoing, shall be released to Borrower at such time as Borrower shall have satisfied the foregoing loan-to-value ratio based on a new Appraisal obtained by Administrative Agent at Borrower’s request and expense, which Appraisal shall be satisfactory to Administrative Agent in all respects;

(e)           If the Hedge Agreement in effect at the time of Borrower’s giving of the Third Extension Notice is scheduled to mature or expire prior to the end of the Third Extension Period, Borrower shall have obtained and delivered to Administrative Agent not later than ten (10) Business Days prior to the first day of the Third Extension Period one or more replacement Hedge Agreements which meet the requirements of Section 9.15 which shall be effective on or before the date the then effective Hedge Agreement is scheduled to mature or expire and shall have a maturity date not earlier than the end of the Third Extension Period;

(f)           The expiration date of any Collateral Letters of Credit, if still outstanding pursuant to the terms of this Agreement or any other Loan Document, shall be extended to (or replaced with another Collateral Letter of Credit that expires on) a date which is thirty (30) days beyond the end of the Third Extension Period;

(g)           Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable within ten (10) days of demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;

(h)           Not later than the Maturity Date, as extended by the First Extension Period and the Second Extension Period, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by the Guarantor of reaffirmations of its obligations under the Guaranty and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, together with any title endorsements required by Administrative Agent;

(i)            Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their proportionate shares) on the Maturity Date, as extended by the First Extension Period and the Second Extension Period, a non-refundable extension fee equal to 0.25% of an amount equal to the outstanding principal amount (after giving effect to any prepayment of principal (but not giving effect to any Letter of Credit given in lieu of such prepayment) made in accordance with Sections 2.5(3)(c) or (d) above)at such time; and

(j)            As of the date of the Third Extension Notice, and as of the Maturity Date, as extended by the First Extension Period and the Second Extension Period, there shall be no Change in Control, and Nelson Rising shall continue to be chief executive officer of the REIT.

Any such extension shall be otherwise subject to all of the other terms and provisions of this Agreement and the other Loan Documents.

Section 2.6   Exit Fee.  Upon the earlier to occur of (a) the date when full prepayment of the Loan occurs, (b) the Maturity Date or (c) the date on which the Loan has been accelerated following an Event of Default, Borrower shall pay to the Administrative Agent for the benefit of the Lenders in accordance with their proportionate shares the Exit Fee as provided in the Fee Letter.

Section 2.7   Cash Management.

(1)           Lockbox Account.  Borrower shall cause all rents from the Commercial Component at the Project to be deposited into the Lockbox in accordance with the Lockbox Agreement and the Borrower Cash Management Agreement.  Without limitation of the foregoing, Borrower shall, and shall cause the Property Manager to, deliver irrevocable written instructions to all tenants under Leases at the Commercial Component to deliver all rents payable thereunder directly to the Lockbox for deposit into the Cash Management Account.  Borrower hereby irrevocably constitutes and appoints Administrative Agent the attorney-in-fact of Borrower, coupled with an interest, to, upon Borrower’s failure to deliver the foregoing notices, execute and deliver such notices in the name of and on behalf of Borrower.  Disbursements from the Lockbox Account to the Borrower’s Cash Management Account will be made in accordance with the terms and conditions of this Agreement and the Lockbox Agreement.  Administrative Agent shall have sole dominion and control over the Lockbox Account and Borrower shall not have any rights to make withdrawals therefrom.

(2)           Cash Management Account.  Without limiting the foregoing subsection (1), (a) if any tenant under a Lease at the Commercial Component delivers any rents to Borrower or Property Manager despite the delivery of the irrevocable written instructions described in the immediately preceding subsection, Borrower shall, and shall cause Property Manager to, deposit all Rents and other payments due under all Leases from the Commercial Component into the Borrower Cash Management Account in accordance with the Borrower Cash Management Agreement, (b) Borrower shall cause Operating Lessee to deposit all Operating Rent and other payments due from Operating Lessee under the Operating Lease to Borrower into the Borrower Cash Management Account in accordance with the Operating Lessee Cash Management Agreement, and (c) Borrower shall, and shall cause Operating Lessee to cause Hotel Manager to, deposit the amount payable to Operating Lessee under the Hotel Management Agreement (or a permitted replacement thereof) into the Operating Lessee Cash Management Account in accordance with the Operating Lessee Cash Management Agreement.  Without limitation of the foregoing, (x) Borrower shall, and shall cause the Property Manager to deposit all amounts received by Borrower or the Property Manager constituting rents or other revenue of any kind from the Project into the Borrower Cash Management Account within one (1) Business Day of receipt thereof and (y) Borrower shall or shall cause Operating Lessee to deliver irrevocable written instructions to Hotel Manager to deliver all revenues from the Hotel Component pursuant to Section 3.6.1 of the Hotel Management Agreement payable by Hotel Manager to Operating Lessee directly to the Operating Lessee Cash Management Account.  Disbursements from the

Borrower Cash Management Account and/or the Operating Lessee Cash Management Account will be made in accordance with the terms and conditions of this Agreement and the Borrower Cash Management Agreement and/or the Operating Lessee Cash Management Agreement, as applicable.  Administrative Agent shall have sole dominion and control over the Borrower Cash Management Account and the Operating Lessee Cash Management Account and neither Borrower nor Operating Lessee shall have any rights to make withdrawals therefrom.

(3)           Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default exists, Borrower’s obligations with respect to the deposits to be made into the Security Accounts and any other payment due pursuant to this Agreement or any other Loan Document on any Payment Date shall be deemed satisfied to the extent sufficient amounts are deposited in the Borrower Cash Management Account and/or Operating Lessee Cash Management Account, as applicable, and are unconditionally available to Administrative Agent (on behalf of the Lenders) to satisfy such obligations in accordance with the terms of this Agreement and the Borrower Cash Management Agreement and/or Operating Lessee Cash Management Agreement, as applicable, on the dates each such payment is required (provided such amounts were not theretofore allocated to other Security Accounts or payments, or required to be allocated to other Security Accounts or payments on such Payment Date pursuant to allocations having priority over the allocation to the Security Accounts or other payments in question), regardless of whether any of such amounts are so applied by Administrative Agent.

(4)           The insufficiency of funds on deposit in the Borrower Cash Management Account and/or Operating Lessee Cash Management Account, as applicable, (or any sub-account thereunder) shall not absolve Borrower of the obligation to make any payments as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 2.8   Payments; Pro Rata Treatment; Etc.

(1)           Payments Generally.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at an account designated by Administrative Agent by notice to Borrower, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Application of Payments.  Subject to the provisions of Section 2.4(7), Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify to Administrative Agent (which shall so notify the intended recipient(s) thereof) whether the payment is to be applied to the Loans or to other amounts payable by Borrower hereunder (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application in such manner as it may determine to be appropriate, subject to Section 2.8(2) and any other agreement among Administrative Agent and the Lenders with respect to such application).

(c)           Forwarding of Payments by Administrative Agent.  Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent on the date of receipt, if received before 1:00 P.M., New York time, or as early as possible on the next Business Day, to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.  All payments of principal, interest, and other payments under the Loan Documents shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective proportionate shares in the Loans or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender.

(d)           Extensions to Next Business Day.  If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension, except with respect to any payment due on the Maturity Date, in which case such due date shall be adjusted to the immediately preceding Business Day.

(2)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each advance of a Loan from the Lenders under Section 2.1(1) shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.9(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(3)           Computations.  Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed occurring in the period for which payable.

(4)           Minimum Amounts.  Except for (a) mandatory prepayments made pursuant to Section 2.4(5) and (b) Conversions or prepayments made pursuant to Section 2.9(4), each borrowing, Conversion, Continuation and partial prepayment of principal (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount at least equal to $1,000,000 (Loan

Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type or Interest Period) and each borrowing of, Conversion into or Continuation of a LIBOR-based Loan shall be in minimum increments of $100,000 in excess thereof; provided that if any Loans or borrowings would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.  Notwithstanding the foregoing, the minimum amount of $1,000,000 shall not apply to Conversions of lesser amounts into a tranche of Loans that has (or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and one Interest Period.

(5)           Certain Notices.  Notices by Borrower to Administrative Agent regarding Loan Transactions and the selection of Types of Loans and/or of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent not later than 1:00 p.m., New York City time, on the number of Business Days prior to the date of the proposed Loan Transaction or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Optional Prepayment	3
Conversions into, Continuations as, or borrowings in Base Rate Loans	3
Conversions into, Continuations as, borrowings in or changes in duration of Interest Period for, LIBOR-based Loans (subject to Section 2.4(6))	3

Each such notice of a Loan Transaction shall specify the amount (subject to Section 2.8(4)), Type, and Interest Period of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction.  Notices for Conversions and Continuations shall be in the form of Exhibit E.  Each such notice specifying the duration of an Interest Period shall specify the portion of the Loans to which such Interest Period is to relate.  Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  If Borrower fails to select (i) the Type of Loan or (ii) the duration of any Interest Period for any LIBOR-based Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 2.8(5), such Loan (if outstanding as a LIBOR Loan) will be automatically Continued as an LIBOR-based Loan with an Interest Period of one (1) month on the last day of the current Interest Period for such Loan (based on a LIBOR-based Rate determined two (2) Business Days prior to the first day of the next Interest Period) or, if outstanding as an Base Rate Loan, will remain as a Base Rate Loan.

(6)           Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(a)                 if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.3 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.3 to pay interest at the Default Rate in respect of the Required Payment, and

(b)                 if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.3 is applicable to the Type of such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

(7)           Sharing of Payments, Etc.

(a)                 Right of Set-off.  Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, (subject, as among the Lenders, to Section 12.26), each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                 Sharing.  If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 12.26) of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                 Consent by Borrower.  Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 12.26) all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                 Rights of Lenders; Bankruptcy.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.8(7) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.8(7) to share in the benefits of any recovery on such secured claim.

Section 2.9   Yield Protection; Etc.

(1)           Additional Costs.

(a)                 Costs of Making or Maintaining LIBOR-based Loans.  Borrower shall pay directly to each Lender from time to time such amounts as such Lender may in good faith determine to be necessary to compensate such Lender for any costs that such Lender in good faith determines are attributable to its making or maintaining of any LIBOR-based Loans or its obligation to make any LIBOR-based Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)
shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(ii)
imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted LIBOR Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “LIBOR Rate”), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii)	imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from Borrower under this paragraph (a), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue LIBOR-based Loans, or to Convert Loans into LIBOR-based Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.9(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)                 Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines.  Without limiting the effect of the foregoing provisions of this Section 2.9(1) (but without duplication), Borrower shall pay directly to each Lender from time to time on written request such amounts as such Lender may in good faith determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request).

(c)                 Notification and Certification.  Each Lender shall notify Borrower in writing of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.9(1) as promptly as practicable, but in any event within sixty (60) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within sixty (60) days after it obtains actual knowledge of such an event and that such event entitles Lender to compensation under paragraph (a) or (b) of this Section 2.9(1), such Lender shall, with respect to compensation payable pursuant to this Section 2.9(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.9(1) for costs incurred from and after the date forty-five (45) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America.  Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 2.9(1).  Determinations and allocations by any Lender for purposes of this Section 2.9(1) of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 2.9(1), or of the effect of capital maintained pursuant to paragraph (b) of this Section 2.9(1), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.9(1), shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(2)           Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Rate for any Interest Period for any LIBOR-based Loan:

(a)                 Administrative Agent determines, which determination shall be conclusive absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR-based Loans as provided herein; or

(b)                 the Majority Lenders determine, which determination shall be conclusive, and notify Administrative Agent that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for LIBOR-based Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining LIBOR-based Loans for such Interest Period;

then Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR-based Loans, to Continue LIBOR-based Loans or to Convert Loans of any other Type into LIBOR-based Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR-based Loans, either prepay such Loans or such Loans shall be automatically Converted into Base Rate Loans.

(3)           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR-based Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR-based Loans shall be suspended until such time as such Lender may again make and maintain LIBOR-based Loans (in which case the provisions of Section 2.9(4) shall be applicable).

(4)           Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR-based Loans or to Continue, or to Convert Base Rate Loans into, LIBOR-based Loans shall be suspended pursuant to Section 2.9(1) or 2.9(3), such Lender’s Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.9(3), on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.9(1) or 2.9(3) that gave rise to such Conversion no longer exist:

(a)                 to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Base Rate Loans; and

(b)                 all Loans that would otherwise be made or Continued by such Lender as LIBOR-based Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR-based Loans shall remain as Base Rate Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 2.9(1) or 2.9(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.9(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR-based Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR-based Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and LIBOR-based Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(5)           Compensation.  Borrower shall pay to Administrative Agent for account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a)                 any payment, prepayment or Conversion of a LIBOR-based Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than the last day of the Interest Period for such Loan; or

(b)                 any failure by Borrower for any reason to borrow a LIBOR-based Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given to Administrative Agent in accordance with the terms of this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, based upon request the principal London office of any four (4) major reference banks in the London interbank market selected by such Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period as of 11:00 a.m., New York time, on such date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time, or if at least two such offered quotations are so provided, LIBOR Rate will be the arithmetic mean of such quotation; and if fewer than two (2) such quotations are so provided, such Lender will request any three (3) major banks in New York City selected by such Lender to provide such bank's rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the applicable determination date for amounts in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time.

(6)           U.S. Taxes.

(a)                 Gross-up for Deduction or Withholding of U.S. Taxes.  Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i)
to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 12.24(2)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii)
to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes hereof, (A) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any state thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America and (D) “Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America.  Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(b)                 Evidence of Deduction, Etc.  Within thirty (30) days after paying any amount to Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(7)           Replacement of Lenders.  If any Lender requests compensation pursuant to Section 2.9(1) or 2.9(6) (any such Lender requesting such compensation being herein called a “Requesting Lender”), Borrower, upon three (3) Business Days notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by Borrower that is satisfactory to Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.9(5) as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 2.9(1) or 2.9(6), such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 2.9(1) or 2.9(6) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender.  Subject to the provisions of Section 12.24(2), such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Sections 2.9(1), 2.9(6) and 12.5 (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.9(7) with respect to the time prior to such replacement.

Section 2.10   Administrative Fee.  Until payment in full of all obligations under this Agreement and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Administrative Fee in accordance with the Fee Letter.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1   Insurance.

(1)           Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Project providing at least the following coverages:

(a)           comprehensive all risk insurance on the Improvements and the personal property at the Project (i) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (ii) containing an agreed amount endorsement with respect to the Improvements and personal property at the Project waiving all co-insurance provisions; (iii) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for non-catastrophic perils; and (iv) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement with coverage limits acceptable to Lender if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain:  (A) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Administrative Agent or the Majority Lenders shall require; and (B) if required by Administrative Agent or the Majority Lenders, earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent, provided that the insurance pursuant to clauses (A) and (B) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 3.1(1)(a); and Windstorm insurance in amounts equal to one hundred percent (100%) of the “Full Replacement Cost, and in forms that are commercially available.  Without limiting anything in set forth in this clause (a), Borrower shall exercise, and shall cause Operating Lessee to exercise, its respective rights under the Air Space Lease and the Hotel Management Agreement to obtain and maintain insurance as provided thereunder and to exercise its respective rights to cause the restoration of improvements consistent with the provisions of the Air Space Lease and the Hotel Management Agreement;

(b)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, such insurance (i) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000.00) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000.00); (ii) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent by reason of changed economic conditions making such protection inadequate; and (iii) to cover at least the following hazards:  (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for all legal contracts; and (E) contractual liability covering the indemnities contained in the Mortgage to the extent such coverage is available;

(c)           business income insurance (i) covering all risks required to be covered by the insurance provided for in Section 3.1(1)(a) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (ii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (iii) in an amount equal to one hundred percent (100%) of the projected gross income from the Project for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Project is repaired or replaced and operations are resumed.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Project for the succeeding twelve (12) month period.  Nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Notes and the other Loan Documents;

(d)           at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Project coverage form does not otherwise apply, (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (ii) the insurance provided for in Section 3.1(1)(a) above written in a so-called builder’s risk completed value form (A) on a non-reporting basis, (B) against all risks insured against pursuant to Section 3.1(1)(a) above, (C) including permission to occupy the Project, and (D) with an agreed amount endorsement waiving co-insurance provisions;

(e)           workers’ compensation, subject to the statutory limits of the state in which the Project is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000.00) for disease aggregate in respect of any work or operations on or about the Project, or in connection with the Project or its operation (if applicable);

(f)           comprehensive boiler and machinery insurance, if applicable, in an amount equal to one hundred percent (100%) of the replacement costs of the equipment and the area surrounding the equipment or as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 3.1(1)(a);

(g)           intentionally omitted;

(h)           intentionally omitted;

(i)           umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 3.1(1)(b) above and Section 3.1(1)(j) below;

(j)           motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(k)           so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if served at the Project.  If such alcoholic beverages are served at the Project by a third party, Borrower shall cause such third party to obtain and maintain so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, naming Administrative Agent and Borrower each as additional insureds;

(l)           insurance against employee dishonesty in an amount not less than one (1) month of Gross Income From Operations from the Project and with a deductible not greater than Fifty Thousand and No/100 Dollars ($50,000);

(m)           If the commercial property and business income insurance policies required under Sections 3.1(1)(a) and (c) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 3.1(1)(a) and (c) above.  The claims paying ability rating of the insurer shall be consistent with the requirements of Section 3.1(8) hereof or, if no insurer of such claims paying ability rating is then issuing such terrorism insurance, the chosen insurer shall be the insurer which is offering such terrorism insurance and which has a claims paying ability rating the closest to that required by Section 3.1(8) hereof;

(n)           If perils of terrorism and acts of terrorism or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage required under Sections 3.1(1)(a) and (c) above, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which meets the requirements set forth in Section 3.1(8) below or is otherwise satisfactory to Administrative Agent, insuring against all such excluded acts or events in the amounts required for such coverage under Sections 3.1(1)(a) and (c) above, or such lesser amount as may be approved by Administrative Agent in its sole discretion.  The endorsement or policy shall be in form and substance reasonably satisfactory to Administrative Agent;

(o)           such other insurance coverages as are required to be maintained by Borrower or Operating Lessee pursuant to the Air Space Lease, any of the Material Agreements or the Hotel Management Agreement; and

(p)           upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Administrative Agent or the Majority Lenders from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Project located in or around the region in which the Project is located.

(2)           All insurance provided for in Section 3.1(1) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Administrative Agent as to deductibles, loss payees and insureds.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, evidence of renewal of such insurance (which may be provided in the form of certificates of insurance policy binders), or other evidence reasonably satisfactory to Administrative Agent of such renewal accompanied by evidence satisfactory to Administrative Agent of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Administrative Agent.

(3)           All insurance required hereunder may be effected by one or more blanket Policies covering the Project and other property and assets of Affiliates of Borrower or REIT not constituting a part of the Project.  Any blanket insurance Policy shall specifically allocate to the Project  the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Project in compliance with the provisions of Section 3.1(1).

(4)           All Policies of insurance provided for or contemplated by Section 3.1(1) shall be primary coverage and, except for the Policy referenced in Section 3.1(1)(e), shall name Borrower as the insured and Administrative Agent (on behalf of the Lenders and their successors and/or assigns) and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.  Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Administrative Agent or Borrower to collect any proceeds under any of the Policies.

(5)           All Policies provided for in Section 3.1(1) hereof shall contain clauses or endorsements to the effect that:

(i)
no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

(ii)	the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Administrative Agent and any other party named therein as an insured, and Administrative Agent’s or the Majority Lender’s written consent;

(iii)	each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)	Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(6)           If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, without notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Project, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its reasonable discretion deems appropriate, and all expenses actually incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(7)           In the event of a foreclosure of any of the Mortgage, or other transfer of title to the Project in extinguishment in whole or in part of the Loans all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent for the benefit of the Lenders or other transferee in the event of such other transfer of title.

(8)           The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Project is located and having ratings which comply with both of the following requirements:  (a) a claims paying ability rating of “A” or better by S&P and the equivalent rating by one of the other rating agencies; provided, that, notwithstanding the foregoing, up to forty percent (40%) of the commercial property insurance required under Section 3.1(1)(a) above (including boiler and machinery coverage and terrorism coverage required under Sections 3.1(1)(f) and 3.1(1)(m)) may be issued by companies that do not have a claims paying ability rating of “A” or better, provided that (i) there shall be five (5) or more insurance companies providing such coverage, (ii) the primary layers of such coverage are provided by insurers having claims paying abilities of “A” or better (or the equivalent thereof), (iii) such insurance companies otherwise satisfy the criteria set forth in this Section, and (iv) each such insurance company shall have a financial strength rating from S&P of at least “BBB” (or the equivalent thereof), and (b) a claims paying ability/financial strength rating of “A minus/VII” (or its equivalent) or better by A.M. Best.

(9)           Administrative Agent acknowledges that Administrative Agent has approved the Policies currently in effect with respect to Borrower and the Project.

Section 3.2   Use and Application of Net Proceeds.

The following provisions shall apply in connection with the Restoration of the Project:

(1)           Minor Casualty or Condemnation.  If a Casualty or Condemnation has occurred to the Project and the Net Proceeds shall be less than the Threshold Amount and the reasonably anticipated costs of completing the Restoration shall be less than the Threshold Amount, and provided (a) no Event of Default shall have occurred and remain uncured and (b) the Casualty or Condemnation shall have occurred prior to the Maturity Date, the Net Proceeds will be disbursed by Administrative Agent to Borrower.  Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with reasonable diligence the Restoration in accordance with the terms of this Agreement.  If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Administrative Agent and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

(2)           Major Casualty or Condemnation.

(a)           If a Casualty or Condemnation has occurred to the Project and the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration are reasonably anticipated to be equal to or greater than the Threshold Amount, Administrative Agent shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i)           no Event of Default shall have occurred and be continuing;

(ii)           (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements at the Project has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than fifteen percent (15%) of the land constituting the Project is taken, and such land is located along the perimeter or periphery of the Project, and no portion of the Improvements is the subject of the Condemnation;

(iii)           the Hotel Management Agreement shall remain in full force and effect, and Leases requiring payment of annual rent equal to sixty-five percent (65%) of the Gross Income from Commercial Operations received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect without abatement of rent, during and after the completion of the Restoration beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, in accordance with the Loan Documents, the Air Space Lease, the Hotel Management Agreement and the Material Agreements;

(v)           Administrative Agent shall be satisfied that any operating deficits and all payments of principal and interest under the Notes will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi)           Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under Applicable Law in order to repair and restore the Project to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 3.1(1)(c);

(vii)           the Project and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Law;

(viii)                      the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all Applicable Law;

(ix)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the Project or the related Improvements;

(x)           the REA, OPA, the Parking Arrangements and any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Project shall remain in full force and effect; and

(xi)           After giving effect to such Restoration, the Debt Service Coverage Ratio for the Project shall be equal to the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, and (ii) the Debt Service Coverage Ratio for the Project for the twelve (12) full calendar months immediately preceding the Casualty or Condemnation of the Project.

The term “Net Proceeds” shall mean:  (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Project, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

(b)           The Net Proceeds shall be paid directly to Administrative Agent and held by Administrative Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 3.2, shall constitute additional security for the Indebtedness.  The Net Proceeds (including all interest earned thereon) shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (i) all requirements set forth in Section 3.2(a) have been satisfied, (ii) all materials installed and work and labor performed in connection with the requested disbursement (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Project arising out of the Restoration which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of Administrative Agent by the title company issuing the title insurance policy.

(c)           All plans and specifications required in connection with the Restoration shall be subject to prior approval of Administrative Agent and an independent architect selected by Administrative Agent (the “Casualty Consultant”).  The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Project shall be at least equal in value and general utility to the Project prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Project to the precise condition of the Project prior to such Casualty provided the Project is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.  Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Applicable Law.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Administrative Agent and the Casualty Consultant.  All costs and expenses incurred by Administrative Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.  Administrative Agent shall use good faith efforts to respond within ten (10) Business Days of its receipt of Borrower’s written request for approval of any plans and specifications (or contractors, subcontractors or materialmen in connection therewith).  If Administrative Agent fails to respond to such request within ten (10) Business Days of such request and Borrower sends a second written notice which contains a bold faced, conspicuous legend at the top of the first page stating “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Administrative Agent fails to respond within ten (10) Business Days of its receipt of such second request and the related plans and specifications and all information reasonably required in order to adequately review the same, then such approval will be deemed to have been given.

(d)           In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage.  The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%)

of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 3.2(2)(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 3.2(2)(d) and that all approvals necessary for the re-occupancy and use of the Project have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence reasonably satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the title insurance policy, and Administrative Agent receives an endorsement to the title insurance policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e)           Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 3.2(2) shall constitute additional security for the Indebtedness.

(g)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 3.2(2), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Indebtedness in the manner provided for in subsection 3.2(2)(h).

All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 3.2(2)(g) may be retained and applied by Administrative Agent toward the payment of the Indebtedness, whether or not then due and payable, in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Administrative Agent shall designate.

Section 3.3   Casualty and Condemnation.

(1)           Casualty.  If the Project shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Administrative Agent and shall promptly commence and diligently prosecute to completion the repair and restoration of the Project as nearly as possible to the condition the Project was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 3.2, it being understood, however, that Borrower shall not be obligated to restore the Project to the precise condition of the Project prior to such Casualty provided the Project is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty, and in compliance with the Air Space Lease, the Hotel Management Agreement and the Material Agreements.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In the event of a Casualty where the loss does not exceed the Threshold Amount, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner.  In the event of a Casualty where the loss exceeds the Threshold Amount or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) and Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.  Notwithstanding any Casualty, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Notes and in this Agreement.

(2)           Condemnation.  Borrower shall give Administrative Agent prompt notice of any actual or threatened commencement of a Condemnation proceeding by any Governmental Authority of all or any part of the Project and shall deliver to Administrative Agent a copy of any and all papers served in connection with such proceedings.  Borrower may settle and compromise the Condemnation only with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) and Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Administrative

Agent all instruments reasonably requested by Administrative Agent to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Administrative Agent (on behalf of the Lenders) is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, while an Event of Default exists, with exclusive power to collect, receive and retain any Award for application in accordance with this Agreement and to make any compromise or settlement in connection with any such Condemnation.  Notwithstanding any Condemnation, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Notes and in this Agreement.  Administrative Agent shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest accruing on the Indebtedness at the rate or rates provided herein or in the Notes.  If the Project or any portion thereof is taken in Condemnation by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Project and otherwise comply with the provisions of Section 3.2.  If the Project is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Indebtedness.

(3)           Casualty Proceeds.  Notwithstanding the last sentence of Section 3.1(1)(c) and provided no Event of Default then exists hereunder, proceeds received by Administrative Agent on account of the business income insurance specified in Section 3.1(1)(c) above with respect to any Casualty shall be deposited by Administrative Agent directly into the Borrower Cash Management Account (as defined in the Borrower Cash Management Agreement) but (a) only to the extent it reflects a replacement for lost Rents that would have been due under Leases existing on the date of such Casualty or lost Gross Income from Hotel Operations (exclusive of any portion thereof provided to be paid to the Hotel Manager under the Hotel Management Agreement), and (b) only to the extent necessary to fully make the disbursements required by Sections 3.3(a)(i) through (ix) of the Borrower Cash Management Agreement.  All other such proceeds shall be held by Administrative Agent and disbursed in accordance with Section 3.2 hereof.

ARTICLE 4

RESERVES; COLLATERAL LETTERS OF CREDIT

Section 4.1   Real Estate Tax and Insurance Reserve Fund.

(1)           Deposits.  On the Closing Date, (a) Borrower shall deposit $130,865 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Tax Account, and Borrower shall cause Operating Lessee to deposit $130,572 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Tax Account--Operating Lessee; and (b) Borrower shall deposit $16,438.25 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Insurance Account, and Borrower shall cause Operating Lessee to deposit $47,289.86 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Insurance Account--Operating Lessee.  In addition, on each Payment Date, (i) (x) Borrower shall deposit with Administrative Agent, for deposit in the Tax Account, the Monthly Tax Amount, as determined by Administrative Agent, which will be sufficient to accumulate with Administrative Agent thirty (30) days prior to the date on which such payment would become delinquent therefor sufficient funds to pay all real estate taxes which Administrative Agent estimates will be payable during the next ensuing twelve (12) months, and (y) shall cause Operating Lessee to deposit, with Administrative Agent, for deposit in the Tax Account-Operating Lessee, the Monthly Tax Amount--Operating Lessee, and (ii) (x) Borrower shall deposit with Administrative Agent, for deposit in the Insurance Account, the Monthly Insurance Amount, as determined by Administrative Agent, which will be sufficient to accumulate with Administrative Agent thirty (30) days prior to the expiration of the insurance policies which Administrative Agent estimates will be payable for the renewal of the coverage afforded by the insurance policies during the next ensuing twelve (12) months, and (y) shall cause Operating Lessee to deposit with Administrative Agent, for deposit in the Insurance Account-Operating Lessee, the Monthly Insurance Amount--Operating Lessee (said amounts in clauses (i) and (ii) above, together with the amount set forth in clauses (a) and (b) in the first sentence of this Section 4.1(1), being, collectively, the “Tax and Insurance Reserve Fund”).  If at any time Administrative Agent reasonably determines that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay real estate taxes and insurance premiums by the dates set forth in clauses (i) and (ii) above, Administrative Agent shall notify Borrower of such determination and Borrower shall, and shall cause Operating Lessee to, increase its respective share of the monthly payments to Administrative Agent by the amount that Administrative Agent estimates is sufficient to make up the deficiency ten (10) days prior to delinquency of the real estate taxes; provided, however, if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that real estate taxes are due, Borrower will deposit, and shall cause Operating Lessee to deposit, its respective shares of such amount within one (1) Business Day after its receipt of such notice, and/or thirty (30) days prior to expiration of the insurance policies, as the case may be.  Any interest earned on the Tax and Insurance Reserve Fund shall be accumulated in the Tax and Insurance Reserve Fund and become a part thereof.

(2)           Disbursements.  Borrower shall furnish Administrative Agent with (i) bills for the charges for which such deposits are required and (ii) a disbursement request (in a form reasonably satisfactory to Administrative Agent), executed by an authorized officer of Borrower, at least thirty (30) days prior to the date on which the charges first become payable.  Provided that no Event of Default exists, Administrative Agent will direct the Depository Bank to apply sums in the Tax and Insurance Reserve Fund to (or release such amounts to Borrower for) payments of insurance premiums and real estate taxes required to be made by the Borrower pursuant to Sections 3.1 and 9.2, respectively, and under the Mortgage but not, in any event, earlier than ten (10) days prior to the due dates thereof.  In making any payment relating to the Tax and Insurance Reserve Fund, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to real estate taxes) or insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless said bill, statement or estimate is obviously incorrect.  If the amount of the Tax and Insurance Reserve Fund shall exceed the amounts due for real estate taxes and insurance premiums pursuant to Sections 3.1 and 9.2, respectively, Administrative Agent shall, in its sole and absolute discretion, return any excess to Borrower and/or Operating Lessee, as applicable, or credit such excess against future payments to be made to the Tax and Insurance Reserve Fund.  Provided that on the date that said real estate taxes are due and payable, no Event of Default exists and sufficient funds are on deposit in the Tax and Insurance Reserve Fund to pay real estate taxes, Borrower shall not be liable to pay and shall not be charged with any late charges, interest and/or penalties imposed by or payable to any Governmental Authority as a result of Administrative Agent’s failure to pay real estate taxes prior to the date that same become delinquent.

(3)           Blanket Insurance and Premium Financing.  For so long as a Blanket Insurance Premium Financing Arrangement (as hereafter defined) remains in effect, in lieu of the amount of the Insurance Premiums to be paid by Borrower to Administrative Agent pursuant to Section 4.1(1) hereof, Borrower shall pay to Administrative Agent the Financing Installment (as hereafter defined).  As used herein, the term “Blanket Insurance Premium Financing Arrangement” means the arrangement with one or more finance companies for the financing of certain blanket insurance policies maintained by Borrower under the Property Insurance Sharing Agreement.  Each fiscal year, Borrower pays to such finance companies Borrower’s allocable share of the annual initial deposit (the “Deposit”) and Borrower’s allocable share of ten (10) regular monthly payments (the “Regular Payments”) due for each blanket Policy.  The term “Financing Installment” as used herein means 1/12 of the aggregate of the Deposit and the Regular Payments for each annual period, as such amounts may be adjusted as hereinafter set forth.  On the first Payment Date and on each Payment Date in calendar year 2008, the Financing Installment shall be in the applicable amount shown on Schedule 4.1(3) attached hereto.  Not less than twenty (20) days prior to each renewal date of each blanket policy, Borrower shall provide Administrative Agent in writing the estimated premium for such blanket policy for the following renewal period, and not less than ten (10) days after the renewal date, Borrower will provide Administrative Agent in writing the actual amount of such premium.  Borrower will also notify Administrative Agent in writing within ten (10) days after any change in the amounts allocated to the Project under the Blanket Insurance Premium Financing Arrangement or any other charge in premiums or amounts due from Borrower under the Blanket Insurance Premium Financing Arrangement.  Thereafter, the Financing Installment shall be adjusted as reasonably determined by Administrative Agent.  In the event of any material change in the Blanket Insurance Premium Financing Arrangement, the foregoing provisions shall be modified as reasonably determined by Administrative Agent in order to carry out the intent and purposes hereof.  The term “Insurance Premiums”, for the purposes of this Section 4.1, shall include any Deposits, any Regular Payments and any Financing Installments required to be paid by Borrower under any Blanket Insurance Premium Financing Arrangement, including, without limitation, the Property Insurance Sharing Agreement.  Notwithstanding the foregoing, Borrower covenants and agrees that the finance company (or finance companies) entering into the Blanket Insurance Premium Financing Arrangement shall have no collateral from Borrower for Borrower’s obligations under such arrangement other than Borrower’s interest in any unearned Insurance Premiums and shall not have the ability to terminate or compel Borrower to terminate an insurance policy the premiums for which have been financed through the Blanket Insurance Premium Financing Arrangement without Borrower first having in place a replacement insurance policy in accordance with the terms of this Agreement.

Section 4.2   Air Space Rents Reserve.

(1)           Deposits.  On the Closing Date, Borrower shall deposit $20,787 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Air Space Rents Reserve Account, and Borrower shall cause Operating Lessee to deposit $29,913 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Air Space Reserve Account--Operating Lessee (collectively, the “Air Space Rents Threshold Amount”).  If at any time the monthly rent due under the Air Space Lease increases, Borrower shall deposit an amount equal to such increase with Administrative Agent, which amount shall be deposited by Administrative Agent in the Air Space Rents Reserve Account, and such amount shall be added to the “Air Space Rents Threshold Amount”.  In addition, on or before each Payment Date, (a) Borrower shall deposit with Administrative Agent, for deposit in the Air Space Rents Reserve Account, the Monthly Air Space Lease Amount, as determined by Administrative Agent which will be sufficient to pay the rent plus any other amounts owing that are next due and payable under the Air Space Lease (without taking into consideration the Air Space Rents Threshold Amount), and (b) Borrower shall cause Operating Lessee to deposit with Administrative Agent, for deposit in the Air Space Rents Reserve Account--Operating Lessee, the Monthly Air Space Lease Amount--Operating Lessee (said monthly amounts in clauses (a) and (b), together with the Air Space Rents Threshold Amount, being, collectively, the “Air Space Rents Reserve Fund”).  At all times the minimum amount held in the Air Space Rents Reserve Account shall not be less than the Air Space Rents Threshold Amount.  If at any time Administrative Agent reasonably determines that the amount of the Air Space Rents Reserve Fund which is in excess of the Air Space Rents Threshold Amount is not or will not be sufficient to pay rent plus any other amounts owing under the Air Space Lease by the due dates therefor under the Air Space Lease, Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent estimates is sufficient to make up the deficiency ten (10) days prior to delinquency of such rent and other amounts.

(2)           Disbursements.  Provided that no Event of Default exists, on or before the date each month on which rent is due and payable under the Air Space Lease, Administrative Agent will provide instructions pursuant to the Cash Management Agreement for the remittance of sums from the Air Space Rents Reserve Account in excess of the Air Space Rents Threshold Amount to the Commission of an amount equal to the rents that are due and payable on such date under the Air Space Lease.  Provided that on the date that said rent is due and payable under the Air Space Lease no Event of Default exists and sufficient funds are on deposit in the Air Space Rents Reserve Fund to pay the rent that is due and payable under the Air Space Lease, Borrower shall not be liable to pay and shall not be charged with any late charges, interest and/or penalties imposed by or payable to the Commission as a result of Administrative Agent’s failure to pay rent under the Air Space Lease prior to the date that same become due.

Section 4.3   Debt Service Reserve.

(1)           Deposits.  On or before each Payment Date, Borrower shall deposit with Administrative Agent, for deposit in the Debt Service Reserve Account, an amount equal to the interest that is due and payable on such Payment Date (said monthly amounts being, collectively, the “Debt Service Reserve Fund”).

(2)           Disbursements.  Provided that no Event of Default exists, on each Payment Date, Administrative Agent will provide instructions pursuant to the Cash Management Agreement for the remittance from the Debt Service Reserve Account to the Administrative Agent for the account of the Lenders of an amount equal to the  interest that is due and payable on such Payment Date.

Section 4.4   Capital Improvements Reserve Fund.

(1)           Deposits to Capital Improvements Reserve Fund.  On the Closing Date, Borrower shall deposit $4,076.08 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Capital Improvements Reserve Account.  In addition, on each Payment Date, Borrower shall pay to Administrative Agent, for deposit in the Capital Improvements Reserve Account, an amount equal to one-twelfth of the amount estimated by Administrative Agent on the Closing Date (which amount is, on the Closing Date, equal to $0.25 per rentable square foot attributable to the Commercial Component) and thereafter estimated on each anniversary date of the Closing Date to be required for capital improvements and capital repairs required to be made to the Commercial Component at the Project during the following calendar year (collectively, the “Capital Improvements”) based on the Capital Expenditures Budget for such year.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Capital Improvements Reserve Fund”.

(2)           Disbursements from the Capital Improvements Reserve Fund.  Subject to the terms hereof and provided that no Event of Default exists, Administrative Agent will, subject to the terms below, direct the Depository Bank to transfer amounts credited to the Capital Improvements Reserve Fund to Borrower’s Operating Account to pay or reimburse Borrower for the costs incurred by Borrower in connection with Capital Improvements that have been approved by Administrative Agent.  Administrative Agent shall not be obligated to make disbursements from the Capital Improvements Reserve Fund to pay or reimburse Borrower for the costs of routine maintenance to the Commercial Component or for costs which are to be paid or reimbursed from any portion of the Loans designated for Capital Improvements or any other Reserve Fund established by this Agreement.  Borrower and Administrative Agent shall meet annually on a date selected by Administrative Agent to establish monthly, quarterly, and annual budgets for capital expenditures for the Commercial Component of the Project for the succeeding calendar year (the “Capital Expenditures Budget”).  The Capital Expenditures Budget shall be based on the previous year’s experience and an assessment of anticipated future needs, and shall be subject to Administrative Agent’s approval.  So long as no Event of Default exists, Administrative Agent shall direct the Depository Bank to make disbursements from the Capital Improvements Reserve Account on a monthly basis as requested by Borrower, and approved by Administrative Agent pursuant to the Capital Expenditures Budget, in an amount of no less than $25,000 within (10) Business Days after delivery by Borrower to Administrative Agent of (i) a draw request in a form reasonably satisfactory to Administrative Agent, (ii) a certificate of an authorized officer of Borrower certifying (A) that such funds will be used to pay or reimburse Borrower for the applicable Capital Improvements and a description thereof, (B) that all outstanding trade payables (other than those to be paid from the requested disbursement or which are being contested by Borrower in good faith (in which case Borrower shall only be entitled to receive the uncontested portion of such requested disbursement)) which are then due and payable have been paid in full, (C) that the same has not been the subject of a previous disbursement and (D) that all previous disbursements from the Capital Improvements Reserve Fund have been used to pay the previously identified Capital Improvement and (iii) invoices for the amounts requested, together with paid receipts, cancelled checks or other evidence of payment of all costs that were the subject of any prior disbursements from the Capital Improvements Reserve Account.  In addition, if required by Administrative Agent, Borrower shall deliver to Administrative Agent (1) to the extent any item exceeds $50,000, copies of lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment for such item or (2) to the extent any item is less than $50,000, an officer’s certificate certifying that such item has been fully and properly paid.  Notwithstanding the foregoing, Administrative Agent may require (x) an inspection of the Project at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought and, if any such inspection is so required, the same shall be completed with reasonable diligence, and (y) in connection with each disbursement from the Capital Improvements Reserve Account in excess of $500,000, Administrative Agent may require Borrower to provide Administrative Agent with a search of title (but not an endorsement to the title policy) to the Project effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other Liens of any nature have been placed against the Project since the date of recordation of the Mortgage and that title to the Project is free and clear of all Liens (other than Permitted Encumbrances).

Section 4.5   Low DSCR Reserve Fund.

(1)           Deposits.  During any Low DSCR Trigger Period, Borrower shall cause all funds remaining in the Borrower Cash Management Account (after giving effect to deposits required pursuant to Sections 3.3(a)(i) through (vii) of the Borrower Cash Management Agreement) (“Excess Cash”) to be paid each month directly to Administrative Agent for deposit in the Sweep Account as additional collateral for the Loans.  Amounts so deposited shall hereinafter be collectively referred to as the “Low DSCR Reserve Fund”.

(2)           Disbursements.  If at any time a Low DSCR Trigger Period continues for two (2) full consecutive calendar quarters immediately following the quarter in which a Low DSCR Trigger Event occurs, then the Administrative Agent shall have the right to apply all funds on deposit in the Low DSCR Reserve Fund (or which are deposited into the Low DSCR Reserve Fund while such Low DSCR Trigger Period continues) to reduce the outstanding principal balance of the Loans (and upon any such payment, Borrower shall pay to the Lenders any amounts due to the Lenders in accordance with Sections 2.4(6) and 2.9(5)) until such time as a Low DSCR Release Event occurs.

(3)           Release.  Provided no Event of Default exists, any funds held in the Low DSCR Reserve Fund and not applied as provided subsection (2) above shall be released to Borrower upon the occurrence of a Low DSCR Release Event and, in such event Borrower shall no longer be required to cause the deposit of the subsequent Excess Cash into the Low DSCR Reserve Fund unless a Low DSCR Trigger Event occurs with respect to any future calendar quarter.

Section 4.6   FF&E Reserve Fund.

(1)           Deposits.  Subject to the last sentence of this Section 4.6(1), on the Closing Date, Borrower shall deposit an amount equal to the FF&E Monthly Reserve Deposit with Administrative Agent, which amount shall be deposited by Administrative Agent in the FF&E Reserve Account.  Subject to the last sentence of this Section 4.6, Borrower shall, or Borrower shall cause Operating Lessee to, deposit with Administrative Agent on each Payment Date an amount equal to four percent (4.00%) of the Gross Income from Hotel Operations (the “FF&E Reserve Monthly Deposit”) for the prior month, to be used for the acquisition, repair and replacement of FF&E at or in or used in the operation of the Hotel Component (the “FF&E Work”) that may be incurred following the date hereof.  Amounts deposited pursuant to this Section 4.6 are referred to herein as the “FF&E Reserve Funds”.  Administrative Agent may from time to time reassess its estimate of the required monthly amount necessary for the FF&E Work if Administrative Agent determines in its reasonable discretion that an increase is necessary and (so long as Hotel Manager has not otherwise already materially increased the amount to be deposited into the Fund (as defined in the Hotel Management Agreement) required under Section 2.4 of the Hotel Management Agreement), upon thirty (30) days’ written notice to Borrower, Borrower shall be required to, or shall cause Operating Lessee to, deposit with Administrative Agent each month such reassessed amount.  Notwithstanding the foregoing, Borrower shall be relieved of its obligation to make, or caused to be made, monthly deposits of FF&E Reserve Funds in accordance with the foregoing provisions of this Section 4.6 for so long as (i) Hotel Manager (or any permitted replacement thereof) maintains a reserve account, and deposits therein, on a monthly basis, in an amount equal to or greater than the FF&E Reserve Monthly Deposit, and the balance held in such account as of the Closing Date is at least $2,150,000, (ii) such amounts so deposited are required, pursuant to the terms and provisions of the Hotel Management Agreement (or any permitted replacement thereof), to be used for the replacement and renewal of FF&E and other purposes permitted by Section 2.4 of the Hotel Management Agreement, (iii) Hotel Manager (or any permitted replacement thereof) makes such replacements and renewals as required pursuant to the terms and provisions of the Hotel Management Agreement (or any permitted replacement thereof), (iv) Borrower provides, or causes to be provided, evidence of such deposits as part of Borrower’s required quarterly reporting under Section 8.1 hereof, (v) Borrower provides Administrative Agent prompt notice of any expenditures of FF&E by Hotel Manager permitted under Section 2.4.3 of the Hotel Management Agreement that is not contemplated by the Approved Annual Hotel Budget, (vi) to extent Borrower and/or Operating Lessee have approval over the expenditure of FF&E under the Hotel Management Agreement, Borrower’s and/or Operating Lessee’s approval shall be subject to Administrative Agent’s written approval, and (vii) Administrative Agent shall have a perfected security interest in the account such amounts are deposited in, subject to an Account Pledge on or prior to the Closing Date, and, without limiting the foregoing, Borrower shall, or shall cause Operating Lessee, to utilize reasonable efforts to cause Hotel Manager to maintain the account in which such amounts are deposited with the Depository Bank.

(2)           Disbursements.

(a)           Administrative Agent shall direct Depository Bank to disburse the FF&E Reserve Funds to Borrower and/or Operating Lessee from time to time (but in no event more frequently than once each calendar month and subject to the other conditions set forth in this Section 4.6) upon satisfaction of each of the following conditions with respect to each such disbursement: (i) such disbursement is for an Approved FF&E Expense; (ii) Borrower and/or Operating Lessee shall submit a request for payment to Administrative Agent at least ten (10) Business Days prior to the date on which Borrower and/or Operating Lessee requests such payment be made, which request shall specify the Approved FF&E Expenses to be paid; (iii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (iv) Administrative Agent shall have received (1) a certificate from Borrower and/or Operating Lessee (A) stating that the items to be funded by the requested disbursement are Approved FF&E Expenses, and a description thereof, (B) stating that all Approved FF&E Expenses to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Approved FF&E Expenses to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement for all amounts then owed to such Person, (E) stating that the Approved FF&E Expenses to be funded from such disbursement have not been the subject of a previous disbursement or paid for by Hotel Manager under any FF&E account maintained by Hotel Manager, and (F) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenses, (2) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved FF&E Expenses and not previously delivered to Administrative Agent, (3) lien waivers (if required by Administrative Agent for requests in excess of $50,000 for a single item), invoices or other evidence of payment reasonably satisfactory Administrative Agent, (4) at Administrative Agent’s option, if the cost of any individual item included in the disbursement request exceeds $50,000.00, a title search for the Project indicating that the Project is free from all Liens, claims and other encumbrances not previously approved by Administrative Agent, and (5) such other evidence as Administrative Agent shall reasonably request to demonstrate that the Approved FF&E Expenses or portion thereof to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower and/or Operating Lessee.  Administrative Agent shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month, and the aggregate funding of Reserve Funds in any month shall equal or exceed the Minimum Disbursement Amount.

(b)           Nothing in this Section 4.6(2) shall (i) make Administrative Agent or any Lender responsible for performing or completing any FF&E Work; (ii) require Administrative Agent or any Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Work; (iii) obligate Administrative Agent or any Lender to proceed with any FF&E Work; or (iv) obligate Administrative Agent or any Lender to demand from Borrower additional sums to complete any FF&E Work.

(c)           Borrower shall, and Borrower shall cause Operating Lessee to, permit Administrative Agent and Administrative Agent’s agents and representatives (including Administrative Agent’s engineer, architect or inspector) or third parties to enter onto the Project during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any FF&E Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E Work.  Borrower shall, and Borrower shall cause Operating Lessee to, cause all contractors and subcontractors to cooperate with Administrative Agent or Administrative Agent’s representatives or such other Persons described above in connection with inspections described in this Section 4.6(2)(c).

(d)           If a disbursement of FF&E Reserve Funds will exceed $50,000.00, Administrative Agent may require an inspection of the Project at Borrower’s expense prior to making a disbursement of FF&E Reserve Funds in order to verify completion of the FF&E Work for which reimbursement is sought.  Administrative Agent may require that such inspection be conducted by an appropriate independent qualified professional selected by Administrative Agent and may require a certificate of completion by an independent qualified professional architect acceptable to Administrative Agent prior to the disbursement of FF&E Reserve Funds.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Administrative Agent or by an independent qualified professional architect.

(e)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under Applicable Law in connection with the FF&E Work.  All such policies shall be in form and amount satisfactory to Administrative Agent.

Section 4.7   Defaulting Tenant Lease Reserve Fund and Interest Reserve Fund.

(1)           Deposits to Defaulting Tenant Lease Reserve Fund and the Interest Reserve Fund.  Within five (5) days following the occurrence a Monetary Lease Default,

Borrower shall (i) deposit with Administrative Agent the Defaulting Tenant Lease Reserve Amount with respect to the applicable Defaulting Tenant, which amount shall be deposited by Administrative Agent in the Defaulting Tenant Lease Reserve Account (said amount, the “Defaulting Tenant Lease Reserve Fund”), or, at Borrower’s election, in lieu of such deposit, deliver to Administrative Agent a Collateral Letter of Credit in the amount of the applicable Defaulting Tenant Lease Reserve Amount, and (ii) deposit with Administrative Agent the applicable Defaulting Tenant Interest Reserve Amount, which amount shall be deposited by Administrative Agent in the Interest Reserve Account (said amount, the “Interest Reserve Fund”) or, at Borrower’s election, in lieu of such deposit, deliver to Administrative Agent a Collateral Letter of Credit in the amount of the applicable Defaulting Tenant Interest Reserve Amount.

(2)           Disbursements from the Defaulting Tenant Lease Reserve Fund; Reduction in Applicable Collateral Letter of Credit.  Subject to the terms hereof and provided that no Event of Default exists, upon Borrower’s written request, Administrative Agent will direct the Depository Bank to transfer amounts credited to the Defaulting Tenant Lease Reserve Fund to Borrower’s Operating Account (or reduce the applicable Collateral Letter of Credit by such amounts) to reimburse Borrower for the costs of market leasing commissions and tenant improvements costs incurred by Borrower in re-leasing such Defaulting Tenant’s space at the Commercial Component (such leasing commissions and costs being collectively, “Re-Leasing Costs”).  Administrative Agent shall direct the Depository Bank to make disbursements as requested by Borrower on a monthly basis (or the applicable Collateral Letter of Credit amount shall be reduced) in increments of no less than $25,000 within ten (10) Business Days following receipt by Administrative Agent of a written request for disbursement (or reduction) (in a form reasonably approved by Administrative Agent) executed by an authorized officer of Borrower and accompanied by copies of the invoices for the Re-Leasing Costs for which reimbursement (or reduction) is requested, provided that no Event of Default exists at such time and provided that the tenant under the lease is in occupancy and has accepted the leased premises, as evidenced by a tenant estoppel certificate executed by such tenant, addressed to Administrative Agent, in form satisfactory to Administrative Agent.  In addition, if required by Administrative Agent, Borrower shall deliver to Administrative Agent (i) to the extent any item exceeds $50,000, copies of lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment for such item or (ii) to the extent any item is less than $50,000, an officer’s certificate certifying that such item has been fully and properly paid.  In connection with any disbursement from the Defaulting Tenant Lease Reserve Fund (or reduction in the applicable Collateral Letter of Credit) (excluding disbursements or reductions for leasing commissions), Administrative Agent may require an inspection of the applicable portion of the Project at Borrower’s reasonable expense prior to making a disbursement from the Defaulting Tenant Lease Reserve Fund (or allowing a reduction in the applicable Collateral Letter of Credit) in order to verify completion of improvements constituting the applicable Re-Leasing Costs.  Notwithstanding the foregoing, Administrative Agent shall not be obligated to make or cause to be made any reimbursements (or reductions) for leasing commission costs paid until the executed approved lease and the agreement pursuant to which any leasing commission has been paid (or other evidence satisfactory to the Administrative Agent of the amount of such commission) are each delivered to Administrative Agent, at which time Administrative Agent shall direct the Depository Bank to make a disbursement in an amount equal to not more than one-half (½) of such leasing commission (or shall cause a reduction in the applicable Collateral Letter of Credit in such amount).  Administrative Agent shall direct the Depository Bank to disburse from the Defaulting Tenant Lease Reserve Account for reimbursement to Borrower (or Administrative Agent shall permit a reduction in the applicable Collateral Letter of Credit amount equal to) the remaining portion of any leasing commissions promptly after the same have been paid by Borrower under such agreement as certified in a certificate executed by an authorized officer of Borrower; provided, however, that Administrative Agent shall not be obligated to direct the Depository Bank to disburse (or make a reduction in the amount of the applicable Collateral Letter of Credit of) the remaining portion of any leasing commission at any time before when (i) the tenant under the lease is in occupancy, has accepted the leased Project, and is in compliance with its obligations under such lease, as evidenced by a tenant estoppel certificate executed by such tenant, addressed to Administrative Agent, in form reasonably satisfactory to Administrative Agent, and (ii) Borrower shall have provided to Administrative Agent satisfactory evidence of payment in full of the leasing commissions payable with respect to such lease.

(3)           Disbursements from the Interest Reserve Fund; Reduction in Applicable Collateral Letter of Credit.  Provided that no Event of Default exists at the time of any request by Borrower for a disbursement from the Interest Reserve Fund (or a reduction in the applicable Collateral Letter of Credit), Administrative Agent will direct the Depository Bank to transfer, from amounts credited to the Interest Reserve Fund to Borrower’s Operating Account (or will reduce the applicable Collateral Letter of Credit by such amounts), an amount equal to the Defaulting Tenant's contractual rent obligation for the previous month to reimburse Borrower for the actual out-of-pocket payment of interest payments under the Loans for such previous month that would have been made with the Defaulting Tenant's contractual rent obligation, following receipt by Administrative Agent of a written request for disbursement (or reduction) (in a form reasonably approved by Administrative Agent) executed by an authorized officer of Borrower.  If at any time the remaining funds in the Interest Reserve Fund (or remaining amount of the applicable Collateral Letter of Credit) fall below the equivalent of one-half of the Defaulting Tenant Interest Reserve Amount for the applicable Defaulting Tenant (i.e., the equivalent of six (6) months base rent and expense reimbursement due under such Defaulting Tenant’s Lease) and such Defaulting Tenant’s space at the Commercial Component has not been re-leased in accordance with Subsection 4.7(4) below and the terms of this Agreement, Borrower shall be obligated to deposit an additional amount equal to one-half of the then applicable Defaulting Tenant Interest Reserve Amount into the Interest Reserve Account (or to increase the applicable Collateral Letter of Credit by an equivalent amount to satisfy this requirement); provided, however, that, the maximum amount that shall be deposited by Borrower into the Interest Reserve Fund with respect to each Monetary Lease Default shall not exceed an amount equal to twenty-four (24) months of base rent and expense reimbursement to become due with respect to each Defaulting Tenant.

(4)           Release from the Defaulting Tenant Lease Reserve Account and the Interest Reserve Account.  In the event Borrower re-leases to one or more replacement tenants approved by the Administrative Agent in its reasonable discretion in accordance with Section 6.2 of the Loan Agreement (each a “Replacement Tenant”) which enters into an Approved Lease for some or all of the premises covered by the Defaulting Tenant’s Lease (the “Defaulting Tenant’s Premises”) on terms which in the aggregate provide for rental payments, reimbursements and other revenues payable by the Replacement Tenant thereunder, with respect to the portion of the applicable Defaulting Tenant’s Premises covered thereby, that will fully replace, on a net basis (after giving effect to all free rent periods, allowances and other concessions and inducements), and over a term not greater than the scheduled term of the applicable Defaulting Tenant’s Lease (had such Defaulting Tenant’s Lease remained in effect over such term without default thereunder, excluding any renewal options) the anticipated net revenues that would have been recovered by Borrower under the applicable Defaulting Tenant’s Lease with respect to the entirety of the applicable Defaulting Tenant’s Premises through the scheduled term thereof (had such Defaulting Tenant’s Lease remained in effect over such term without default thereunder excluding any renewal options) (such leases which collectively satisfy the foregoing requirements for replacement of the rental payments, reimbursements and other revenues under the applicable Defaulting Tenant’s Lease are referred to herein as a “Replacement Lease”), and the Replacement Tenant(s) thereunder take possession of the applicable portion of the applicable Defaulting Tenant’s Premises that will satisfy the foregoing requirements for replacement of the rental payments, reimbursements and other revenues under the applicable Defaulting Tenant’s Lease, and is in compliance with its obligations under the terms of the Replacement Lease, and all leasing costs then required to be paid with respect thereto have been paid in accordance with the Replacement Lease as evidenced by a tenant estoppel certificate, in form and substance reasonably satisfactory to the Administrative Agent, and further provided that no Potential Default or Event of Default exists, then any remaining funds (or Collateral Letters of Credit) held in the Interest Reserve Account and the Defaulting Tenant Lease Reserve Account with respect to such Defaulting Tenant will be returned to Borrower upon Borrower’s written request.

Section 4.8   Leasing Reserve Fund.

(1)           Deposits to Leasing Reserve Fund.  On the Closing Date, Borrower shall deposit $1,891,518 with Administrative Agent, which amount shall be deposited by Administrative Agent in the Leasing Reserve Account.  The foregoing amount equals the sum of $1,258,963 (on account of certain tenant improvement allowances due under the Fannie Mae Lease), $621,093.75 (on account of certain tenant improvement allowances due under the East West Lease), and $36,305 (on account of certain rent credits due under the McCormicks Lease).  In addition, on each Payment Date until the initial Maturity Date, Borrower shall pay to Administrative Agent, for deposit in the Leasing Reserve Account, the sum of (a) $24,843.75 “Monthly East West Tenant Improvement Amount”) which equals one-twenty-fourth of the amount remaining as the Borrower’s obligation under the East West Lease for the payment of tenant improvements (collectively, the “Outstanding East West Bank TI Obligation”) as described on Schedule 4.8 attached hereto, and (b) the Monthly McCormicks Rent Credit Obligation, to pay for the rent credits under the McCormicks Lease, as described on Schedule 4.8 attached hereto (said amount in the foregoing clauses (a) and (b), together with the amount deposited as set forth in the preceding sentence, collectively, the “Leasing Reserve Fund”).  The amounts from time to time held in the Leasing Reserve Fund shall be separately accounted for and allocated to sums on account of the tenant improvement allowances due under the Fannie Mae Lease, sums on account of the tenant improvement allowances due under the East West Lease and sums on account of the rent credits due under the McCormicks Lease.

(2)           Disbursements from the Leasing Reserve Fund.  Subject to the terms hereof and provided that no Event of Default exists, Administrative Agent will direct the Depository Bank to transfer amounts credited to the Leasing Reserve Fund (i) to Borrower’s Operating Account, to reimburse Borrower for the costs actually incurred by Borrower in constructing tenant improvements costs or in paying allowances to a tenant under, and in accordance with, a Lease identified on Schedule 4.8 (or in the event that any such Lease has been terminated, to pay for tenant improvement costs under any new lease covering the space that was demised under such terminated lease, provided such new lease is an Approved Lease) (such allowances and costs, collectively, “Leasing Costs”), and (ii) to Borrower’s Cash Management Account, after any month in which a tenant under a Lease identified on Schedule 4.8 which is entitled to a rent credit under such Lease, receives the benefit of such rent credit, in an amount equal to the rent that was credited by Borrower for such tenant (each such amount, a “Rent Credit Amount”).  Provided that no Event of Default exists at the time of any request by Borrower for a disbursement from the Leasing Reserve Fund for the payment of a Rent Credit Amount, Administrative Agent will direct the Depository Bank to transfer, from amounts credited to the Leasing Reserve Fund in accordance with the foregoing, an amount equal to the Rent Credit Amount as specified in Borrower’s request for disbursement.  Subject to the foregoing, with respect to any requested disbursement for Leasing Costs, Administrative Agent shall direct the Depository Bank to make disbursements for Leasing Costs as requested by Borrower on a monthly basis in increments of no less than $25,000 within ten (10) Business Days following receipt by Administrative Agent of a written request for disbursement (in a form reasonably approved by Administrative Agent) executed by an authorized officer of Borrower and accompanied by copies of the invoices for the Leasing Costs for which payment is requested (unless the amount being requested by Borrower relates to a tenant improvement allowance required to be provided by Borrower to a tenant under a Lease identified on Schedule 4.8 (or a new Approved Lease, as provided above) where such tenant is not required to furnish invoices to Borrower in order to obtain such allowance), provided that no Event of Default exists at such time.  In addition, if required by Administrative Agent, Borrower shall deliver to Administrative Agent (i) to the extent any item exceeds $50,000, copies of lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment for such item or (ii) to the extent any item is less than $50,000, an officer’s certificate certifying that such item has been fully and properly paid.  In connection with any disbursement from the Leasing Reserve Fund for Leasing Costs, Administrative Agent may require an inspection of the applicable portion of the Project at Borrower’s reasonable expense prior to making a disbursement from the Leasing Reserve Fund in order to verify completion of improvements constituting the applicable Leasing Costs.  Notwithstanding the foregoing, Administrative Agent shall not be obligated to make or cause to be made any disbursements for leasing commission costs incurred until the executed approved lease and the agreement pursuant to which any leasing commission is due are each delivered to Administrative Agent, at which time Administrative Agent shall direct the Depository Bank to make a disbursement in an amount equal to not more than one-half (½) of such leasing commission.  Administrative Agent shall direct the Depository Bank to disburse from the Leasing Reserve Account the remaining portion of any leasing commissions as and when the same are due and payable under such agreement as certified in a certificate executed by an authorized officer of Borrower; provided, however, that Administrative Agent shall not be obligated to direct the Depository Bank to disburse the remaining portion of any leasing commission at any time before when (i) the tenant under the lease is in occupancy, has accepted the leased Project and is paying rent under the lease, without offset, credit or defense, as evidenced by a tenant estoppel certificate executed by such tenant, addressed to Administrative Agent, in form satisfactory to Administrative Agent, and (ii) the brokers to whom such commissions are payable have acknowledged payment in full of all commissions due with respect to the lease and have released Administrative Agent, the Lenders, Borrower, the Project and the lease from all commissions due with respect to such lease.

Section 4.9   Reserve Funds and Security Accounts Generally.

(1)           Grant of Security Interest.  Borrower hereby grants a perfected first priority security interest in favor of Administrative Agent for the ratable benefit of the Lenders in each Reserve Fund and Security Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Reserve Account Collateral”), together with all rights of a secured party with respect thereto (even if no further documentation is requested by Administrative Agent or the Lenders or executed by Borrower).

(2)           Agreements regarding Reserve Account Collateral.  Borrower covenants and agrees:

(A)           to do all acts that may be reasonably necessary to maintain, preserve and protect Reserved Account Collateral;

(B)           to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Reserved Account Collateral;

(C)           to appear in and defend any action or proceeding which may materially and adversely affect Borrower’s title to or Administrative Agent’s interest in the Reserved Account Collateral;

(D)           following the creation of each Reserve Fund and Security Account established by or for Borrower and the initial funding thereof, other than to Administrative Agent pursuant to this Agreement or the Cash Management Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Reserve Account Collateral or rights or interests therein, and to keep the Reserve Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of Administrative Agent granted hereunder;

(E)           to account fully for and promptly deliver to Administrative Agent, in the form received, all documents, chattel paper, instruments and agreements constituting the Reserve Account Collateral hereunder, endorsed to Administrative Agent or in blank, as requested by Administrative Agent, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by Borrower in trust for Administrative Agent, separate from all other property of Borrower; and

(F)           from time to time upon request by Administrative Agent, to furnish such further assurances of Borrower’s title with respect to the Reserve Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by law, or in order to perfect or continue the first-priority lien and security interest of Administrative Agent in the Reserve Account Collateral.

(3)           Rights on Event of Default.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, at its option, may withdraw the Reserve Funds and the other funds in the Security Accounts and apply such funds to the items for which the Reserve Funds were established or to payment of the Loans in such order, proportion and priority as Administrative Agent may determine in its sole and absolute discretion.  Administrative Agent’s right to withdraw and apply such funds shall be in addition to all other rights and remedies provided to Administrative Agent on behalf of the Lenders under the Loan Documents.

(4)           Prohibition Against Further Encumbrance.  Borrower shall not, without the prior consent of Administrative Agent, further pledge, assign or grant any security interest in the Reserve Funds or the Security Accounts or permit any Lien to attach thereto, or any levy to be made thereon, or any Uniform Commercial Code financing statements, except those naming Administrative Agent on behalf of the Lenders as the secured party, to be filed with respect thereto.

(5)           Release of Reserve Funds.  Any amount remaining in the Reserve Funds and the Security Accounts after the Loans have been paid in full shall be promptly returned to the Borrower.

Section 4.10   Collateral Letters of Credit.  With respect to any Collateral Letter of Credit which Borrower may furnish or cause to be furnished to Administrative Agent in accordance with the terms of this Agreement or any of the other Loan Documents:

(1)           Administrative Agent will be entitled, among other things, to make one or more draws by presentment thereof to the issuing bank accompanied only by Administrative Agent’s clean sight-draft, it being intended that the issuing bank shall have no right to inquire as to Administrative Agent’s right to draw upon such Collateral Letter of Credit;

(2)           Administrative Agent shall be entitled, among other things, to draw upon each Collateral Letter of Credit, in whole, or in part from time to time, upon the occurrence and during the continuance of any Event of Default or under the other circumstances under which a draw shall be permitted under the Loan Documents or the Collateral Letter of Credit;

(3)           Administrative Agent shall have the right to draw upon any Collateral Letter of Credit within thirty (30) days prior to the expiration date of such Collateral Letter of Credit and each renewal and extension thereof unless, prior to such expiration date of such Collateral Letter of Credit and each renewal and extension thereof, Borrower shall have furnished a replacement, extension or renewal Collateral Letter of Credit, acceptable to Administrative Agent, it being the intent hereof that at no time shall the unexpired term of any Collateral Letter of Credit be less than thirty (30) days.  If Administrative Agent draws upon a Collateral Letter of Credit pursuant to the terms of this subsection (3), then Administrative Agent shall hold the proceeds thereof in the Additional Cash Collateral Account as additional collateral for the Obligations, to be applied in accordance with subsections (4) and (5) below.

(4)           Administrative Agent shall also be entitled to draw upon a Collateral Letter of Credit if Administrative Agent believes that its rights to draw on such Collateral Letter of Credit could be in jeopardy.  Without limiting the foregoing, Administrative Agent shall also be entitled to draw on a Collateral Letter of Credit if the credit rating or financial condition of the issuing bank is no longer meets the minimum rating contained in the definition of Collateral Letter of Credit.  Following a draw by Administrative Agent on a Collateral Letter of Credit solely because of the deterioration of the creditworthiness of the issuing bank, Administrative Agent will deposit such proceeds in the Additional Cash Collateral Account as security for the purposes for which such Letter of Credit was delivered and Administrative Agent shall be entitled to draw upon such proceeds to the same extent it would have been entitled to make a draw under the applicable Letter of Credit.  Administrative Agent shall direct the Depository Bank to disburse such proceeds to Borrower provided (i) Borrower delivers to Administrative Agent a replacement Collateral Letter of Credit within ten (10) days of Administrative Agent’s draw, (ii) there exists no Event of Default or Potential Default, and (iii) Borrower pays all of Administrative Agent’s fees and expenses in connection with such draw and disbursement.

(5)           No draw by Administrative Agent on any Collateral Letter of Credit shall cure or be deemed to cure any Event of Default or limit in any respect any of Administrative Agent’s or the Lenders’ remedies under the Loan Documents, it being understood that Administrative Agent’s and the Lenders’ rights and remedies hereunder shall be cumulative and Administrative Agent and the Lenders shall have no obligations to apply the proceeds of any draw to missed installments or other amounts then due and unpaid under the Loans.  Proceeds of any draw upon a Collateral Letter of Credit (after reimbursement of any costs and expenses, including attorneys’ fees and reimbursements, incurred by Administrative Agent in connection with such draw) may be applied by Administrative Agent to the payment of the Loans in such manner as Administrative Agent may determine.  No delay or omission of Administrative Agent or the Lenders in exercising any right to draw on a Collateral Letter of Credit shall impair any such right, or shall be construed as a waiver of, or acquiescence in, any Event of Default.

(6)           Administrative Agent shall, upon request, release its rights in any Collateral Letters of Credit and surrender such Collateral Letters of Credit to the issuing bank upon the payment in full of all Loans.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1   Certain Definitions.  As used herein, the following terms have the meanings indicated:

(1)           “Environmental Claim” means, with respect to any Person, any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority alleging or asserting liability with respect to Borrower, Operating Lessee or the Project, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, use or release into the environment of any Hazardous Materials originating at or from, or otherwise affecting, the Project, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Borrower or Operating Lessee or otherwise affecting the health, safety or environmental condition of the Project or (iii) any alleged injury or threat of injury to the environment by Borrower or Operating Lessee or otherwise affecting the Project.

(2)           “Environmental Laws” means any federal, state or local law (whether imposed by statute, or administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, such laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.

(3)           “Environmental Liens” has the meaning assigned to such term in Section 5.3(4).

(4)           “Environmental Loss” means any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees and expenses, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Materials, Environmental Claims, Environmental Liens and violation of Environmental Laws.

(5)           “Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) microbial or fungus contamination or infestation which could reasonably be anticipated (after due inquiry and investigation) to pose a risk to human health or the environment or negatively impact the value of the Project in any material respect or (i) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise used in compliance with all applicable Environmental Laws.

Section 5.2   Representations and Warranties on Environmental Matters.  Borrower represents and warrants to Administrative Agent and the Lenders that, to Borrower’s knowledge, except as set forth in the Site Assessment, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project, (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws and (4) no underground storage tanks exist at the Project.

Section 5.3   Covenants on Environmental Matters.

(1)           Borrower shall, and shall cause Operating Lessee to, (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Administrative Agent immediately upon Borrower’s and/or Operating Lessee’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (c) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and as reasonably required by Administrative Agent based upon the recommendations and specifications of an independent environmental consultant approved by Administrative Agent; and (d) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project, Borrower and/or Operating Lessee.

(2)           Borrower shall not cause, shall prohibit Operating Lessee and any other Person within the control of Borrower from causing, and shall prohibit Operating Lessee from permitting any Person within the control of Operating Lessee from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project, (b) any underground storage tanks to be installed at the Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project.

(3)           Borrower shall provide to Administrative Agent, at Borrower’s expense promptly upon the written request of Administrative Agent from time to time, a Site Assessment or, if required by Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project.  Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve (12)-month period, unless Administrative Agent’s request for a Site Assessment is based on information provided under Section 5.3(1), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.2, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

(4)           Environmental Notices.  Borrower shall, and shall cause Operating Lessee to, promptly provide notice to Administrative Agent of:

(a)           all Environmental Claims asserted or threatened against Borrower, Operating Lessee or any other party occupying the Project or any portion thereof or against the Project which become known to Borrower;

(b)           the discovery by Borrower or Operating Lessee of any occurrence or condition on the Project or on any real property adjoining or in the vicinity of the Project which could reasonably be expected to lead to an Environmental Claim against Borrower, Operating Lessee, Administrative Agent or any of the Lenders;

(c)           the commencement or completion of any remediation at the Project; and

(d)           any Lien or other encumbrance imposed pursuant to any Environmental Law “Environmental Liens”.

In connection therewith, Borrower shall, and shall cause Operating Lessee to, transmit to Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described above.

Section 5.4   Allocation of Risks and Indemnity.  As between Borrower, Operating Lessee, Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower and Operating Lessee, jointly and severally.  Accordingly, Borrower and Operating Lessee shall jointly and severally bear all risks and costs associated with any Environmental Loss, damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Administrative Agent or by law.  Borrower shall, and Borrower shall cause Operating Lessee to, on a joint and several basis with Borrower, indemnify, defend and hold Administrative Agent and the Lenders harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense) arising out of or associated, in any way, with the non-compliance with Environmental Laws, or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 5, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and the Lenders; provided, however, neither Borrower nor Operating Lessee shall be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Administrative Agent’s or any Lender’s or their respective agent’s gross negligence, willful misconduct or illegal acts.  Borrower’s and Operating Lessee's obligations under this Section 5.4 shall arise upon the discovery of the presence of any Hazardous Material, whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).

Section 5.5   No Waiver.  Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Administrative Agent and the Lenders do not waive and expressly reserves all rights and benefits now or hereafter accruing to Administrative Agent and/or any Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended.  No action taken by Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception”.

ARTICLE 6

LEASING MATTERS

Section 6.1   Representations and Warranties on Leases.  Borrower represents and warrants to Administrative Agent with respect to the Leases (other than the Operating Lease) that:  (a) the rent roll attached hereto as Schedule 6.1(a) is true, complete and correct in all material respects and the Project is not subject to any Leases other than the Leases described in Schedule 6.1(a), (b) the Leases identified on Schedule 6.1(a) are in full force and effect and there are no defaults under any Major Leases by either party, (c) there are no defaults under any non-Major Leases by either party that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, (d) the copies of the Leases delivered to Administrative Agent are true and complete, and there are no oral agreements with respect thereto, (e) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date (other than security deposits, percentage rents, escalation and estimated payments of taxes, insurance premiums and operating expenses payable by tenants pursuant to the terms and provisions of their respective Leases), (f) all work to be performed by Borrower or Operating Lessee, as applicable, under each Lease has been performed as required and has been accepted by the applicable tenant, (g) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Operating Lessee to any tenant has already been received by such tenant, (h) all security deposits and each Tenant Letter of Credit are being held in accordance with Applicable Law, (i)  Borrower has no knowledge of any notice of termination or default with respect to any Lease; (j) neither Borrower nor Operating Lessee have assigned or pledged any of the Leases, the rents, any Tenant Letter of Credit, or any interests therein except to Administrative Agent; (k) no tenant or other party has an option or right of first refusal or offer, to purchase all or any portion of the Project; (l) no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (m) all existing Leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement; and (n) as of the Closing Date, the only Tenant Letters of Credit are those described in Schedule 6.1(b) attached hereto.  Borrower represents and warrants to Administrative Agent with respect to the Operating Lease that:  (a) the Operating Lease is in full force and effect and there are no defaults under the Operating Lease by either party, (b) the copies of the Operating Lease delivered to Administrative Agent are true and complete, and there are no oral agreements with respect thereto, (c) no Rent (including security deposits) has been paid under the Operating Lease more than one (1) month in advance of its due date, (d) all work to be performed by Borrower or Operating Lessee, as applicable, under the Operating Lease has been performed as required and has been accepted by Operating Lessee, (e) except as set forth in Schedule 4.8 attached hereto, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee has already been received by Operating Lessee, (f) Borrower has no knowledge of any notice of termination or default with respect to the Operating Lease; (g) Borrower has not assigned or pledged the Operating Lease, the rents thereunder or any interests therein except to Administrative Agent for the benefit of the Lenders; and (h) Operating Lessee has no option, or right of first refusal or offer, to purchase all or any portion of the Project.  The term “Lease” as used in this Section 6.1 shall be limited to tenant leases and does not include subleases, licenses, concession agreements or other agreements otherwise included in the definition of the term “Lease” contained in Section 1.1 hereof.

Section 6.2   Standard Lease Form; Approval Rights.  All Leases and other rental arrangements shall in all respects be approved by Administrative Agent and shall be on a standard Lease form previously approved by Administrative Agent with no material modifications (except as approved by Administrative Agent).  Such Lease form shall provide that (i) the Lease is subordinate to the Mortgage, (ii) the tenant shall attorn to Administrative Agent (on behalf of the Lenders), provided Administrative Agent (on behalf of the Lenders) has agreed not to disturb tenant’s occupancy of its lease, and (iii) that any cancellation, surrender, or amendment of such Lease without the prior written consent of Administrative Agent shall be voidable by Administrative Agent.  Within ten (10) days after Administrative Agent’s request, Borrower shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Borrower as being true and correct.  Notwithstanding anything contained in the Loan Documents, Administrative Agent’s approval shall not be required for future Leases or Lease extensions or modifications if the following conditions are satisfied:  (A) there exists no Potential Default or Event of Default; (B) the Lease is on the standard Lease form approved by Administrative Agent with no material modifications, except for commercially reasonable changes agreed to in the ordinary course of Borrower’s business; provided, however, there shall be no material modification to any provisions with regard to subordination and attornment, estoppels and other such certificates or liability or indemnification clauses with respect to landlord without Administrative Agent’s prior written consent; (C) the Lease does not conflict with any restrictive covenant affecting the Project or any other Lease for space in the Project; (D) the Lease is not and would not be, after any such extension or modification, a Major Lease; (E) the Lease shall provide for rental rates and landlord concessions comparable to existing local market rates, shall be an arms length transaction and in no event be with an Affiliate of Borrower, and shall be established pursuant to the Leasing Guidelines attached hereto as Schedule 6.2(a); (F) the Lease shall be to a tenant which Borrower, in its professional and commercially reasonably judgment, has determined is creditworthy; (G) the Lease shall not contain any options or right of renewal, extension or expansion by tenant at rental rates which are below reasonably comparable market rates for the applicable renewal or extension period at the time such Lease is to be executed; and (H) the Lease is for a term of not more than ten (10) years, exclusive of renewal options or rights, which together with the initial term shall not exceed fifteen (15) years.  Administrative Agent shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed hereto as Schedule 6.2(b) to Tenants under future commercial Major Leases approved by Administrative Agent promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Administrative Agent.

Section 6.3   Covenants.  Borrower (i) shall, and shall cause Operating Lessee to, perform the obligations which Borrower or Operating Lessee, as applicable, is required to perform under the Leases; (ii) shall, and shall cause Operating Lessee to, enforce the obligations to be performed by the tenants; (iii) shall, and shall cause Operating Lessee to, promptly furnish to Administrative Agent any notice of default or termination received by Borrower or Operating Lessee from any tenant, and any notice of default or termination given by Borrower or Operating Lessee to any tenant; (iv) shall not, and shall cause Operating Lessee not to, collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (v) shall not, and shall cause Operating Lessee not to, enter into any ground Lease or master Lease of any part of the Project; (vi) shall not, and shall cause Operating Lessee not to, further assign or encumber any Lease; (vii) shall not, and shall cause Operating Lessee not to, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Lease; (viii) shall not, and shall cause Operating Lessee not to, except with Administrative Agent’s prior written consent, modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease), and (ix) shall pay any Lease termination or cancellation fees to Administrative Agent which shall be held in the Cash Management Account.  Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 6.3 shall be void at the election of Administrative Agent.

Section 6.4   Tenant Estoppels.  At Administrative Agent’s request, Borrower shall, and shall cause Operating Lessee to, obtain and furnish to Administrative Agent, (1) written estoppels in the form required pursuant to the applicable Lease or such other form reasonably satisfactory to Administrative Agent, executed by tenants under Leases in the Project and confirming the term, rent, and other provisions and matters relating to the Leases and (2) written subordination and attornment agreements, in form and substance satisfactory to Administrative Agent, executed by tenants under Leases in the Project, whereby, among other things, such tenants subordinate their interest in the Project to the Loan Documents and agree to attorn to Administrative Agent (on behalf of the Lenders) and its successors and assigns upon foreclosure or other transfer of the Project after an Event of Default.  Notwithstanding the foregoing, (i) Borrower and Operating Lessee shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any tenant not required to provide an estoppel certificate under its Lease, and (ii) so long as no Event of Default exists, Borrower shall not be required to deliver such certificates and/or subordination and attornment agreements more frequently than two (2) times in any calendar year.

Section 6.5   Tenant Letter of Credit.  Within thirty (30) days after the Closing Date, Borrower shall deliver to Administrative Agent the original of each Tenant Letter of Credit, together with a blank assignment for each Tenant Letter of Credit as Administrative Agent may reasonably require.  While any Event of Default exists, Borrower shall use commercially reasonable efforts to obtain from the issuing bank its consent to an assignment of each Tenant Letter of Credit to Administrative Agent.  Provided no Event of Default exists, Administrative Agent shall (a) at Borrower’s request, promptly return each or any Tenant Letter of Credit to Borrower in order to allow Borrower to apply or realize upon the same in accordance with the terms of the applicable lease or (b) at Borrower’s request, retain possession of each or any Tenant Letter of Credit; provided, however, that in the case of this clause (b), at Borrower’s request and its sole expense, Administrative Agent shall take all steps reasonably necessary to assist Borrower in connection with a draw upon the same in accordance with the terms of the applicable Lease.  Any proceeds of such a draw shall be deposited in the Borrower Cash Management Account.

Section 6.6   Operating Lease.  Without limiting the other provisions of this Article 6 which apply to the Operating Lease as a “Lease,” Borrower shall not, without Administrative Agent’s prior consent, (1) take any action to cancel or terminate the Operating Lease, (2) modify, amend or supplement the Operating Lease, (3) waive any default under or breach of any provisions of the Operating Lease, or (4) waive, fail to enforce, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any provisions of the Operating Lease.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that:

Section 7.1   Organization and Power.  Each of Borrower and Operating Lessee is and always has been duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the State of California and each other Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the State of California.  Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 7.2   Validity of Loan Documents.  The execution, delivery and performance by Borrower of the Loan Documents and by each Borrower Party which is a signatory to a Loan Document: (1) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (2) will not violate any law or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights, and (ii) equitable principals of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.3   Liabilities; Litigation.

(1)           The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation.  Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project,

Borrower or any Borrower Party.  Except as disclosed in such financial statements or as set forth on Schedule 7.3 attached hereto, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect on such party, the Project or the Loans.  Except with respect to claims that have been fully paid and/or settled prior to the date hereof, or claims fully covered by insurance, or as set forth on Schedule 7.3 attached hereto, neither Borrower nor Operating Lessee has ever been party to any lawsuit, arbitration, summons or legal proceeding.

(2)           Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 7.4   Taxes and Assessments.  The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.  There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 7.5   Other Agreements; Defaults.  Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party.  Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on the Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 7.6   Compliance with Applicable Law.

(1)           Borrower and each Borrower Party are in compliance with all Applicable Laws applicable to it and have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Project and carry on its business, and the Project is in compliance with all Applicable Law and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear.  The Project does not constitute, in whole or in part, a legally non-conforming use under Applicable Law;

(2)           No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and

(3)           The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project.  All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 7.7   Location of Borrower.  Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1 set forth on Borrower’s signature page hereof.

Section 7.8   ERISA.  Neither Borrower nor Operating Lessee has established any pension plan for employees which would cause Borrower and/or Operating Lessee to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 7.9   Margin Stock.  No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.10   Tax Filings.  Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, and neither Borrower nor Operating Lessee is any dispute with any taxing authority.

Section 7.11   Use of Loan Proceeds; Solvency.  The Loans have been requested by Borrower, and the proceeds of the Loans shall be utilized by Borrower, for its own account.  Giving effect to the Loans, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loans, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 7.12   Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower or any  Borrower Party in this Agreement or in any of the other Loan Documents or in any certificate, statement or questionnaire delivered by Borrower or any Borrower Party in connection with the Loans contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower or any Borrower Party which has not been disclosed to Administrative Agent which materially and adversely affects, nor as far as Borrower can foresee, might materially and adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.

Section 7.13   Single Purpose Entity.  Borrower and Operating Lessee are and have at all times since their formation been a Single Purpose Entity and each of Borrower and Operating Lessee have materially complied with the separateness covenants contained in their respective organizational documents since their respective formation.

Section 7.14   Management Agreements.

(1)           The Hotel Management Agreement is the only hotel management agreement in existence with respect to the operation or management of the Hotel Component.  The copy of the Hotel Management Agreement delivered to Administrative Agent is a true and correct copy, and such agreement has not been amended or modified except as set forth in the definition of Hotel Management Agreement set forth above.  No party to such agreement is in default under such agreement and the Hotel Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

(2)           The Property Management Agreement is the only property management agreement in existence with respect to the operation or management of the Commercial Component.  The copy of the Property Management Agreement delivered to Administrative Agent is a true and correct copy, and such agreement has not been amended or modified.  Neither party to such agreement is in default under such agreement and the Property Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

Section 7.15   No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower or Operating Lessee, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which any of Borrower’s or Operating Lessee’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or Operating Lessee or any of Borrower’s or Operating Lessee’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower or Operating Lessee of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

Section 7.16   Title.  Borrower has good, marketable and insurable title to the Project, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  The Mortgage creates (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid Lien on the Project, subject only to Permitted Encumbrances and (2) security interests in and to, and collateral assignments of, all personalty (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Project which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, materially and adversely affect the value of the Project, impair the use or operations of the Project or impair Borrower’s ability to pay its obligations in a timely manner.

Section 7.17   Use of Project. The Project is being, and will continue to be, used exclusively for hotel, general office, restaurant and other appurtenant and related uses.

Section 7.18   Flood Zone.  Except as disclosed on the Survey, no portion of the improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.

Section 7.19   Insurance.  Borrower has obtained and has delivered to Administrative Agent certified copies of all of the insurance policies for the Project reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement.  No claims (other than claims that are fully covered by insurance and of the nature occasionally arising in connection with the operation and maintenance by prudent business owners of hotels and office buildings similar to the Hotel Component and Office Component) have been made under any such policy, and no Person, including Borrower or Operating Lessee, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 7.20   Certificate of Occupancy; Licenses.  All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, and any applicable liquor licenses required for the legal use, occupancy and operation of the Project as a hotel and an office building and two retail/restaurant buildings, including the rights to utilize 850 adjacent subterranean parking spaces (collectively, the “Licenses”) have been obtained and are in full force and effect.  Borrower shall, and shall cause Operating Lessee to, keep and maintain all Licenses in full force and effect.  The use being made of the Project is in conformity with any applicable certificate of occupancy issued for the Project.

Section 7.21   Physical Condition.  Except as disclosed in the Property Condition Report or in the Site Assessment certified to Administrative Agent and delivered in connection with the initial advance of the Loans (collectively, the “Property Reports”), to Borrower’s knowledge, the Project, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as disclosed in the Property Reports, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Project, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 7.22   Boundaries.  Except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Project, and no improvements on adjoining properties encroach upon the Project, and no Improvements encroach upon or violate any easements or other encumbrances upon the Project, so as to materially adversely affect the value or marketability of the Project, except those which are insured against by title insurance.

Section 7.23   Intentionally omitted.

Section 7.24   Survey.  The survey for the Project delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting the Project or the title thereto.

Section 7.25   Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of the Project to Borrower or any transfer of a controlling interest in Borrower have been paid or are being paid simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith.

Section 7.26   Investment Company Act.  Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 7.27   Foreign Assets Control Regulations, Etc.

(1)           Neither the execution and delivery of the Notes and the other Loan Documents by Borrower Parties nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the generality of the foregoing, no Borrower Party or any of their respective subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

(2)           Each partner or member or other direct or indirect principal of Borrower and of Operating Lessee shall be at all times during the term of the Loans an entity or person which (a) is (and whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lenders, (b) is creditworthy and not adverse to any of the Lenders in any pending litigation or arbitration in which any Lender is also a party, (c) is not a Prohibited Person, and (d) is in good standing in its state or country of organization.

Section 7.28   Organizational Structure.

(1)           Borrower has heretofore delivered to Administrative Agent a true and complete copy of the Organizational Documents of each Borrower Party.  The only member of Borrower on the date hereof is the Sole Member.  The only member of Operating Lessee is Maguire Properties Services.  As of the date hereof, there are no outstanding rights to acquire equity interests in any of Borrower, Operating Lessee, Maguire Properties Services or the Sole Member.

(2)           The only member of Maguire Properties Services is Sole Member.  The only general partner of the Sole Member on the date hereof is the REIT.

(3)           Schedule 7.28 contains a true and accurate chart reflecting the ownership of all of the direct and indirect equity interests in Borrower, Operating Lessee and Guarantor, including the percentage of ownership interest of the Persons shown thereon.

Section 7.29   Material Agreements; Options.

(1)           Borrower has heretofore delivered to Administrative Agent a true, correct and complete copy of each Material Agreement.  The Material Agreements (together with the Air Space Lease, the Operating Lease and the Hotel Management Agreement) constitute all of the agreements to which Borrower and/or Operating Lessee is a party or otherwise bound that materially affects or relates to the ownership or operation of the Project.  The Material Agreements are in full force and effect and neither Borrower nor Operating Lessee is in default beyond any applicable notice or cure periods under or with respect to any Material Agreement.  To Borrower’s knowledge, no other party to a Material Agreement is in default under any material covenant or obligation set forth therein.  All initial construction work at the Project (including the construction of the Parking Facility) contemplated to be constructed under the

Material Agreements has been complete and fully performed.  The “Church Agreements” as defined in the CC&Rs have been fully performed and such agreements are no longer in effect.

(2)           Pursuant to Section 8 of that certain Second Implementation Agreement, the “Reconstruction Purchase Option” (as defined in the Second Implementation Agreement) has not been exercised and is freely exercisable by Borrower in accordance with the terms of the Second Implementation Agreement.

(3)           Pursuant to Section 29 of that certain First Implementation Agreement, the “Option” (as defined in the First Implementation Agreement) was not exercised and has expired in accordance with the terms of the First Implementation Agreement.

Section 7.30   The Air Space Lease.

(1)           True, Correct and Complete Copy.  Borrower has delivered to Administrative Agent or made available to Administrative Agent via an electronic data site, a true, correct and complete copy of the Air Space Lease (including all modifications and supplements thereto).  The Air Space Lease (including such modifications and supplements thereto that have been delivered or made available to Administrative Agent) constitutes the entire agreement between the Commission and Borrower with respect to the subject matter thereof.  Borrower further represents that it holds the sole leasehold estate in the Air Space Lease, subject to no subleases other than the Operating Lease.

(2)           Recording; Modification.  A memorandum of the Air Space Lease has been duly recorded.  The Air Space Lease permits the interest of Borrower to be encumbered by a mortgage (provided that the mortgage is at all times subject and subordinate to the Air Space Lease) or the Commission has approved and consented to the encumbrance of the Project by the Mortgage.  There have been no amendments or modifications to the terms of the Air Space Lease since recordation of the Air Space Lease (or a memoranda thereof), with the exception of written instruments which have been recorded or estoppel certificates that are included within the definition of “Air Space Lease.”  The Air Space Lease may not be terminated, surrendered or amended without the prior written consent of Administrative Agent; provided that the Commission shall not be prevented from exercising its remedies in accordance with the Air Space Lease if the obligations of Borrower under the Air Space Lease are not performed as provided in the Air Space Lease and after giving effect of the cure rights of Administrative Agent and the Lenders.  Schedule 7.30 attached hereto contains the following information with respect to the Air Space Lease: (i) the current address for notices, demands and communications to the Commission and payments due under the Air Space Lease; and (ii) true and correct information as to the current rent payable under the Air Space Lease.

(3)           No Liens.  Except for the Permitted Encumbrances applicable thereto and other encumbrances of record, Borrower’s interest in the Air Space Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the related fee interest of the Commission.

(4)           Air Space Lease Assignable.  Borrower’s interest in the Air Space Lease is assignable without the consent of the Commission to Administrative Agent for the benefit of the Lenders, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Mortgage or transfer of Borrower’s Leasehold Estate by deed or assignment in lieu of foreclosure.  Thereafter, the Air Space Lease is further assignable in accordance with the terms of the Air Space Lease.

(5)           Default.  The Air Space Lease is in full force and effect.  Borrower is not in default beyond any applicable notice or cure period under or with respect to the Air Space Lease, has not received any notice of a default by Borrower thereunder, and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default on the part of Borrower under the terms of the Air Space Lease.  To Borrower’s knowledge, the Commission is not in default under the Operating Lease.

(6)           Net Equity Investment.  After giving effect to the Loan, the “Net Equity Investment” (as such term is used in the Air Space Lease) shall be not less than $45,000,000 and “Project Costs” (as used on Exhibit C to the Air Space Lease) shall be not less than $109,000,000.

(7)           Term.  The Air Space Lease has a term, which if extended by Borrower in accordance with the provisions of the Air Space Lease, expires not less than twenty (20) years beyond the latest Maturity Date possible under this Agreement.

ARTICLE 8

FINANCIAL REPORTING

Section 8.1   Financial Statements.

(1)           Monthly Reports.  Within twenty-five (25) days after the end of each calendar month, Borrower shall furnish to Administrative Agent a current (as of the calendar month just ended) balance sheet, a reasonably detailed operating statement (showing monthly activity and year-to-date) stating Gross Income from Operations, Operating Expenses (Commercial Component), Operating Expenses (Hotel Component), and Net Cash Flow (Hotel Component) for the calendar month just ended (and for the most recently ended twelve (12) month period for the Hotel Component), a rent roll and any and all franchise inspection reports received by Borrower and/or Operating Lessee during the subject month, as applicable, and comparisons of year-to-date and actual performance to the Approved Annual Budget and prior year’s actual results, together with a written statement setting forth any variance from any Approved Annual Budget.  On or before forty-five (45) days after the end of each calendar month or five (5) days after Borrower’s and/or Operating Lessee’s receipt thereof, Borrower also will furnish, or cause to be furnished, to Administrative Agent (i) the most current Smith Travel Research Reports in the form of Schedule 8.1(1) hereto then available to Borrower and/or Operating Lessee reflecting market penetration and relevant hotel properties competing with the

Project, (ii) pacing and PIP progress reports and (iii) all reports delivered by the Hotel Manager to Borrower during such month pursuant to the Hotel Management Agreement.

(2)           Quarterly Reports.

(a)           Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Administrative Agent quarterly financial statements (including a balance sheet, income statement and cash flow statement) for Borrower and Operating Lessee prepared in accordance with GAAP (or, in the case of the Hotel Component, the Uniform System of Accounts and reconciled to GAAP, as applicable) (and including all appropriate and customary notes), and certificates executed by the chief financial officer of Borrower and Operating Lessee stating that such quarterly statement presents fairly the financial condition and the results of operations of Borrower and Operating Lessee, respectively, and has been prepared in accordance with GAAP.  Such financial reports shall include a balance sheet for such quarter, a rent roll and a detailed operating statement (showing quarterly activity and year-to-date) stating Gross Income from Hotel Operations, Gross Income from Commercial Operations, Operating Expenses, and Net Cash Flow, and capital expenditures for the calendar quarter just ended.  Such quarterly reports shall also include a reconciliation of budgeted income and expenses to actual income and expenses for the Commercial Component and Hotel Component, and include a statements of the balances in each of the Reserve Funds and Security Accounts.  By such date, Guarantor shall also deliver to Administrative Agent the financial reports required pursuant to Section 3.02(a) of the Recourse Guaranty and Section 3.02(a) of the Lease Reserve and Interest Carry Guaranty; and

(b)           Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Administrative Agent a covenant compliance certificate executed by the chief financial officer of Borrower (i) containing a calculation in such reasonable detail as is acceptable to Administrative Agent setting forth the Gross Income from Hotel Operations, Gross Income from Commercial Operations, Operating Expenses, and Net Cash Flow, Historical Net Operating Income, Calculated Debt Service, and Debt Service Coverage Ratio for the trailing twelve (12) month period ending with the last day of the most recent calendar quarter; and (ii) stating that Borrower and Operating Lessee comply with the requirements set forth in the definition of Single Purpose Entity as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(3)           Annual Reports.  Within ninety (90) days after the end of each calendar year, Borrower will furnish to Administrative Agent:

(a)           a complete copy of the annual financial statement for the REIT audited by a “big four” accounting firm or other independent certified public accountant acceptable to Administrative Agent in accordance with GAAP for such calendar year.  The annual financial statement described in this clause (a) shall be accompanied by a certificate executed by the chief financial officer of the REIT stating that such annual financial statement presents fairly the financial condition and the results of operations of the REIT and has been prepared in accordance with generally accepted accounting principles, and an unqualified opinion of a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent; and

(b)           a separate (unaudited) schedule showing (i) a balance sheet for Borrower and Operating Lessee and (ii) a detailed operating statement stating Gross Income from Hotel Operations, Gross Income from Commercial Operations, Operating Expenses, Historical Net Operating Income, Calculated Debt Service and Debt Service Coverage Ratio for such calendar year.  The separate schedule described in this clause (b) shall be accompanied by (A) a comparison of the income and expenses of the Project to the budgeted income and expenses for the Project for such year and the actual income and expenses for the prior calendar year, and (B) a certificate executed by the chief financial officer of Borrower or the REIT stating that each such separate schedule to the annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Project and has been prepared in accordance with general accepted accounting principles.  Such certificate shall also (i) contain a calculation in such reasonable detail as is acceptable to Administrative Agent setting forth the Gross Income from Hotel Operations, Gross Income from Commercial Operations, Operating Expenses, and Net Cash Flow, Historical Net Operating Income, Calculated Debt Service, and Debt Service Coverage Ratio for the trailing twelve (12) month period ending with the last day of the most recent calendar quarter and (ii) state that Borrower and Operating Lessee comply with the requirements set forth in the definition of Single Purpose Entity as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days

By such date, Guarantor shall also deliver to Administrative Agent the financial reports required pursuant to Section 3.02(b) of the Recourse Guaranty and Section 3.02(b) of the Lease Reserve and Interest Carry Guaranty.  With respect to the annual financial statements of the REIT that Borrower is required to deliver in accordance with clause (a) above, if the REIT files its annual 10-K filings with the Securities and Exchange Commission within the dates on which the REIT’s annual financial statements are required to be delivered pursuant to clause (a) of this Section 8.1(3), and if such filings include audited annual financial statements for the REIT and certificates of the REIT’s chief financial officer to the effect set forth in clause (a) of this Section 8.1(3), then Administrative Agent shall accept, in lieu of the delivery of the financial statements of the REIT in accordance with this Section, the posting of such annual 10-K filings on the website for the REIT, www.maguireproperties.com, on the dates on which such filings are made with the Securities and Exchange Commission, it being understood that Administrative Agent and the Lenders shall be entitled to rely on the financial statements included in such filings and on the certifications with respect thereto set forth therein, to the same degree that they would have been entitled to rely thereon had the financial statements and certifications with respect thereto contained therein been delivered to Administrative Agent in accordance with clause (a) of this Section 8.1(3).

(4)           Certification; Supporting Documentation.  Each such financial statement shall be in scope and detail satisfactory to Administrative Agent and certified by the chief financial representative of Borrower.

Section 8.2   Accounting Principles.  All financial statements shall be prepared in accordance with sound accounting principles applicable to commercial real estate, consistently applied from year to year.  If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 8.3   Other Information.  Borrower shall deliver to Administrative Agent such additional information regarding Borrower, Operating Lessee, their respective subsidiaries, their respective business, any Borrower Party, and the Project within thirty (30) days after Administrative Agent’s request therefor.  Borrower shall deliver to Administrative Agent within ten (10) Business Days after receipt any report or statement delivered to Borrower pursuant to the Air Space Lease, the Hotel Management Agreement or the Operating Lease.

Section 8.4   Annual Budget.

(1)           Prior to the Closing Date and at least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Administrative Agent the proposed Annual Commercial Budget for such fiscal year for review and approval by Administrative Agent, in form reasonably satisfactory to Administrative Agent setting forth in detail budgeted monthly Gross Operating Income from Commercial Operations and monthly Operating Expenses (Commercial Component) for the Commercial Component.  Subject to Section 8.4(4) below, the Administrative Agent shall have the right to approve the Annual Commercial Budget (such approval to be in the Administration Agent’s sole and absolute discretion during any period where Administrative Agent is taking action to remove the Property Manager).  If Administrative Agent objects to the proposed Annual Commercial Budget, Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall within ten (10) days after receipt of notice of any such objections revise such Annual Commercial Budget and resubmit the same to Administrative Agent such procedure to be repeated until such time as Administrative Agent shall approve such Annual Commercial Budget.  Each such Annual Commercial Budget approved by Administrative Agent in accordance with terms hereof, as well as the budget for the current calendar year approved by Administrative Agent on the Closing Date, shall hereinafter be referred to as an “Approved Annual Commercial Budget”.  Until such time that Administrative Agent has approved a proposed Annual Commercial Budget, the most recently Approved Annual Commercial Budget shall apply, provided that such Approved Annual Commercial Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses and shall otherwise be adjusted to reflect any change during the preceding year in the Consumer Price Index.  Borrower may at any time propose an amendment to an Annual Commercial Budget for the remainder of the then current calendar year, and, when approved as provided below, such amended Annual Commercial Budget shall be deemed to be and shall be effective as the Annual Commercial Budget for such calendar year.  Copies of any such proposed amended Annual Commercial Budget shall be furnished at least thirty (30) days before final adoption thereof to Administrative Agent for its approval.  Administrative Agent shall have thirty (30) days after receipt of any proposed amendment to the Annual Commercial Budget to approve or disapprove such proposed amendment.

(2)           Prior to the Closing Date and at least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide, or Borrower shall cause Operating Lessee to provide, to Administrative Agent the proposed Annual Hotel Budget for such fiscal year for review and approval by Administrative Agent, in form reasonably satisfactory to Administrative Agent setting forth in detail budgeted monthly Gross Operating Income from Hotel Operations and monthly Operating Expenses (Hotel Component) for the Hotel Component.  Those items in the Annual Hotel Budget that are subject to Operating Lessee’s and/or Borrower’s approval under the Hotel Management Agreement shall be subject to Administrative Agent’s written approval (which approval shall be subject to Section 8.4(4) below).  If Administrative Agent’s approval is required and Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall within ten (10) days after receipt of notice of any such objections revise such Annual Hotel Budget and resubmit the same to Administrative Agent such procedure to be repeated until such time as Administrative Agent shall approve such Annual Hotel Budget.  Each such Annual Hotel Budget approved by Administrative Agent in accordance with terms hereof, as well as the budget for the current calendar year approved by Administrative Agent on the Closing Date, shall hereinafter be referred to as an “Approved Annual Hotel Budget”.  Until such time that Administrative Agent has approved a proposed Annual Hotel Budget, the most recently Approved Annual Hotel Budget shall apply, provided that such Approved Annual Hotel Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses and shall otherwise be adjusted to reflect any change during the preceding year in the Consumer Price Index.  Borrower and/or Operating Lessee may at any time propose an amendment to an Annual Hotel Budget for the remainder of the then current calendar year, and those items in the proposed amendment to the Annual Hotel Budget that are subject to Operating Lessee’s and/or Borrower’s approval under the Hotel Management Agreement shall be subject to Administrative Agent’s written approval, and, when approved as provided below, such amended Annual Hotel Budget shall be deemed to be and shall be effective as the Annual Hotel Budget for such calendar year.  Copies of any such proposed amended Annual Hotel Budget shall be furnished at least thirty (30) days before final adoption thereof to Administrative Agent for its approval.  Administrative Agent shall have thirty (30) days after receipt of any proposed amendment to the Annual Hotel Budget to approve or disapprove such proposed amendment.

(3)           If requested by Administrative Agent and Syndication Agent, Borrower shall provide a budget reforecast, including year-to-date, actual, and remainder of the year budgets, at any time and from time to time, provided that Borrower shall not be required to submit any such budget reforecast more than once per calendar quarter unless Borrower otherwise completes a budget reforecast more than once per calendar quarter.

(4)            Notwithstanding the foregoing, prior to Administrative Agent granting approval of any Annual Commercial Budget or Annual Hotel Budget, Administrative Agent

shall promptly deliver any such proposed Annual Commercial Budget or Annual Hotel Budget to the Syndication Agent who shall have the right, to be made within five (5) Business Days after receipt thereof, to approve such Annual Commercial Budget or Annual Hotel Budget, as the case may be (which approval shall be in Syndication Agent’s reasonable discretion), provided, however, that Syndication Agent’s failure to notify Administrative Agent of its approval within such five (5) Business Day-period shall be deemed Syndication Agent’s approval of such Annual Commercial Budget or such Annual Hotel Budget; and, provided, further, that the approval rights granted to Syndication Agent under this Section 8.4(4) shall terminate at such time as Syndication Agent no longer holds Commitments equal to or greater than the level of Commitments maintained by Eurohypo hereunder from time to time.

Section 8.5   Audits.  Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, at Borrower’s expense.  Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project.

ARTICLE 9

COVENANTS

Borrower covenants and agrees with Administrative Agent and the Lenders as follows:

Section 9.1   Due on Sale and Encumbrance; Transfers of Interests.

(1)           Borrower shall not cause or permit a Sale or Pledge of the Project or any part thereof or any legal or beneficial interest therein nor cause or permit a Sale or Pledge of an interest in any Restricted Party or any Change of Control (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 6.2, without the prior written consent of Administrative Agent and the Lenders (to the extent required under Section 12.2);

(2)           A Prohibited Transfer shall include, but not be limited to, (a) an installment sales agreement wherein Borrower agrees to sell the Project or any part thereof for a price to be paid in installments; (b) an agreement by Borrower and/or Operating Lessee leasing all or a substantial part of the Project (other than the Operating Lease) for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s and/or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (c) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (d) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (e) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any such member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (f) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (g) the removal or the resignation of the Property Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 9.3(2);

(3)           Notwithstanding the provisions of Section 9.1(2), the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; or (b) the Sale or Pledge to an Approved Transferee, in one or a series of transactions, of not more than forty-nine percent (49.00%) of the direct or indirect stock, limited partnership interests or non-managing membership interests (as the case may be) in Borrower or any other Restricted Party; provided, however, no such transfers shall result in a change in Control in Borrower or any other Restricted Party, a change in control of the Project or a Change in Control (and at all times following such transfer, (i) Guarantor or the REIT owns fifty-one percent (51%) or more of the direct or indirect ownership interests in Borrower and Operating Lessee, (ii) Guarantor or the REIT continues to Control Borrower and Operating Lessee, (iii) there is no Change of Control and (iv) Guarantor or the REIT or an Affiliate thereof is the manager of Borrower and Operating Lessee); no transfer shall be made to any Prohibited Person; as a condition to each such transfer, Administrative Agent shall receive not less than thirty (30) days’ prior written notice of such proposed transfer; and, if Borrower or Operating Lessee is a single member limited liability company on the date of this Agreement, no such Sale or Pledge shall consist of the Sale or Pledge of any interest in or admission of any Person as a member in Borrower or Operating Lessee.  Notwithstanding the foregoing, Guarantor may pledge its direct or indirect ownership interests in Borrower and/or Operating Lessee as security for Guarantor’s obligations under its primary credit facility; provided that (i) such pledge shall not be subject to foreclosure, nor shall there be any conveyance in lieu thereof, nor shall there be any other action in respect of such pledged interests inconsistent with the consent and acknowledgement referred to in clause (iii) below, without Administrative Agent’s and Syndication Agent's prior written consent, in their sole and absolute discretion; (ii) such pledge, by its express terms, shall be subject to the limitations on foreclosure and conveyance in lieu thereof set forth above and shall be substantially in the form attached hereto as Exhibit F or otherwise approved by Administrative Agent and Syndication Agent their sole and absolute discretion; and (iii) the pledgee shall deliver such acknowledgments of and consents to the foregoing as Administrative Agent or Syndication Agent may request, which shall be substantially in the form attached hereto as Exhibit G;

(4)           Notwithstanding anything to the contrary set forth in this Section 9.1, the transfers restricted hereunder shall not include (a) any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition (including in connection with any merger or consolidation) of any limited partnership interests in Guarantor (provided that after giving effect thereto the REIT continues to Control Guarantor), or of any publicly traded stock in the REIT, (b) the conveyance, assignment, sale, pledge, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of stock in the REIT, provided that, in the case of either clause (a) or clause (b) above, (i) after giving effect to any such conveyance, assignment, sale or other disposition, the common stock of the REIT shall be listed and traded on the New York Stock Exchange or other nationally recognized stock exchange and (ii) in the event that more than forty-nine percent (49.00%) of the common stock in the REIT is conveyed, assigned, sold or otherwise disposed of, whether in one or a series of transactions, to any Person or Persons acting as a group, and as a result thereof, such Person or Persons have the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the REIT, through beneficial ownership of the capital stock of the REIT or otherwise, the prior written consent of Administrative Agent and the Lenders (to the extent required under Section 12.2) thereto shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, or (c) the leasing of any space within the Project so long as Borrower complies, and causes Operating Lessee to comply, with the provisions of the Loan Documents relating to such leasing activity;

(5)           Without limiting the provisions of this Section 9.1, in connection with any transfer permitted by this Section 9.1, if any such transfer results, directly or indirectly, in the ownership of ten percent (10.00%) or more of the direct or indirect interests in Borrower, Operating Lessee, Maguire Properties Services, Guarantor or the REIT by any Person not currently the holder of ten percent (10%) or more of the interests in Borrower, Operating Lessee, Maguire Properties Services, Guarantor or the REIT, then prior to any such transfer the following conditions shall be satisfied (except notwithstanding the time frames set forth below, in the case of transfers of publicly traded stock in the REIT, the following conditions shall be satisfied promptly thereafter):

(a)           In connection with any such transfer, Administrative Agent shall have received not less than thirty (30) days prior to the date on which such transfer is to become effective: (A) prior written notice of such proposed transfer, (B) true and correct copies of all documentation that will be entered into with respect to the same, and (C) all appropriate papers reasonably requested by Administrative Agent that reflect the identity, organization, good standing, tax status and financial standing of the proposed transferee, which papers shall include certified copies of all documents relating to the organization and formation of transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all other documents and information reasonably requested by Administrative Agent (including such documents as it may require to confirm that such proposed transfer will satisfy the requirements of this Agreement for a transfer to an Approved Transferee, and for Administrative Agent and each Lender to undertake and approve such background checks and satisfy such “know-your-customer” requirements as may be required to be performed by it);

(b)           Administrative Agent shall have determined that such proposed transfer will not result in any violation of the provisions of Sections 7.27, 9.6 and 9.21; and

(c)           Administrative Agent shall have determined that, after giving effect to any such proposed transfer, the representations and covenants of Borrower set forth in Sections 7.13 and 7.16 of this Agreement shall be true and correct as if made immediately after giving effect thereto

(6)           Administrative Agent’s or any Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project shall not be deemed to be a waiver of Administrative Agent’s right to require such consent to any future occurrence of same.  Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project made in contravention of this paragraph shall be null and void and of no force and effect; and

(7)           Borrower agrees to bear and shall pay or reimburse Administrative Agent (on behalf of the Lenders) on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) actually incurred by Administrative Agent an any Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

Section 9.2   Taxes; Charges.

(a)             Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, sales taxes, occupancy and use taxes, franchise taxes and charges, present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loans (collectively, the “Taxes”), and will promptly furnish Administrative Agent with evidence of such payment; however, Borrower’s compliance with Section 4.1 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 9.2(a).  Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property.  After prior written notice to Administrative Agent, Borrower, or if applicable Operating Lessee, at its own expense, may contest by appropriate legal proceedings or other appropriate actions, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that, (i) Borrower, or if applicable Operating Lessee, shall pay the Taxes under protest unless such proceeding shall suspend the collection of the Taxes; (ii) such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument governing the contest of Taxes to which Borrower or the Project is subject and shall not constitute a default thereunder; (iii) such proceeding shall be conducted in accordance with all Applicable Laws; (iv) neither the Project nor any part thereof or interest therein will, in the reasonable opinion of Administrative

Agent, be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of the proceeding; (v) unless paid under protest, Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent (but in no event less than 110% of the Taxes being contested), to insure the payment of any such Taxes, together with all interest and penalties thereon; and (vi) Borrower, or if applicable Operating Lessee, shall promptly upon final determination thereof or upon the failure of the existence of (i), (ii), (iii) or (iv) above pay the amount of such Taxes, together with all costs, interest and penalties.

(b)             Borrower shall pay, and shall cause Operating Lessee to pay, when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest, or may permit Operating Lessee to contest, the validity of such claims and demands so long as (1) Borrower notifies Administrative Agent that it (or Operating Lessee) intends to contest such claim or demand, (2) Borrower provides, or Borrower causes Operating Lessee to provide, Administrative Agent with an indemnity, bond or other security satisfactory to Administrative Agent (including an endorsement to Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s and/or Operating Lessee’s obligations for such claims and demands, including interest and penalties, and (3) Borrower and/or Operating Lessee is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.

Section 9.3   Management.

(1)           Hotel Component.

(a)           Without limiting the provisions of Section 9.24, Borrower shall, or shall cause Operating Lessee to, cause the Hotel Component to be managed by the Hotel Manager.  The Hotel Manager shall manage the Hotel Component pursuant to a Hotel Management Agreement.  The Hotel Manager shall be entitled to receive a hotel management fee of not more than three percent (3.00%) of total Gross Income from Hotel Operations plus incentive fees as set forth in the Hotel Management Agreement.  Hotel Manager shall deliver an executed Subordination, Nondisturbance and Attornment Agreement – Hotel Manager, which shall provide, among other things, that the Hotel Management Agreement is subordinate to Administrative Agent’s lien arising under the Mortgage and that Administrative Agent may, subject to the terms of the Hotel Management Agreement, terminate and replace the Hotel Manager with an independent third-party hotel manager if (a) the Hotel Manager is in default of its obligations under the Hotel Management Agreement or under such Subordination, Nondisturbance and Attornment Agreement – Hotel Manager, and such default has not been cured within the applicable cure periods set forth therein, or (b) the Hotel Manager becomes insolvent or the subject of any bankruptcy proceeding.  Borrower shall fully perform, and shall cause Operating Lessee to fully perform, all of their respective covenants, agreements and obligations under the Hotel Management Agreement and the Hotel Assignment Agreement, as applicable.

(b)           The Hotel Manager shall hold and maintain all necessary licenses, certifications and permits required by law, including, without limitation, those liquor licenses described on Schedule 9.3(2) naming Westin Host Inc and Maguire Partners Plaza Las Fuentes LLC as Owners.  Borrower shall, or shall cause Hotel Manager or Operating Lessee to, maintain all required liquor licenses for the Hotel Component and to promptly perform and observe all of the covenants required to be performed and observed by it with respect to any liquor license and do all things necessary to preserve and to keep unimpaired its material rights under such liquor license.  In addition, upon the acquisition by Administrative Agent, any Lender or other purchaser at a foreclosure sale (or conveyance in lieu of foreclosure) of the Project, Borrower shall, and shall cause Operating Lessee to, cooperate with Administrative Agent, such Lender or such purchaser with respect to turnover of all operating equipment and inventory (and rights under the liquor license) in accordance with the terms applicable thereto and all Applicable Law and, if Administrative Agent, such Lender or such holder does not automatically succeed to such liquor license, Borrower shall, or Borrower shall cause Operating Lessee to, in compliance with Applicable Law, enter into temporary arrangements (such as concession agreements or leases of the alcoholic beverage areas or liquor management agreements, in each case on terms satisfactory to Administrative Agent, under which the rents, concession fees, administrative charges, management fees or other amounts payable by the holder of the liquor license thereunder shall equal, to the fullest extent not prohibited by the Applicable Law, the revenues received by such holder from the sale of liquor at the Hotel Component, less the unreimbursed expenses incurred by such holder with respect thereto) in order to assure the continued lawful sale of alcoholic beverages at the Hotel Component pending the issuance to Administrative Agent, any Lender or other purchaser of such licenses with respect thereto as may be required to be held by it.

(2)           Commercial Component.  Borrower shall cause the Commercial Component to be managed by Property Manager engaged by Borrower and approved by Administrative Agent and the Majority Lenders or another property manager engaged by Borrower and acceptable to Administrative Agent and the Majority Lenders in their sole and absolute discretion.  Administrative Agent and the Majority Lenders hereby approve of Maguire Properties, L.P. as the Property Manager and the Property Management Agreement dated as of the Closing Date.  The Property Manager shall manage the Commercial Component pursuant to a property management agreement approved by Administrative Agent and the Majority Lenders, and no Property Manager shall be engaged prior to approval of such property management agreement.  The Property Manager shall be entitled to receive a property management fee of no more than 3.00% of “Project Income” (as defined in the Management Agreement) as in effect on the date hereof.  The Property Manager shall deliver an executed Subordination of Property Management Agreement, which shall provide, among other things, that the Property Management Agreement (including, without limitation, Property Manager’s right to receive payment) is subordinate to Administrative Agent’s lien arising under the Mortgage and all of Administrative Agent’s rights with respect to the Project and the Loan Documents and that Administrative Agent may terminate and replace the Property Manager with an independent third-party property manager if: (a) an Event of Default has occurred and is continuing, (b) the Property Manager is in default of its obligations under the Property Management Agreement and such default has not been cured within the applicable cure periods set forth therein, or (c) the Property Manager becomes insolvent or the subject of any bankruptcy proceeding.  Any change in ownership or Control of the Property Manager shall be cause for Administrative Agent and the Majority Lenders to re-approve such Property Manager and Property Management Agreement, such approval not to be unreasonably withheld, conditioned or delayed.  If at any time Administrative Agent and the Majority Lenders consent to the appointment of a new property manager, such new property manager and Borrower shall, as a condition of Administrative Agent’s and the Majority Lender’s consent, execute a Subordination of Property Management Agreement.  Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law.  Borrower shall fully perform all of its covenants, agreements and obligations under the Property Management Agreement.

Section 9.4   Operation; Maintenance; Inspection.  Borrower shall observe and comply, and, with respect to the Hotel Component, shall cause Operating Lessee to observe and comply, with all legal requirements applicable to the ownership, use and operation of the Project.  Borrower shall maintain the Project, and, with respect to the Hotel Component, shall cause Operating Lessee to maintain the Hotel Component, in good condition and promptly repair any damage or casualty.  Borrower shall permit, and shall cause Operating Lessee to permit, Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 9.5   Taxes on Security.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender.  If there shall be enacted any law (1) deducting the Loans from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Administrative Agent may (and on the request of the Majority Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 9.6   Legal Existence; Single Purpose Entity; Name, Etc.

(1)           Each of Borrower and Operating Lessee shall preserve and keep in full force and effect its existence.

(2)           Each of Borrower and Operating Lessee shall comply with all of the requirements that are applicable it under the definition of “Single Purpose Entity”.

(3)           Each of Borrower, Operating Lessee, Maguire Properties Services, Guarantor and the REIT shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project.

(4)           None of Borrower, Sole Member, Maguire Properties Services, Operating Lessee nor the REIT shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrower and/or Operating Lessee to do so.

(5)           Borrower and Operating Lessee shall each conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business without first giving Administrative Agent thirty (30) days prior notice and Borrower and/or Operating Lessee, as applicable, shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 9.7   Affiliate Transactions.  Without the prior written consent of Administrative Agent, Borrower shall not engage, nor permit Operating Lessee to engage, in any transaction affecting the Project with an Affiliate of Borrower and/or Operating Lessee.  Administrative Agent hereby approves the agreements referenced on Schedule 9.7 attached hereto.

Section 9.8   Limitation on Other Indebtedness.  Borrower and Operating Lessee shall not, without the prior written consent of Administrative Agent and the Majority Lenders, incur any Indebtedness other than, in the case of Borrower, the Loans, and, in the case of Borrower and Operating Lessee, the permissible trade and operational debt described in subsection (I)(p) and subsection (II)(p), respectively, of the definition of Single Purpose Entity.

Section 9.9   Further Assurances.  Borrower shall, and shall cause Operating Lessee to, promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents (including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Project into the name of Administrative Agent or its designee upon an acquisition of the Project pursuant to a foreclosure or transfer in lieu of foreclosure, or otherwise, after the occurrence of an Event of Default) or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.  Borrower grants, and, if applicable, Borrower shall cause Operating Lessee to grant, Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of carrying out the intent and purposes of this Section 9.9.

Section 9.10   Estoppel Certificates.  Borrower, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

Section 9.11   Notice of Certain Events.  Borrower shall promptly notify Administrative Agent if Borrower shall become aware of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Borrower Party under other obligations relating to the Project or otherwise material to Borrower’s business, or Operating Lessee’ business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower or Operating Lessee and any Governmental Authority, affecting Borrower, Operating Lessee or the Project.

Section 9.12   Indemnification.  Borrower shall indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, which may be imposed upon, asserted against or incurred by any of them relating to or arising out of (1) the Project or (2) any of the Loan Documents or the transactions contemplated thereby, including, without limitation, (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any of the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (b) any inspection, review or testing of or with respect to the Project, (c) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (d) any proceeding instituted by any Person claiming a Lien, and (e) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, the Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent or any Lender, except to the extent any of the foregoing is caused by Administrative Agent’s or any Lender’s gross negligence, willful misconduct or illegal act, in which case the party to whom the gross negligence, willful misconduct or illegal act is attributable (but not any other party) shall not be entitled to the indemnification provided for hereunder to the extent of such gross negligence, willful misconduct or illegal act.

Section 9.13   Payment for Labor and Materials.  Borrower will promptly, and Borrower shall cause Operating Lessee to promptly, pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Commercial Component or Hotel Component, as applicable, and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens of the Loan Documents, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens or security of the Loan Documents, except for the Permitted Encumbrances.

Section 9.14   Alterations.  Borrower shall, and Borrower shall cause Operating Lessee to, obtain Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, to any alterations to any improvements that may have a Material Adverse Effect on Borrower’s and/or Operating Lessee’s financial condition, the use, operation or value of the Project or the actual net operating income with respect to the Project, other than (a) tenant improvement work performed pursuant to the terms of any lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a lease and not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements at the Project, or (c) alterations performed in connection with the restoration of the Project after the occurrence of a casualty in accordance with the terms and provisions of this Agreement.

Section 9.15   Hedge Agreements.

(1)           Borrower will at all times maintain, or shall cause Guarantor at all times to maintain, in full force and effect a Hedge Agreement in the notional amount equal to one hundred percent (100%) of the Commitments (taking into account the required monthly principal repayments required under Section 2.4(2)(a)) satisfactory to Administrative Agent in its sole and absolute discretion with (i) a Eurohypo Counterparty or (ii) one or more other banks or insurance companies (each a “Third-Party Counterparty”), that shall have the effect of capping the LIBOR rate at four and three-quarters percent (4.75%) per annum through the Maturity Date.  The Hedge Agreement shall require monthly fixed rate and floating rate payments and be based on a LIBOR Rate of interest having successive Interest Periods (an “Interest Rate Hedge Period”) of one month or such other Interest Periods satisfactory to Administrative Agent in its sole and absolute discretion.  In no event shall Borrower be the counterparty under the Hedge Agreement unless the Hedge Agreement is an interest rate cap agreement under which Borrower’s sole monetary obligation is the payment of an up-front premium.  Upon the Closing Date, Borrower shall deliver a Hedge Agreement Pledge, together with the bid package and a transaction confirmation from Chatham Financial which confirms that the applicable hedging transaction solicited in the bid package has been consummated on terms consistent with this Agreement; within five (5) Business Days after the Closing Date, Borrower shall deliver the applicable confirmation and ISDA and other documentation for such Hedge Agreement (including, without limitation, a certificate from an Authorized Officer of the Borrower certifying that a Hedge Agreement has been entered into on the terms set forth in the confirmation and opinion of counsel for the hedge provider) as may be reasonably acceptable to the Administrative Agent evidencing compliance with the Borrower’s obligations under the provisions of this Section 9.15; and within thirty (30) days after the Closing Date, Borrower shall deliver the applicable counterparty acknowledgment.

(2)           All of Borrower’s obligations under any Hedge Agreement provided by a Eurohypo Counterparty shall be secured by the lien of the Mortgage on a pari passu basis with the Loans and other sums evidenced or secured by the Loan Documents.  Borrower’s rights under or in respect of any Hedge Agreement shall be assigned to Administrative Agent pursuant to a Hedge Agreement Pledge.  Syndication Agent shall have the right to participate in any such Hedge Agreement provided by Administrative Agent (if any), which participation shall be in form and substance and on terms to be mutually agreeable by Administrative Agent and the Syndication Agent.

(3)           Any Hedge Agreement with a Third-Party Counterparty is herein called a “Third-Party Hedge Agreement.”  With respect to each Third-Party Hedge Agreement: (i) Borrower’s (or Guarantor’s) obligations thereunder shall not be secured by the Mortgage and shall not be secured by any Lien on or in all or any portion of the collateral under the Security Documents or on or in any direct or indirect interest in Borrower; (ii) the Third-Party Counterparty providing such Third-Party Hedge Agreement must have a long term unsecured credit rating no lower than “A+” from S&P at the time of entry into such Third-Party Hedge Agreement; (iii) the form and substance must be satisfactory to Administrative Agent in its sole and absolute discretion and in all respects; and (iv) the Third-Party Counterparty providing such Third-Party Hedge Agreement must enter into a written agreement with Administrative Agent providing Administrative Agent with the ability to cure any Borrower (or Guarantor) defaults under the Third-Party Hedge Agreement and to maintain the Third-Party Hedge Agreement in full force and effect after the occurrence of any Borrower (or Guarantor) default or other termination event thereunder caused by Borrower (or Guarantor), which agreement must be in form and substance acceptable to Administrative Agent in its sole and absolute discretion and in all respects and shall in no event obligate Administrative Agent to perform any of Borrower’s  (or Guarantor’s) obligations thereunder.  Administrative Agent and Syndication Agent shall each have the right to bid on an potential Hedge Agreement on which Borrower solicits bids pursuant to Section 9.15(1).  The Administrative Agent shall have the right to participate in any such Hedge Agreement provided by Syndication Agent (if any), which right shall be exercised by the Administrative Agent at such time as Syndication Agent submits any bid, which participation shall be in form and substance and on terms to be mutually agreeable by Administrative Agent and the Syndication Agent.  The Syndication Agent shall have the right to participate in any such Hedge Agreement provided by Administrative Agent (if any), which right shall be exercised by the Syndication Agent at such time as Administrative Agent submits any bid, which participation shall be in form and substance and on terms to be mutually agreeable by Administrative Agent and the Syndication Agent.

(4)           In the event of any downgrade, withdrawal or qualification of the rating of the a Third-Party Counterparty below “A+” by S&P, Borrower shall replace the Hedge Agreement with a replacement Hedge Agreement meeting the requirements of this Section 9.15 not later than fifteen (15) Business Days after learning of such downgrade, withdrawal or qualification.

(5)           If Borrower fails for any reason or cause whatsoever to secure a Hedge Agreement as and when required to do so hereunder, such failure shall constitute an Event of

Default and Administrative Agent shall be entitled to exercise all rights and remedies available to it under this Agreement and the other Loan Documents or otherwise, including the right (but not the obligation) of Administrative Agent to secure or otherwise enter into one or more Hedge Agreements with a Lender for and on behalf of Borrower without such action constituting a cure of such Event of Default and without waiving Administrative Agent’s or Lenders’ rights arising out of or in connection with such Event of Default.  If Administrative Agent shall enter into a Hedge Agreement with a Lender  in accordance with its right to do so pursuant to this subsection (5), then (i) the terms and provisions of any such Hedge Agreement, including the term thereof, shall be determined by Administrative Agent in its sole and absolute discretion and (ii) Borrower shall pay all of Administrative Agent’s costs and expenses in connection therewith, including any fees charged by the applicable counterparty, attorneys’ fees and disbursements, and the cost of additional title insurance in an amount determined by Administrative Agent to be necessary to protect Administrative Agent and the Lenders from potential funding losses under any Hedge Agreement provided by Administrative Agent.

(6)           Borrower shall, at its sole cost and expense, provide Administrative Agent with such additional title insurance coverage and endorsements to the title policy (or, if such additional title insurance is not available by endorsement, Borrower shall provide separate title insurance policies with respect thereto) as Administrative Agent shall require in connection with any Hedge Agreement provided by Eurohypo or a Eurohypo Counterparty under subsection (5) of this Section 9.15.

(7)           If Borrower is entitled to receive a payment under any Hedge Agreement upon a termination thereof, such payment shall be deposited in the Borrower Cash Management Account.

(8)           The economic and other benefits of the Hedge Agreements secured by Borrower (or Guarantor, pursuant hereto) and all of the other rights of Borrower (or Guarantor) thereunder shall be collaterally assigned to Administrative Agent as additional security for the Loans, pursuant to a Hedge Agreement Pledge.  All Hedge Agreement Pledges shall be accompanied by (i) Uniform Commercial Code financing statements, in duplicate, with respect to such pledges and (ii) the consent and agreement of the counterparty thereunder that it will continue to perform its obligations under such Hedge Agreement for the benefit of Administrative Agent and the Lenders after enforcement of and/or realization on such Hedge Agreement Pledge and an acknowledgement that Administrative Agent shall not be deemed to have assumed any of the obligations or duties of Borrower under any such Hedge Agreement.

(9)           In connection with a Third-Party Hedge Agreement, Borrower shall obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in-house counsel for the Third-Party Counterparty) for the Third-Party Counterparty (in form reasonably satisfactory to Administrative Agent and upon which Administrative Agent, the Lenders and their respective successors and assigns may rely) which shall provide opinions reasonably requested by Administrative Agent.

If any Hedge Agreement delivered by Borrower to Administrative Agent, shall by its terms,

expire prior to the Maturity Date, Borrower shall deliver to Administrative Agent a replacement Hedge Agreement at least ten (10) Business Days prior to the expiration date of the then current Hedge Agreement which replacement Hedge Agreement shall be acceptable to Administrative Agent in its sole and absolute discretion and otherwise satisfy the requirements of this Section 9.15.

Section 9.16   Required Repairs.  Borrower shall cause the work described on Schedule 9.16 attached hereto to be completed on or before the applicable dates set forth on said schedule.  Such work shall be completed in a good and workmanlike manner, lien-free and in accordance with all Applicable Laws.  Administrative Agent shall have the right to inspect such work and the reasonable costs of such inspection shall be paid by Borrower.  In addition, the Borrower acknowledges receipt of the Property Condition Report and agrees to address in its prudent business judgment the recommendations contained in such reports.

Section 9.17   Handicapped Access.

(1)           Borrower agrees, or Borrower shall cause Operating Lessee to agree (a) that it shall use commercially reasonable efforts to ensure that the Project shall at all times comply with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”) and (b) has no actual knowledge as to the Project’s non-compliance with any Access Laws where the failure to so comply could have a Material Adverse Effect on the Project or on Borrower’s ability to repay the Loans in accordance with the terms hereof.

(2)           Notwithstanding any provisions set forth herein or in any other document regarding Administrative Agent’s approval of alterations of the Project, Borrower shall not alter, nor permit Operating Lessee to alter, the Project in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Administrative Agent.  The foregoing shall apply to tenant improvements constructed by Borrower, Operating Lessee or by any of their tenants.  Administrative Agent may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person reasonably acceptable to Administrative Agent.

(3)           Borrower agrees to give, and shall cause Operating Lessee to give, prompt notice to Administrative Agent of the receipt by Borrower and/or Operating Lessee of any written complaints related to violation of any Access Laws with respect to the Project and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

Section 9.18   Zoning. Borrower shall not, without Administrative Agent’s prior consent, seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of use of the Project or any portion thereof.  Borrower shall not use or permit, and Borrower shall not allow Operating Lessee to use or permit, the use of any portion of the Project in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other Applicable Law or modify any agreements relating to zoning or land use matters or with the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of Administrative Agent.  Without limiting the foregoing, in no event shall Borrower take any action, and Borrower shall not permit Operating Lessee to take any action, that would reduce or impair either (a) the Parking Arrangements or (b) access to the Project from adjacent public roads.  Further, without Administrative Agent’s prior written consent, Borrower shall not file or subject any part of the Project to any declaration of condominium or co-operative or convert any part of the Project to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

Section 9.19   ERISA.  Borrower shall not, and Borrower shall not permit Operating Lessee to, take any action, or omit to take any action, which would (a) cause Borrower’s assets to constitute “plan assets” for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 9.20   Books and Records; Inspection Rights. Borrower will, and will cause each of the other Borrower Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of the other Borrower Parties to, permit any representatives designated by Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 9.21   Foreign Assets Control Regulations.  Neither Borrower nor any Borrower Party shall use the proceeds of the Loans in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the foregoing, neither Borrower nor any Borrower Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by such Borrower Party or who (after such inquiry as may be required by Applicable Law) should be known by such Borrower Party to be a blocked person.

Section 9.22   Appraisals.  Administrative Agent may, at its option, commission one or more new and/or updated Appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Administrative Agent for such new and updated Appraisal (i) in connection with Section 2.5, (ii) while an Event of Default exists,  and (iii) at any time such appraisal is required by Applicable law or regulatory requirements.

Section 9.23   Air Space Lease.

(1)           Borrower shall pay or cause to be paid all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Air Space Lease on or before the date on which such rent or other charge is payable.  Upon request of Administrative Agent, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that all such rents and other sums payable, pursuant to the Air Space Lease, which are then due and payable, have been paid.

(2)           Borrower shall diligently perform and observe all of the terms, covenants and conditions of the Air Space Lease on the part of Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided and do everything necessary to preserve and to keep unimpaired and in full force and effect the Air Space Lease.

(3)           Borrower shall promptly notify Administrative Agent of the giving of any notice by the Commission under the Air Space Lease to Borrower of any default by Borrower, as lessee thereunder, and promptly deliver to Administrative Agent a true copy of each such notice.

(4)           If Borrower shall be in default beyond any applicable notice and grace period under the Air Space Lease, then, subject to the terms of the Air Space Lease, Administrative Agent on behalf of the Lender shall have the right (but not the obligation), to cause the default or defaults under the Air Space Lease to be remedied and otherwise exercise any and all rights of Borrower under the Air Space Lease, as may be necessary to prevent or cure any default, and Administrative Agent shall have the right to enter all or any portion of the Project at such times and in such manner as Administrative Agent deems necessary, to prevent or to cure any such default.  Without limiting the foregoing, upon any such default, Borrower shall promptly execute, acknowledge and deliver to Administrative Agent such instruments as may reasonably be required to permit Administrative Agent to cure any default under the Air Space Lease or permit Administrative Agent to take such other action required to enable Administrative Agent to cure or remedy the matter in default and preserve the security interest of Administrative Agent under the Loan Documents with respect to the Project.  Borrower irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Air Space Lease, including, without limitation, the right to effectuate any extension or renewal of the Air Space Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Air Space Lease (and the above powers granted to Administrative Agent are coupled with an interest and shall be irrevocable).  The actions or payments of Administrative Agent to cure any default by Borrower under the Air Space Lease shall not remove or waive, as between Borrower and the Lenders, the default that occurred under this Agreement by virtue of the default by Borrower under the Air Space Lease.  All sums expended by Administrative Agent to cure any such default shall be paid by Borrower to Administrative Agent, upon demand, with interest on such sum at the Default Rate from the date such sum is expended to and including the date the reimbursement payment is made to Administrative Agent.  All such indebtedness shall be deemed to be secured by the Mortgage.

Without limiting the foregoing, if Administrative Agent has the right to cure a default as described above and has not taken any action to cure or commence a cure with respect to such default, Administrative Agent shall take such action with respect to such default as shall be directed by all the Lenders (other than the Administrative Agent).

(5)           Borrower shall enforce each covenant or obligation of the Air Space Lease in accordance with its terms.  Within ten (10) days after receipt of written demand by Administrative Agent, but not more often than one (1) time in any six (6) month period, or if there is any Potential Default or Event of Default, Borrower shall use reasonable efforts to obtain from the Commission and furnish to Administrative Agent an estoppel certificate of such lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(6)           Upon the request of Administrative Agent, Borrower shall cooperate with Administrative Agent and the Lenders and, to the extent such conditions have not already been satisfied by the Commission’s execution and delivery of a Air Space Lease Estoppel, do such acts as are within its rights and powers to cause Administrative Agent or its successor on behalf of the Lenders to be deemed a “leasehold mortgagee” or its equivalent under the Air Space Lease during all times prior to the repayment of the Loans in full.

(7)           Promptly upon receipt by Borrower, Borrower shall deliver to the Commission, if requested by Administrative Agent or any successor, written notice of the identity of each successor to Administrative Agent.

(8)           Borrower shall furnish to Administrative Agent all information that Administrative Agent may reasonably request from time to time concerning the Air Space Lease and Borrower’s compliance with the Air Space Lease.

(9)           Borrower, promptly upon learning that the Commission has failed to perform the terms and provisions under the Air Space Lease and immediately upon learning of a rejection or disaffirmance or purported rejection or disaffirmance of the Air Space Lease pursuant to any state or federal bankruptcy law, shall notify Administrative Agent thereof.  Promptly after execution of any amendment to the Mortgage covering the Project, Borrower shall notify the Commission in a form satisfactory to Administrative Agent of the execution and delivery of the Mortgage or such amendment.  The Administrative Agent shall have the right, but not the obligation, to give the Commission at any time any notice described in this subsection or otherwise relating to the Loans.

(10)           Borrower shall promptly notify Administrative Agent of any request that any party to the Air Space Lease makes for arbitration or other dispute resolution procedure pursuant to the Air Space Lease and of the institution of any such arbitration or dispute resolution.  Borrower hereby authorizes Administrative Agent to participate in any such arbitration or dispute resolution but such participation shall not, unless an Event of Default exists, be to the exclusion of Borrower.  Borrower shall promptly deliver to Administrative Agent a copy of the determination of each such arbitration or dispute resolution mechanism.

(11)           If Administrative Agent or its designee shall acquire or obtain a new air space lease following a termination of the Air Space Lease as a result of any action, omission or election of Borrower, then Borrower shall have no right, title or interest whatsoever in or to such new Air Space Lease, or any proceeds or income arising from the estate arising under any such new Air Space Lease, including from any sale or other disposition thereof.  The Administrative Agent or its designee shall hold such new air space lease free and clear of any right or claim of Borrower.

(12)           Borrower shall comply with the terms and conditions set forth in the Lease Addendum to the Mortgage.

(13)           Borrower shall not, without Administrative Agent’s prior written consent, cause, consent or agree to, or permit to occur any subordination of the Air Space Lease to any mortgage, deed of trust or other Lien encumbering (or that may in the future encumber) the estate of the lessor under the Air Space Lease in any premise(s) demised to Borrower thereunder (other than a subordination or consent to subordination expressly required by the terms of the Air Space Lease, in which Borrower obtains rights of non-disturbance for so long as Borrower is not in default under the Air Space Lease after applicable notice or cure periods and in which the Administrative Agent obtains rights from the holder of such mortgage, deed of trust or Lien which are substantially the same as the rights granted to the Administrative Agent as a mortgagee in the Air Space Lease).

(14)           Borrower shall not, without the prior written consent of Administrative Agent: (i) surrender Borrower's leasehold estate and interest under the Air Space Lease; (ii) terminate or cancel the Air Space Lease; (iii) fail to renew or exercise any options to renew the Air Space Lease; or (iv) sublease, assign or transfer all or any portion of Borrower's leasehold estate and interest under the Air Space Lease.  Borrower shall not, without the prior written consent of Administrative Agent, waive or release the Commission from any obligations or conditions to be performed by the Commission under the Air Space Lease.  Consent to one modification, change, supplement, alteration, amendment or sublease shall not be deemed to be a waiver of the right to require consent to other, future or successive modifications, changes, supplements, alterations, amendments, subleases, assignments or transfers.  Borrower shall promptly deliver to Administrative Agent a true, correct and complete copy of any modification, change, supplement, alteration or amendment to the Air Space Lease.

Section 9.24   Hotel Covenants.  Borrower further covenants and agrees with Administrative Agent and the Lenders as follows:

(1)           Borrower shall, and shall cause Operating Lessee to, cause the Hotel Component to be operated pursuant to the Hotel Management Agreement (or any permitted replacement thereof).

(2)           Borrower shall, and shall cause Operating Lessee to:

(a)                 diligently perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Hotel Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder;

(b)                 promptly notify Administrative Agent of any default under the Hotel Management Agreement of which it is aware;

(c)                 promptly deliver to Administrative Agent a copy of each periodic report received by Borrower and/or Operating Lessee under the Hotel Management Agreement and, promptly upon written request, deliver to Administrative Agent a copy of any other financial statement, business plan, capital expenditures plan, notice, report and/or estimate received by Borrower and/or Operating Lessee under the Hotel Management Agreement;

(d)                 enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the manager under the Hotel Management Agreement in a commercially reasonable manner; and

(e)                 cause Hotel Manager to maintain all permits and liquor licenses required under the Hotel Management Agreement for the operation of the Hotel Component and to promptly perform and observe all of the covenants required to be performed and observed by it with respect to such licenses and permits and do all things necessary to preserve and to keep unimpaired its material rights under such licenses and permits.

(3)           Borrower shall not, and shall not permit Operating Lessee to, without Administrative Agent’s prior consent:

(a)           surrender, terminate or cancel the Hotel Management Agreement, any liquor license, or any other permit required under Applicable Law for the operation of the Hotel Component;

(b)           reduce or consent to the reduction of the term of the Hotel Management Agreement;

(c)           increase or consent to the increase of the amount of any charges under the Hotel Management Agreement; or

(d)           otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Hotel Management Agreement.

(4)           Borrower shall not, and shall not permit Operating Lessee to, without Administrative Agent’s prior consent, enter into transactions relating to the Hotel Component or any part thereof (including, but not limited to, the Hotel located thereon) with any Affiliate of Borrower and/or Operating Lessee, including, without limitation, any arrangement providing for the managing of the Hotel Component or any part thereof (including, but not limited to, the Hotel located thereon) by such Affiliate, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Borrower or Operating Lessee if the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower or Operating Lessee, as applicable, as the monetary or business consideration that would obtain in a comparable transaction with a person not an Affiliate of Borrower or Operating Lessee.

Section 9.25   Material Agreements.

(1)           Borrower shall not, without Administrative Agent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), (i) take any action to cancel or terminate any Material Agreement, (ii) waive any default under or breach of any provisions of any such Material Agreement, (iii) waive, fail to enforce, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any provisions of any such Material Agreement, or (iv) modify, amend or supplement any such Material Agreement.

(2)           Without limiting anything set forth subsection (1), Borrower shall (a) perform and observe in all material respects all of its covenants and agreements contained in any of the Material Agreements to which it is a party, (b) promptly give Administrative Agent copies of any default or other material notices given by or on behalf of Borrower received by or on behalf of Borrower from any other Person under the Material Agreements, and (c) enforce each material covenant or obligation of each such Material Agreement in accordance with its terms.

(3)           Borrower will comply with all restrictive covenants and easements affecting the Project set forth in any Material Agreement (unless the Title Company has insured against the enforcement of same in the Title Policy).  All covenants, easements, cross easements or operating agreements which may hereafter be acquired, entered into or amended by Borrower affecting the Project (it being understood that Borrower will use its best efforts to procure such of the foregoing items as Administrative Agent may reasonably deem appropriate) shall be submitted to Administrative Agent for Administrative Agent’s approval, which shall not be unreasonably withheld or delayed, prior to the execution thereof by Borrower, accompanied by a drawing or survey showing the location thereof.

Section 9.26   Operating Expenses.  Borrower shall pay, or shall cause to be paid, all known costs and expenses of operating, maintaining, leasing and otherwise owning the Project on a current basis and before the same become delinquent (subject however to the other provisions of this Agreement and the other Loan Documents), including all interest, principal (when due) and other sums required to be paid under this Agreement, the other Loan Documents and the Hedge Agreement, before utilizing any revenues derived or to be derived from or in respect of the Project for any other purpose, including distributions or other payments to the Operating Lessee or any Borrower Principal.

Administrative Agent hereby acknowledges that the performance by Borrower or any other Borrower Party of any Project specific covenant set forth in this Article 9, elsewhere in this Agreement or in the Loan Documents, shall be subject to the rights of Borrower and the Commission (and the limitations thereon) under the Air Space Lease.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loans:

Section 10.1   Payments.  Borrower’s failure to (i) pay any regularly scheduled installment of principal or interest on or prior to the date on which it is due, (ii) pay the Administrative Fee or other amount due under the Loan Documents or make a deposit of cash, and/or deliver a Collateral Letter of Credit required under the Loan Documents, within five (5) days of (and including) the date when due, or (iii) pay the Loans at the Maturity Date, whether by acceleration or otherwise.

Section 10.2   Insurance.  Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement; or the failure by Borrower or any of its Affiliates to comply with its respective covenants under the Blanket Insurance Premium Arrangement; or the occurrence of any event thereunder which permits the financing company thereunder to cancel any insurance required hereunder.

Section 10.3   Single Purpose Entity.

(a)           If Borrower (i) violates any of the provisions set forth clauses (a), (b), (c), (d), (e), (g), (h), (k), (p), (q), (r), (u), (v), (y) or (z) of subsection (I) of the definition of Single Purpose Entity, and such violation is not cured within five (5) Business Days of the date that any officer of Borrower obtains knowledge of such violation; or (ii) violates any of the provisions of clause (f), (i), (j), (l), (m), (n), (o), (s), (t), (w) or (x) of subsection (I) of the definition of Single Purpose Entity, and such violation is not cured within thirty (30) days of the date that officer of any Borrower obtains knowledge of such violation, provided, however, upon reasonable discretion of Administrative Agent, such thirty (30) days may be extended to sixty (60) days.

(b)           If Operating Lessee (i) violates any of the provisions set forth clauses (a), (b), (c), (d), (e), (g), (h), (k), (p), (q), (r), (u), (v), (y) or (z) of subsection (II) of the definition of Single Purpose Entity, and such violation is not cured within five (5) Business Days of the date that any officer of Operating Lessee obtains knowledge of such violation; or (ii) violates any of the provisions of clause (f), (i), (j), (l), (m), (n), (o), (s), (t), (w) or (x) of subsection (II) of the definition of Single Purpose Entity, and such violation is not cured within thirty (30) days of the date that officer of any Operating Lessee obtains knowledge of such violation, provided, however, upon reasonable discretion of Administrative Agent, such thirty (30) days may be extended to sixty (60) days

Section 10.4   Taxes.  If any of the Taxes are not paid prior to delinquency.

Section 10.5   Prohibited Transfer, Etc.  Any Prohibited Transfer in violation of Section 9.1 of this Agreement.

Section 10.6   Representations and Warranties.  (a) Except as set forth in Section 10.6(b) below, if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made; or (b) Any representation or warranty made or deemed made at any time after the Closing Date in Sections 7.5, 7.10, 7.21, or 7.29(1) (third and fourth sentences only) of this Agreement proves to be untrue in any material respect when so made or deemed made, but only if (in the case of any such breach which is not intentional) Borrower does not cure such breach within ten (10) Business Days after Borrower, Guarantor or the REIT obtains knowledge of the same, it being understood that the foregoing cure rights shall not apply to any such breach which is intentional.

Section 10.7   Other Encumbrances.  A default under any agreement creating a Lien or encumbrance on the Project and, provided the Project (or part thereof or interest therein) shall not be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien, such Lien has not been discharged or bonded over within thirty (30) days.

Section 10.8   Various Covenants.  Borrower, or if such obligation is to be performed by Operating Lessee, Operating Lessee defaults under any of the obligations under Section 6.2 (pertaining to lease approvals), 9.6 (compliance with Single Purpose Entity requirements), 9.7 (transactions with Affiliates), 9.8 (limitations on debt), 9.18 (zoning and use changes), or 9.19 (ERISA) of this Agreement.

Section 10.9   Hedge Arrangements.  Borrower fails to maintain or replace a Hedge Agreement in accordance with the provisions of Section 9.15 of this Agreement.

Section 10.10   Insolvency Opinion.  If any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered by Borrower to Administrative Agent in connection with the Loans, or in any other non-consolidation delivered by Borrower to Administrative Agent in connection with the Loans subsequent to the closing of the Loans, is or shall become untrue in any material respect.

Section 10.11   Involuntary Bankruptcy or Other Proceeding.  Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.12   Voluntary Petitions, Etc.  Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.13   Intentionally Omitted.

Section 10.14   Dissolution.  Any of the Borrower Parties shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of any Borrower Party.

Section 10.15   Intentionally Omitted.

Section 10.16   Security.  The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Encumbrances) on the collateral intended to be covered thereby in favor of Administrative Agent, free and clear of all other Liens (other than the Permitted Encumbrances), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower Party or any of their Affiliates;

Section 10.17   Guarantor Documents.  Guarantor shall (i) default under the Guaranty beyond any applicable notice and grace period; or (ii) revoke or attempt to revoke, contest or commence any action against its obligations under the Guaranty.

Section 10.18   Security Accounts.  Borrower or Operating Lessee uses, or Borrower or Operating Lessee permits the use of, funds from the Security Accounts for any purpose other than the purpose for which such funds were disbursed from the Security Accounts.

Section 10.19   Hedge Agreement.  Borrower shall default under any Hedge Agreement and such default is not cured within the applicable notice and cure periods provided therein.

Section 10.20   Air Space Lease.  (a) Borrower shall breach or default under Section 9.23 or under any condition or obligation contained in the Air Space Lease which is not cured within any applicable cure period provided therein, or (b) there shall occur any other event or condition that gives the Commission a right to terminate or cancel the Air Space Lease, or (c) the Project shall be surrendered or the Air Space Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (d) any of the terms, covenants or conditions of the Air Space Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Administrative Agent.

Section 10.21   Operating Lease.  (a) Borrower shall breach or default under Section 6.6 or under any condition or obligation contained in the Operating Lease which is not cured within any applicable cure period provided therein, or (b) any termination of the Operating Lease without the prior written consent of Administrative Agent, or (c) any modification of the Operating Lease in violation of this Agreement or the Loan Documents without the prior written consent of Administrative Agent.

Section 10.22   Additional Hotel Covenants.  A breach or default under Section 9.24 shall occur or Operating Lessee shall breach or default under any condition or obligation to be performed by it contained under the Operating Lease, the Hotel Management Agreement or the Hotel-Related Agreements, which, in any case, is not cured within any applicable cure period provided therein.

Section 10.23   Covenants.  Borrower’s failure to perform or observe, or the failure of Operating Lessee to perform or observe, any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents and not specified above, and the continuance of such failure for ten (10) days after notice by Administrative Agent to Borrower in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Administrative Agent to Borrower in the case of any other default; provided, however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower and/or Operating Lessee shall have an additional thirty (30) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days; (3) such failure is reasonably susceptible to being cured by Borrower and/or Operating Lessee within such additional thirty (30) day period; and (4) Borrower and/or Operating Lessee is diligently undertaking to cure such default.

Notwithstanding anything set forth in this Article 10, (i) no cure periods will be afforded for any willful breach hereunder or under the Loan Documents; and (ii) to the extent Borrower is entitled to cure any of the foregoing defaults or any defaults under any of the other Loan Documents, Administrative Agent and each Lender shall accept such cure if performed by a Borrower Party, any other Affiliate of Borrower and/or the Hotel Manager.

ARTICLE 11

REMEDIES

Section 11.1   Remedies – Insolvency Events.  Upon the occurrence of any Event of Default described in Section 10.11 or 10.12, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; provided, however, if the Bankruptcy Party under Section 10.11 or 10.12 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole and absolute discretion.

Section 11.2   Remedies – Other Events.  Except as set forth in Section 11.1 above, while any Event of Default exists, Administrative Agent may (1) by written notice to Borrower, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3   Administrative Agent’s Right to Perform the Obligations.  If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent or any Lender may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate.  If Administrative Agent shall elect to pay any sum due with reference to the Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Additionally, if any Hazardous Materials affect or threaten to affect the Project, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials in accordance with Applicable Law.  Borrower shall indemnify, defend and hold Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements, incurred or  accruing by reason of any acts performed by Administrative Agent or any Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and any Lender, except as a result of Administrative Agent’s or any Lender’s gross negligence, willful misconduct or illegal act.  All sums paid by Administrative Agent pursuant to this Section 11.3, and all other sums expended by Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be (a) mailed by certified mail, postage prepaid, return receipt requested, (b) sent by overnight air courier service, (c) personally delivered to a representative of the receiving party, or (d) sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1) to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof.  Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first (1st) Business Day after deposit with an overnight air courier service, or (3) on the third (3rd) Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender or a Borrower Party, as the case may be.  If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified below, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1.  Any party may designate a change of address by written notice to each other party by giving at least ten (10) days’ prior written notice of such change of address.

Section 12.2   Amendments, Waivers, Etc.

(1)             Subject to any consents required pursuant to this Section 12.2 and any other provisions of this Agreement and any other Loan Document which expressly require the consent, approval or authorization of the Majority Lenders, this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and Administrative Agent; provided that, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise only if such actions do not materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 14.5, and Administrative Agent will not, without the consent of each Lender, agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents): (a) reduce the principal amount of the Loans or reduce the interest rate thereon; (b) extend any stated payment date for principal of or interest on the Loans payable to such Lender or extend any date fixed for the payment of fees or prepayment premiums by Borrower or Guarantor; (c) release Borrower, Operating Lessee, Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 12.24 and any resigning Administrative Agent pursuant to Section 14.8); (d) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans; (e) modify any of the provisions of this Section 12.2, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (f) modify the terms of any Event of Default or (unless the consent of the Majority Lenders shall have been obtained) waive any Event of Default under Section 10.1(i) or (iii) hereof; (g) change the proportionate shares (excluding any change as a result of an assignment of a Loan or Commitment); (h) amend this Section 12.2, Section 12.24 or Article 14, or amend any definitions in this Agreement or the Loan Documents insofar as such definitions affect the substance of those Sections; or (i) consent to (i) the sale, transfer or encumbrance of any portion of the Project (or any interest therein) or any direct or indirect ownership interest therein and (ii) the incurrence by Borrower of any additional indebtedness secured by the Project, in each case to the extent (and subject to any standard of reasonability) such consent is required under the Loan Documents.

(2)             Notwithstanding anything to contrary contained in this Agreement, any modification or supplement of Article 14, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent.

Section 12.3   Limitation on Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower, Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loans would be usurious under Applicable Law (including the laws of the State of California, the laws of the State of New York and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by Applicable Law, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by Applicable Law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by Applicable Law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under Applicable Law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower).  The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents.  Notwithstanding any otherwise applicable choice of law provision in the Loan Documents, if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the state whose law has been chosen (or is otherwise applied) to govern the Loan Documents (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4   Invalid Provisions.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5   Reimbursement of Expenses.  Borrower shall pay or reimburse Administrative Agent and/or the Lenders on demand of the applicable party for: (1) all reasonable third-party costs and expenses incurred by Administrative Agent and Syndication Agent in connection with the Loans, including fees and expenses of Administrative Agent’s and Syndication Agent’s respective attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, (2) all reasonable third-party costs and expenses of Administrative Agent in connection with the administration of the Loans, including audit costs, inspection fees, attorneys’ fees and disbursement, settlement of Condemnation and Casualty awards, and premiums for title insurance and endorsements thereto, (3) all of Administrative Agent’s and Syndication Agent’s reasonable costs and expenses (including reasonable fees and disbursements of Administrative Agent’s and Syndication Agent’s external counsel) incurred in connection with the Syndication of the Loans to the Lenders, and (4) Administrative Agent and the Lenders for all amounts expended, advanced or incurred by Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Administrative Agent and the Lenders under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.

Section 12.6   Approvals; Third Parties; Conditions.  All approval rights retained or exercised by Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders and Borrower.  All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole and absolute discretion.

Section 12.7   Lenders and Administrative Agent Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents.  The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor.  No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower or to create an equity in the Project in Administrative Agent or any Lender.  Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and neither Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (3) no Lender or Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners.  Administrative Agent, the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower, or to create an equity in the Project in Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8   Time of the Essence.  Time is of the essence with respect to this Agreement.

Section 12.9   Successors and Assigns.  Subject to the provisions of Section 12.24, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and their respective successors and permitted assigns.

Section 12.10   Renewal, Extension or Rearrangement.  All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.

Section 12.11   Waivers.  No course of dealing on the part of Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.12   Cumulative Rights.  Rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.13   Singular and Plural.  Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.14   Phrases.  When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole and absolute discretion.

Section 12.15   Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.16   Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.17   Promotional Material.  Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Administrative Agent’s or such Lender’s participation in the Loans.  All references to Administrative Agent or any Lender contained in any press release (except, and only to the extent required by Applicable Law), advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.

Section 12.18   Survival.  All of the representations, warranties, covenants, and indemnities of Borrower hereunder (including environmental matters under Article 5, the obligations under Sections 2.9(1), 2.9(5) and 2.9(6)) shall survive for so long as any amount remains payable to Administrative Agent and/or the Lenders under this Agreement or any other Loan Document.

Section 12.19   WAIVER OF JURY TRIAL.  TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER  THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.

Section 12.20   Remedies of Borrower.  In the event that a claim or adjudication is made that Administrative Agent, any Lenders, and/or their respective agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Administrative Agent, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Administrative Agent, such Lender and their respective agents shall not be liable for any special, consequential or punitive damages.

Section 12.21   Governing Law.

(1)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY ADMINISTRATIVE

AGENT AND LENDERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(2)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION (WHICH DECISION SHALL BE MADE BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH

SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.22   Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 12.23   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.24   Assignments and Participations.

(1)           Assignments by Borrower.  Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and Administrative Agent.

(2)           Assignments by the Lenders.  Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent); provided that:

(a)           no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender (provided that in the case of an assignment to any such Affiliate, the assigning Lender will not be released from its obligations under the Loan Documents and Administrative Agent may continue to deal only with such assigning Lender);

(b)           except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to $10,000,000;

(c)           each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(d)           subject to the applicable Lender’s compliance with the provisions of clauses (b) and (c) above, Administrative Agent’s consent to an assignment shall not be unreasonably withheld, delayed or conditioned if (i) such assignment is made to an Eligible Assignee, and (ii) the provisions of clause (e) have been satisfied; and

(e)           upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and, except as provided in Section 12.24(2)(a),  the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.  Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and  the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith.

(3)           Participations.

(a)           A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii)  Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (A) increase or extend the term of such Lender’s Commitment, (B) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (E) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.2, requires the consent of each Lender.  Subject to subsection (3)(b) of this Section 12.24, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9(1), 2.9(5), and 2.9(6) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section

12.24.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.24 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.24 as though it were a Lender.

(b)           A Participant shall not be entitled to receive any greater payment under Section 2.9(1) or 2.9(6) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that is a non-U.S. Person that would become a Lender shall not be entitled to the benefits of Section 2.9(6) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.9(6) as though it were a Lender

(4)           Certain Pledges.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.24 (but without being subject thereto), any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(5)           Provision of Information to Assignees and Participants.  A Lender may furnish any information concerning Borrower, any Borrower Party or any of their respective Affiliates or the Project in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

(6)           No Assignments to Borrower or Affiliates.  Anything in this Section 12.24 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior consent of each Lender.

Section 12.25   Brokers.  Borrower hereby represents to Administrative Agent and each Lender that Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than Eastdil-Secured (the “Broker”).  Borrower hereby agrees to pay all fees and commissions due and payable to Broker and to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.

Section 12.26   Right of Set-off.

(1)           Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of subsection (3) of this Section 12.26, hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of Borrower against any and all of the respective obligations of Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured.  Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien, or similar rights against any deposit or other indebtedness of Borrower whether or not located in California or any other state with certain laws restricting lenders from pursuing multiple collection methods, could result under such laws in significant impairment of the ability of all the Lenders to recover any further amounts in respect of the Loan.  Therefore, each Lender agrees that no Lender shall exercise any such right of set-off, banker’s lien, or otherwise, against any assets of Borrower (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Lender to or for the credit or the account of Borrower) without the prior written consent of Administrative Agent and the Majority Lenders.

(2)           Each Lender shall promptly notify Borrower and Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lenders under this Section 12.26 are in addition to other rights and remedies (including other rights of set-off) which the Lenders may have.

(3)           If an Event of Default has resulted in the Loans becoming due and payable prior to the stated maturity thereof, each Lender agrees that it shall turn over to Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.

Section 12.27   Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees, etc.  Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 12.28   Cooperation with Syndication.  Borrower acknowledges that Arranger intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower will take, and shall cause Operating Lessee to take, all actions as Arranger may reasonably request to assist Arranger in its Syndication effort.  Without limiting the generality of the foregoing, Borrower shall, and Borrower shall cause Operating Lessee to, at the request of Arranger (i) facilitate the review of the Project by any prospective Lender; (ii) assist Arranger and otherwise reasonably cooperate with Arranger in the preparation of information offering materials relating to the Project, Borrower and Operating Lessee (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Operating Lessee and the Project; (iv) make representatives of Borrower and/or Operating Lessee available to meet with prospective Lenders at tours of the Project and bank meetings at reasonable times and upon reasonable prior written notice; (v) facilitate direct contact between the senior management and advisors of Borrower and/or Operating Lessee and any prospective Lender; and (vi) provide Arranger with all information relating to the Project, Borrower and Operating Lessee reasonably deemed necessary by it to complete the Syndication successfully.  Borrower agrees to take, and shall cause Operating Lessee to take, such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication; provided that, any such documents and amendments to the Loan Documents shall not increase Borrower’s or any Borrower’s Party affirmative obligations or decrease Borrower’s  or any Borrower’s Party’s rights under the Loan Documents or adversely affect the economic terms of the Loans (except as otherwise may occur upon the occurrence of an Event of Default).

Section 12.29   Severance of Loan.

(1)           Loan Components.  The Arranger shall have the right, at any time, to direct Administrative Agent, with respect to all or any portion of the Loan, to (a) cause the Notes, the Mortgage and the other Security Documents to be severed and/or split into two or more separate notes, mortgages and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans, (b) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Mortgage and the other Security Documents, (c) create multiple components of the Notes (and allocate or re-allocate the outstanding principal amount of the Loan among such components) or (d) otherwise sever the Loans into two or more loans secured by the Mortgage and the other Security Documents (each of clauses (a) through (d), together with the Mezzanine Option described below, a “Bifurcation”); in each such case, in whatever proportions and priorities as the Arranger may so direct in its discretion to Administrative Agent; provided, however, that in each such instance (i) the outstanding principal amount of all the Notes evidencing the Loans (or components of such Notes) immediately following such Bifurcation shall be equal the outstanding principal amount of the Loan immediately prior to such Bifurcation; (ii) the weighted average Applicable Margin with respect to the aggregate outstanding principal balance of all Base Rate Loans and LIBOR-based Loans immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average Applicable Margin with respect to the aggregate outstanding principal balance of all Base Rate Loans and LIBOR-based Loans as set forth in the initial Notes delivered hereunder (as such interest rates are subject to being adjusted from time to time in accordance herewith, including as a result of the accrual of interest at the Default Rate); and (iii) such adjustment does not increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except potentially in the case of Event of Default.  If requested by Administrative Agent in writing, Borrower shall execute, and if necessary Borrower shall cause Operating Lessee to execute, within ten (10) days after such request, a severance agreement, amendments to or amendments and restatements of any one or more Loan Documents, and such documentation as Administrative Agent may reasonably request to evidence and/or effectuate any such Bifurcation, all in form and substance reasonably satisfactory to the Arranger and Administrative Agent; provided, however, that notwithstanding any other provision of Section 12.27 or this Section 12.29(1) to the contrary, neither Borrower nor any Borrower Party shall be required to enter into any such documents and amendments which would increase Borrower’s or such Borrower Party’s affirmative obligations or decrease Borrower’s or such Borrower Party’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except potentially in the case of Event of Default.

(2)           Mezzanine Financing.  The Arranger shall have the right, at any time, to direct Administrative Agent, to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”).  The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s).  In effectuating the foregoing, the lender of the Mezzanine Loan(s) will make a loan to a borrower (the “Mezzanine Borrower(s)”); Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount (without prepayment premium).  The Mortgage Loan and the Mezzanine Loan(s) shall be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents except as follows:

(a)           The Arranger shall have the right, at any time, to direct Administrative Agent, to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by the Arranger; provided that (i) the total of the loan amounts for the Mortgage Loan and the Mezzanine Loan(s) immediately following the creation of such Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s), (ii) the weighted average Applicable Margin with respect to the aggregate outstanding principal balance of all Base Rate Loans and LIBOR-based Loans that are outstanding under the Mortgage Loan and the Mezzanine Loan immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average Applicable Margin with respect to the aggregate outstanding principal balance of all Base Rate Loans and LIBOR-based Loans as set forth in the initial Notes delivered hereunder (as such interest rates are subject to being adjusted from time to time in accordance herewith, including as a result of the accrual of interest at the Default Rate), (iii) the initial debt service payments on the Mortgage Loan note and the Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s), and (iv) such adjustment does not increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except potentially in the case of Event of Default.  The Mezzanine Loan(s) shall be subordinate to the Mortgage Loan and shall be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).

(b)           Mezzanine Borrower(s) shall be a newly-formed special purpose, bankruptcy remote entity satisfactory to Administrative Agent, and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower.  The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.

(c)           Subject to the provisions of Section 12.5(3), Mezzanine Borrower and Mortgage Borrower shall cooperate, and Borrower shall cause Operating Lessee to cooperate, with all reasonable requests of the Arranger and Administrative Agent in order to convert the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by the Arranger and Administrative Agent in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and loan documents, (iii) documents authorizing Administrative Agent to file any UCC-1 Financing Statements reasonably required by Administrative Agent to perfect the security interest in the collateral for the Mezzanine Loan(s), (iv) execution of such other documents reasonably required by the Arranger and Administrative Agent in connection with the creation of the Mezzanine Loan(s), including, without limitation, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity Agreement delivered on the date hereof in connection with the Loans (v) delivery of appropriate authorization and enforceability opinions with respect to the Mezzanine Loan(s), and (vi) delivery of an “Eagle 9” or equivalent UCC title insurance policy, satisfactory to the Arranger and Administrative Agent, insuring the perfection and priority of the lien on the Mezzanine Loan collateral; provided, however, that notwithstanding any other provision of Section 12.27 or this Section 12.29(2) to the contrary, Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except potentially in the case of Event of Default.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1   Limitation on Liability.  Borrower shall be personally liable for amounts due under the Loan Documents.  Anything herein or in any other Loan Document or any certificate given in connection therewith or pursuant thereto (the Loan Documents and each such certificate, collectively, the “Relevant Documents”) to the contrary notwithstanding, Administrative Agent and the Lenders agree that, for repayment of the Loans and the payment and performance of any and all of the obligations under the Relevant Documents or any claim based thereon or otherwise in respect thereof, they shall look solely to the Project and the other assets of Borrower, and to such other collateral as may now or hereafter be given to secure the

Loans, and no other property or assets of Borrower’s direct or indirect constituent partners, members, or the directors, officers, agents or employees of Borrower or such constituent partners or members (collectively, the “Exculpated Parties”), shall be subject to levy, execution or other enforcement procedure for the satisfaction of remedies of Administrative Agent and/or the Lenders, or for any payment required to be made under the Relevant Documents or for the performance of any of the covenants or warranties contained in any of the Relevant Documents or for any claim based thereon or in respect thereof, nor shall any claim be brought against the Exculpated Parties; provided, however, notwithstanding anything to the contrary contained hereinabove, the foregoing provisions of this Section 13.1 shall not (i) limit the right of Administrative Agent and/or the Lenders to name Borrower, Operating Lessee and/or the Guarantor or either of them as a party defendant in any action or suit for judicial foreclosure and sale under the Mortgage or the other Security Documents so long as no deficiency judgment shall be sought or enforced against the Exculpated Parties except as provided in clause (ii) or (iii) below or (ii) affect or limit in any way the validity or enforceability of any separate guaranty or indemnification now or hereafter given for the benefit of Administrative Agent and/or the Lenders in connection with the Loans, including the obligations of Guarantor under the Guaranty or (iii) affect or limit in any way the exercise of any rights or remedies of Administrative Agent and/or the Lenders against the Operating Lessee under the Operating Lease or the Loan Documents to which it is a party.

Section 13.2   No Waiver of Rights Under Bankruptcy Code.  Nothing in this Agreement or the other Loan Documents shall be construed as a waiver by Administrative Agent or Lenders of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, to file a claim for the full amount due to Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

ARTICLE 14

ADMINISTRATIVE AGENT

Section 14.1   Appointment, Powers and Immunities.  Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a)           shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to the Borrower or any other Lender;

(b)           shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder; and

(c)           shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 14.5;

(d)           shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e)           shall not be required to take any action which is contrary to this Agreement or any other Loan Document or Applicable Law.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents.  Administrative Agent may employ agents and attorneys-in-fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact or third parties selected by it in good faith.  Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 12.24.  Except to the extent expressly provided in Sections 14.8, the provisions of this Article 14 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and the Lenders may modify or waive such provisions of this Article 14 in their sole and absolute discretion.

Section 14.2   Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  As to any matters not expressly provided for by this

Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 14.3   Defaults.

(1)           Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Event of Default and stating that such notice is a “Notice of Default”.  In the event that Administrative Agent receives such a notice of the occurrence of an Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders.  Within ten (10) days of delivery of such notice of Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action.  Administrative Agent shall (subject to Section 14.7) take such action with respect to such Event of Default as shall be directed by the Majority Lenders, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions to make protective advances that Administrative Agent reasonably determines are necessary to protect or maintain the Project (but not including any decision to foreclose on any of the Project unless the failure to act immediately will cause such remedy to expire; provided, however, that if the Majority Lenders have not provided direction to the Administrative Agent as to a course of action within ninety (90) days after delivery of the notice of Event of Default referred to above, then Administrative Agent shall commence and thereafter diligently proceed with foreclosure proceedings) and (B) no actions approved by the Majority Lenders shall violate the Loan Documents or Applicable Law.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent.  Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 14.3(1) and shall continue to consult with the Lenders with respect to all of such actions.  Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 14.3(1) shall be valid and binding on each Lender.  All money (other than money subject to the provisions of Section 14.7) received from any enforcement actions, including the proceeds of a foreclosure sale of the Project, shall be applied, first, to the payment or reimbursement of Administrative Agent for actual, out of pocket expenses incurred in accordance with the provisions of Sections 14.3(2), (3) and (4) and 14.5 and to the payment of the Administrative Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment or reimbursement of the Lenders for actual, out of pocket expenses incurred in accordance with the provisions of Sections 14.3(2), (3) and (4) and 14.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); and fourth, pari passu to the Lenders in accordance with their respective proportionate shares (and to the Lender or Lenders under any Hedge Agreement for its Additional Interest in accordance with Section 9.15), unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

(2)           All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans shall be borne by the Lenders in accordance with their respective proportionate shares of the Loans.  All losses incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective proportionate shares of the Loan, and the Lenders shall promptly, upon request, remit to Administrative Agent their respective proportionate shares of (i) any actual, out of pocket expenses incurred by Administrative Agent in connection with any Default to the extent any expenses have not been paid by Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security Documents or to preserve and protect the Project, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage, (iii) any other actual, out of pocket expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any actual, out of pocket expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower.  To the extent any such advances are recovered in connection with the enforcement of the Mortgage or the other Loan Documents, each Lender shall be paid its proportionate share of such recovery after deduction of the actual, out of pocket expenses of Administrative Agent and the Lenders.

(3)           If, at the direction of the Majority Lenders or otherwise as provided in Section 14.3(1), any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof.  All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action and the collection of any judgment entered in such action shall be made by Administrative Agent, provided that any decision regarding the settlement of such action shall be made by the Majority Lenders.  The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective proportionate shares.

(4)           If, at the direction of the Majority Lenders or otherwise as provided in Section 14.3(1), any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes.  Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof, and Administrative Agent agrees to consult with the Syndication Agent as to the selection of counsel, but is under no obligation to select any counsel requested by the Syndication Agent.  All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Project, the manner of taking and holding title to the Project (other than as set forth in subsection (5) below), the sale of the Project after foreclosure, and the commencement and conduct of any deficiency judgment proceeding shall be decided by Majority Lender approval.  The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective proportionate shares.

(5)           If title is acquired to the Project after a foreclosure sale or by a deed in lieu of foreclosure, title shall be held by Administrative Agent in its own name in trust for the Lenders or, at Administrative Agent’s election, in the name of a wholly owned subsidiary of Administrative Agent on behalf of the Lenders.

(6)           If Administrative Agent (or its subsidiary) acquires title to the Project or is entitled to possession of the Project during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of the Project shall be made by Administrative Agent (subject to the provisions of this Section 14.3(6)); provided, however, that (i) the Syndication Agent, Majority Lenders and each Lender shall continue to have, following such acquisition of title, the same rights (if any) to approve of insurance, leases, budgets, the property manager, hotel manager and Sale or Pledge of the Project as applied under this Agreement prior to such acquisition of title and (ii) Majority Lender approval shall be required for any of the actions described on Schedule 14.3 attached hereto.  The Administrative Agent shall prepare a recommended course of action for the administration of the Project following foreclosure or transfer in lieu of foreclosure, which shall be subject to the approval of the Majority Lenders (such plan, as so approved, and as it may be modified or supplemented from time to time with the approval of the Majority Lenders, the “Post-Foreclosure Plan”).  The Administrative Agent, in accordance with Accepted Servicing Practices, shall be authorized to arrange for the administration of the Project based upon the objectives set forth in the Post-Foreclosure Plan, with the understanding that the Project will not be held as a permanent investment but will be liquidated as soon as practicable.  It is understood and agreed that in no event shall the Administrative Agent be responsible to assure or guarantee to any Lender that the objectives set forth in the Post-Foreclosure Plan will be achieved.  Each Lender shall cooperate with all reasonable requests from the Administrative Agent that would require the execution or delivery of any document or the performance of any act by such Lender in order to assist with the implementation of the Post-Foreclosure Plan, and shall be required to provide such funds, in accordance with such Lender’s proportionate share, as may be requested from time to time by the Administrative Agent to cover any costs, the expenditure of which is deemed necessary or appropriate by the Administrative Agent for the implementation of the Post-Foreclosure Plan, to the extent that the net revenues of the Project, after taking into account the matters described in clauses first through fifth in the seventh sentence of this Section 14.3(6), are inadequate therefor.  Such costs shall be deemed for purposes of this Agreement to be advances made for the protection or preservation of the Project and the Lenders’ interest therein.  .  All income or other money received after so acquiring title to or taking possession of the Project with respect to the Project, including income from the operation and management of the Project and the proceeds of a sale of the Project, shall be applied, first, to the payment or reimbursement of Administrative Agent and the expenses incurred in accordance with the provisions of this Article 14 and to the payment of the Administrative Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment of operating expenses with respect to the Project; third, to the establishment of reasonable reserves for the operation of the Project; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); fifth to fund any capital improvement, leasing and other reserves; and sixth, to the Lenders in accordance with their respective proportionate shares (and to each of the Lenders under any applicable Hedge Agreement for its Additional Interest in accordance with Section 9.15), unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.  The Administrative Agent shall make distributions in accordance with the previous sentence not less frequently than once quarterly, or at such other interval as may be reasonably determined by the Administrative Agent.

Section 14.4   Rights as a Lender.  With respect to its Commitment and the Loans made by it, Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity.  Eurohypo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower’s Affiliates so long as Borrower’s Affiliates are permitted to conduct such business under the terms of the Loan Documents, as if it were not acting as Administrative Agent, and Eurohypo and its Affiliates may accept fees and other consideration from Borrower’s Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders so long as Borrower’s Affiliates’ payment of such fees is not prohibited under the terms of the Loan Documents.

Section 14.5   Standard of Care; Indemnification.  In performing its duties under the Loan Documents, Administrative Agent will act in accordance with Accepted Servicing Practices, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrower under the Loan Documents or otherwise.  The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 12.5, but without limiting the obligations of Borrower under Section 12.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 12.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section 14.5.

Section 14.6   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.  Subject to the provisions of the first sentence of Section 14.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Project or the books of Borrower or any of its Affiliates.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates.  Notwithstanding the foregoing, Administrative Agent will promptly forward to Syndication Agent copies of all financial statements, certificates, notices and other documents delivered to the Administrative Agent, including without limitation the reports and other information delivered to Administrative Agent under Section 8.1, within five (5) Business Days of Administrative Agent’s receipt thereof, and Administrative Agent shall be deemed to have satisfied the foregoing obligation so long as Administrative Agent makes such reports are made available to the Syndication Agent and/or the Lenders on an internet-based project/deal site such as Syndtrak or another comparable website.

Section 14.7   Failure to Act.  Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 14.8   Resignation of Administrative Agent.  Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower, and all of the Lenders (other than the Lender which is then the Administrative Agent) may remove Administrative Agent at any time for gross negligence or willful misconduct or for its material failure to comply with the standard of care set forth in Section 14.5 by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders.  Upon any such resignation or removal, so long as Wells Fargo maintains Loans or a Commitment at least equal to or greater than that of any other Lender (other than Eurohypo), the successor Administrative Agent shall be Wells Fargo or, if Wells Fargo declines to be Administrative Agent or no longer owns any Loans or Commitments, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Assignee.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be an institutional lender that meets the requirements of the immediately preceding sentence. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 14.8).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provision of this Article 14 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 14.9   Consents under Loan Documents.  Administrative Agent may as expressly provided in the Loan Documents and, if not expressly provided, with the consent of the Majority Lenders (a) grant any consent or approval required of it or (b) consent to any modification, supplement or waiver under any of the Loan Documents.  If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, and such request contained a bold faced, conspicuous legend at the top of the first page stating “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN,” such Lender shall be deemed to have authorized Administrative

Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects.  Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof. Borrower and such successor.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 14.10   Authorization.  Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents.  Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.

Section 14.11   Administrative Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Administrative Fee.  The Administrative Fee shall be payable monthly in advance commencing on the Closing Date pursuant to the Fee Letter.

Section 14.12   Defaulting Lenders.

(1)           If any Lender (a “Defaulting Lender”) shall for any reason fail to (a) make any respective Loan required pursuant to the terms of this Agreement or (b) pay its proportionate share of an advance or disbursement to protect the Project or the Lien of the Security Documents, then (a) any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or proportionate share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so, and (b) all amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the Special Advance Lender until it has received the Unpaid Amount (as defined below) in full.  The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest proportionate share and thereafter to each of the Lenders in descending order of their respective proportionate shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on.  Any Lender making all or any portion of the Defaulting Lender’s proportionate share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

(2)           In any case where a Lender becomes a Special Advance Lender (a) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (b) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents so long as it is a Defaulting Lender.  It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, including costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Project, shall be without regard to any adjustment in the proportionate shares occasioned by the acts of a Defaulting Lender.  The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand.  The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender at any time by the payment of the Unpaid Amount.

(3)           A Special Advance Lender shall (a) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (b) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation.  Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

(4)           A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid.  Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(5)           Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the

Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of Administrative Agent and/or any Lender.  Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (3) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.

Section 14.13   Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 14.14   Transfer of Agency Function.  Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.

Section 14.15   Liability of Borrower.  Except to the extent expressly set forth in Sections 14.1, 14.10, 14.11, 14.13 and 14.14 above, nothing in this Article 14 shall affect the rights or obligations of Borrower or the Borrower Parties under this Agreement or the Loan Documents.

Section 14.16   Certain Matters relating to the Syndication Agent.

(1)           No Lender identified on the cover page of or elsewhere in this Agreement as a "Syndication Agent" shall have any right, obligation, liability, responsibility or duty under this Agreement other than those applicable to Lenders under this Agreement and the other Loan Document, except for any right, obligation, liability, responsibility or duty which is the express right, obligation, liability, responsibility or duty of the “Syndication Agent” hereunder.

(2)           The Syndication Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary or trust relationship in respect of any Lender.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Syndication Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a title.  Each Lender expressly acknowledges (i) that the Syndication Agent has not made any representations or warranties to it and that no act by the Syndication Agent hereafter taken shall be deemed to constitute any representation or warranty by the Syndication Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Administrative Agent or Syndication Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower or the Guarantor in connection with this Agreement and the making and continuance of the Loans hereunder, including, but not limited to, compliance by such Lender with Regulation O; and (iii)

that the Syndication Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(3)

[Signature Pages Follow]

EXECUTED as of the date first written above.

LENDER:

EUROHYPO AG, NEW YORK BRANCH

By: /s/ David Sarner
     Name: David Sarner
     Title: Director

By: /s/ John Hayes
     Name: John Hayes
     Title: Vice President

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Peter Tzelios
Telecopier No.:  (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.:  (866) 267-7680

- and -

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California  90013
Attention: Thomas R. Fileti, Esq.
Telecopier No.: (213) 892-5454

LENDER:

WELLS FARGO BANK, N.A.

By /s/ Sean Mahon
Name: Sean Mahon
Title:  Managing Director

Address for Notices:

Wells Fargo Bank, National Association
333 South Grand Avenue, Suite 900
Los Angeles, CA 90071
Attention:  Sean Mahon
Telecopier No.:  (213) 628-9694

With copies to:

Wells Fargo Bank, National Association
333 South Grand Avenue, Suite 900
Los Angeles, CA 90071
Attention:  Vernon Chi
Telecopier No.:  (213) 628-9694

- and -

Wells Fargo Bank, National Association
2030 Main Street, Suite 800
Irvine, CA 92614
Attention:  Sherrie Courtney-Sanders
Telecopier No.: (949) 833-1182

- and -

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention:  Jesse Sharf, Esq.
Telecopier No.:  (213) 229-6638

BORROWER:

MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC, a Delaware limited liability company

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Title:  Vice President

Address for Notices:

Maguire Partners-Plaza Las Fuentes, LLC
355 S. Grand Avenue, Suite 3300
Los Angeles, California 90071
Attention:  Mark Lammas
Telephone:  (213) 626-3300
Facsimile:   (213) 533-5198

with copies to:

Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention:  Douglas P. Snyder, Esq.
Telephone:  (310) 277-4222
Facsimile:   (310) 277-7889

ADMINISTRATIVE AGENT:

EUROHYPO AG, NEW YORK BRANCH, as
Administrative Agent

By: /s/ David Sarner
     Name: David Sarner
     Title: Director

By: /s/ John Hayes
     Name: John Hayes
     Title: Vice President

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch,
as Administrative Agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Peter Tzelios
Telecopier No.:  (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
as Administrative Agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.:  (866) 267-7680

- and –

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California  90013
Attention: Thomas R. Fileti, Esq.
Telecopier No.: (213) 892-5454